Exhibit 10.2

CREDIT AGREEMENT

Dated as of May 10, 2018

among

TALOS ENERGY, INC.,

as Holdings,

TALOS PRODUCTION LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent, and Swingline Lender

JPMORGAN CHASE BANK, N.A., NATIXIS, NEW YORK BRANCH

and THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Issuing Banks

and

JPMORGAN CHASE BANK, N.A., NATIXIS, NEW YORK BRANCH

TD SECURITIES (USA) LLC, CITIBANK, N.A., CAPITAL ONE, NATIONAL

ASSOCIATION, SG AMERICAS SECURITIES, LLC, ING CAPITAL LLC,

DEUTSCHE BANK SECURITIES INC., and ABN AMRO CAPITAL USA LLC,

as Lead Arrangers

NATIXIS, NEW YORK BRANCH, TD SECURITIES (USA) LLC, CITIBANK, N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION, SG AMERICAS SECURITIES, LLC, ING

CAPITAL LLC, DEUTSCHE BANK SECURITIES INC, and ABN AMRO CAPITAL USA LLC,

as Co-Syndication Agents

UBS SECURITIES LLC and REGIONS BANK

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., NATIXIS, NEW YORK BRANCH and

TD SECURITIES (USA) LLC,

as Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Forms of Mortgage/Deed of Trust (Texas and Louisiana)
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Assignment and Acceptance
Exhibit H-1	Form of Promissory Note (Loan)
Exhibit H-2	Form of Promissory Note (Swingline Loan)
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of Notice of Conversion or Continuation
Exhibit M	Form of Prepayment Notice

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 1.1(d)	Existing Letters of Credit
Schedule 1.1(e)	Closing Date Subsidiary Guarantors
Schedule 1.1(f)	Closing Date Hedge Banks
Schedule 1.1(g)	[Intentionally Omitted]
Schedule 1.1(h)	Maximum LC Commitments
Schedule 1.1(i)	Excluded Accounts
Schedule 6(b)	Local Counsels
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.18	Deposit Accounts; Securities Accounts; Commodities Accounts
Schedule 8.20	Closing Date Hedge Transactions
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.13(b)	Further Assurances
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2(d)	Closing Date Liens
Schedule 10.4(i)	Scheduled Dispositions
Schedule 10.5(d)	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 13.2	Notice Addresses
Schedule 13.22	Legacy Hedge Transactions

CREDIT AGREEMENT, dated as of May 10, 2018, among TALOS ENERGY, INC., a Delaware corporation (“Holdings”), TALOS PRODUCTION LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders and as the swing line lender, and NATIXIS, NEW YORK BRANCH and THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as issuers of Letters of Credit, and each other Issuing Bank from time to time party hereto.

WHEREAS, the Borrower, as borrower, and Holdings, as parent holding company, heretofore entered into that certain Credit Agreement dated as of February 6, 2013, with Toronto Dominion (Texas) LLC, as administrative agent, collateral agent and swingline lender, Citibank, N.A., and The Toronto-Dominion Bank, New York Branch, as letter of credit issuing banks, and the other banks and financial institutions party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Talos Credit Agreement”), pursuant to which the Borrower incurred certain Indebtedness as loans or reimbursement obligations in respect of letters of credit issued for its benefit or the benefit of one or more of its Restricted Subsidiaries;

WHEREAS, pursuant to that certain Transaction Agreement, dated as of November 21, 2017 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Stone Energy Corporation, a Delaware corporation (“Stone Energy”), Sailfish Energy Holdings Corporation, a Delaware corporation, Sailfish Merger Sub Corporation, a Delaware corporation, Talos Energy LLC, a Delaware limited liability company (“Existing Talos Energy”) and the Borrower, (i) Stone Energy will undergo a reorganization pursuant to which (x) Sailfish Merger Sub Corporation will merge with and into Stone Energy, with Stone Energy as the surviving corporation and a direct wholly owned subsidiary of Sailfish Energy Holdings Corporation; (y) each outstanding share of Stone Energy’s common stock will be converted into the right to receive one share of common stock of Sailfish Energy Holdings Corporation, (z) Sailfish Energy Holdings Corporation will be named “Talos Energy, Inc.” (“New Talos Energy”); (ii) through a series of contributions by the direct and indirect owners of all of the equity interests in Borrower, New Talos Energy will receive 100% of the equity interests of Borrower, which at that time will own 100% of the equity interests in Existing Talos Energy, and the contributing parties will receive common stock of New Talos Energy (the transaction described in the foregoing clauses (i) and (ii), herein collectively the “Corporate Reorganization and Merger Transactions”), (iii) certain Affiliates of the Sponsors will contribute all outstanding senior unsecured notes issued by the Borrower and Talos Production Finance Inc., in exchange for common stock in New Talos Energy, (iv) the Borrower and Stone Energy will offer to exchange their respective second lien notes for Junior Lien Notes of the Borrower (the “Junior Lien Note Exchange”), and (v) any holders of the existing second lien notes of Stone Energy that accept the exchange offer will execute and deliver an indenture supplement approving certain amendments and modifications to the indenture governing any such existing second lien notes of Stone Energy that remain outstanding after giving effect to the Junior Lien Note Exchange (the transactions described in the foregoing clauses (i) through (v), collectively, the “Transactions”);

WHEREAS, Stone Energy, as borrower, heretofore entered into, that certain Fifth Amended and Restated Credit agreement, dated as of March 1, 2017, by and among Stone Energy, Bank of America, N.A., as administrative agent and issuing bank, and the lenders and other persons party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Stone Credit Agreement” and together with the Existing Talos Credit Agreement, the “Existing Credit Agreements”), pursuant to which Stone Energy incurred certain Indebtedness as loans or reimbursement obligations in respect of letters of credit issued for its benefit or the benefit of one or more of its restricted subsidiaries;

WHEREAS, in connection with the foregoing, (a) the Borrower has requested that (i) on the Closing Date, the Lenders provide Loans to the Borrower (but subject to compliance with Section 6(q) regarding minimum remaining Availability) (the “Closing Date Loans”) and (ii) at any time and from time to time after the Closing Date, the Lenders provide Loans to the Borrower subject to the Available Commitment, (b) the Borrower has requested that each Issuing Bank issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date (including on the Closing Date to back stop and/or replace any Existing Letter of Credit (subject to the Available Commitment)), in an aggregate Stated Amount at any time outstanding not in excess of $200,000,000, and (c) the Borrower has requested that the Swingline Lender extend credit in the form of Swingline Loans (subject to the Available Commitment) at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10,000,000;

WHEREAS, the net proceeds of the Closing Date Loans will be used on the Closing Date to consummate the Transactions, pay Transaction Expenses and repay the Indebtedness outstanding under each of the Existing Credit Agreements outstanding on the Closing Date;

WHEREAS, following the Closing Date, the proceeds of the Loans will be used by the Borrower for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions) and to make dividends and distributions to the holders of the Borrower’s Equity Interests (to the extent permitted under this Agreement), and the Letters of Credit will be used by the Borrower and its Restricted Subsidiaries for general corporate purposes, including to secure any surety and bonding requirements and to support deposits required under purchase agreements pursuant to which the Borrower or its Restricted Subsidiaries may acquire Oil and Gas Properties and other assets,;

WHEREAS, the Lenders, the Swingline Lender and the Issuing Banks are willing to make available to the Borrower such revolving credit, swingline and letter of credit facilities upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1 Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1⁄2 of 1%, (b) Prime Rate and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month; provided further that for purposes of this Agreement in no event shall ABR be less than zero. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change. If ABR is being used as an alternate rate of interest pursuant to Section 2.10(d) hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Additional Lender Extended Amount” shall have the meaning provided in Section 2.17(b).

“Adjusted Consolidated Net Tangible Assets” shall mean (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) estimated discounted future net revenues from Proved Reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated Proved Reserves acquired since such year end, which Proved Reserves were not reflected in such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of Proved Reserves (including the impact to discounted future net revenues related to development costs previously estimated in the last year-end reserve report, but only to the extent such costs were actually incurred since the date of the last year-end reserve report) since such year-end due to exploration, development, exploitation or other activities, increased by the accretion of discount from the date of the last year-end reserve report to the date of determination, and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated Proved Reserves included in the last year-end reserve report that shall have been produced or disposed of since such year-end, and (D) estimated oil and gas reserves included therein that are subsequently removed from the Proved Reserves of the Borrower and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of Proved Reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, provided, that (x) in the case of such year-end reserve report and any adjustments since such year-end pursuant to clauses (A), (B) and (D), the estimated discounted future net revenues from Proved Reserves shall be determined in their entirety using oil, gas and other hydrocarbon prices and costs that are either (1) calculated in accordance with the SEC guidelines and, with respect to such adjustments under clauses (A), (B) or (D), calculated with such prices and costs as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end or (2) if the Borrower so elects at any time, calculated in accordance with the foregoing clause (1), except that when pricing of future net revenues of Proved Reserves under the SEC guidelines is not based on a contract price and is instead based upon benchmark, market or posted pricing, the pricing for each month of estimated future production from such Proved Reserves not subject to contract pricing shall be based upon NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity applicable to such production month (adjusted for energy content, quality and basis differentials (such basis differential being the relevant NYMEX (or successor) published forward basis differential or, if such NYMEX (or successor) forward basis differential is unavailable, as estimated in good faith by the Borrower based on historical basis differential (before any state or federal or other income tax)) and giving application to the last sentence of such definition hereto), as such forward prices are published as of the year-end date of such reserve report or, with respect to post-year-end adjustments under clauses (A), (B) or (D), the last day of the most recent fiscal quarter preceding the date of determination, (y) the pricing of estimated Proved Reserves that have been produced or disposed since year-end as set forth in clause (C) shall be based upon the applicable pricing elected for the prior year-end reserve report as provided in clause (x), and (z) in each case as estimated by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary or by any Approved Petroleum Engineer;

(ii) the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which no Proved Reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements;

(iv) assets related to commodity risk management activities less liabilities related to commodity risk management activities, in each case to the extent that such assets and liabilities arise in the ordinary course of the Oil and Gas Business, provided that such net value shall not be less than zero; and

(v) the greater of (A) the net book value of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements, and (B) the Fair Market Value, as estimated by the Borrower, of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited consolidated financial statements (it being understood that the Borrower shall not be required to obtain any appraisal of any assets); minus

(b) the sum of:

(i) any amount included in (a)(i) through (a)(v) above that is attributable to minority interests;

(ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited consolidated financial statements;

(iii) to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with the SEC guidelines (utilizing the prices and costs as provided in (a)(i)), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs as provided in (a)(i)), attributable to reserves subject to Dollar- Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Borrower changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Borrower were still using the full cost method of accounting.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Affiliated Institutional Lender” shall mean any investment fund managed or advised by Affiliates of a Co-Investor that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business.

“Affiliated Lender” shall mean a Lender that is a Co-Investor or any Affiliate thereof (other than Holdings, any other Subsidiary of Holdings, the Borrower or any Affiliated Institutional Lender).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Euro and any other currency agreed to by the Administrative Agent or the Issuing Banks.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Equity Amount” shall mean, at any time, (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication:

(a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date, through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Equity Interests of any direct or indirect parent of the Borrower, but excluding all proceeds from the issuance of Disqualified Stock;

minus

(b) the sum, without duplication, of

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(g)(iii)(B) and Section 10.5(h)(ii) after the Closing Date and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 10.6(j) after the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 10.7(c)(iii) after the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	X < 25%	≥	25% X < 50%	≥	50% X < 75%	≥	75% X < 90%	X ≥ 90%
LIBOR Loans	2.75%		3.00%		3.25%		3.50%	3.75%
ABR Loans	1.75%		2.00%		2.25%		2.50%	2.75%
Commitment Fee Rate	0.50%		0.50%		0.50%		0.50%	0.50%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) DeGolyer and MacNaughton, (d) Cawley, Gillespie & Associates, Inc., and (e) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposure of all Lenders exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the Total Exposure of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.14, together with the Hydrocarbon Interests on which such Oil and Gas Properties are located or to which such Oil and Gas Properties are attributed.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding 100% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Lenders having or holding 100% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day; provided that if, as of any day, the Borrowing Base equals $0, then the Borrowing Base Utilization Percentage shall be deemed to equal 100%.

“Borrowing Base Value” shall mean, with respect to any Oil and Gas Property of evaluated in the determination of the Borrowing Base or any Hedge Transaction in respect of commodities, the value attributed to such asset in connection with the most recent determination of the Borrowing Base (which Borrowing Base was approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, in accordance with Section 2.14).

“Budget” shall have the meaning provided in Section 9.1(k).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that leases that are recharacterized as Capital Leases due to a change in GAAP after January 1, 2017 shall not be treated as Capital Leases for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2017.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Restricted Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that obligations that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after January 1, 2017 shall not be treated as Capitalized Lease Obligations for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2017.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its subsidiaries.

“Cash Collateral” shall have the meaning provided in Section 3.8.

“Cash Collateralize” shall have the meaning provided in Section 3.8(d).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) is at the time it provides Cash Management Services or (b) becomes at any time after it has provided any Cash Management Services for which the Borrower or any Restricted Subsidiary has, as of such time, continuing obligations in connection with, or in respect of, any Cash Management Services, a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property or asset, (a) any damage to, destruction of, or other casualty or loss involving, any such property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any such property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean, after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), (a) the adoption of, or the taking effect of, any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administrative, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be included as a Change in Law regardless of the date adopted, enacted, promulgated or implemented and shall, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of loans under United States reserve-based credit facilities; provided that no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

“Change of Control” shall mean and be deemed to have occurred if:

(a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Holders acquires the ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than the greater of 35% and the percentage beneficially owned by the Permitted Holders of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by individuals who were not (1) nominated by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder; or

(c) a “Change of Control” (as defined in (i) the Junior Lien Indenture or the Stone Energy Notes Indenture, (ii) any indenture or credit agreement in respect of Permitted Additional Indebtedness that constitutes Material Indebtedness, or (iii) any indenture or credit agreement in respect of any Permitted Refinancing Indebtedness with respect to the Junior Lien Indenture or the Stone Energy Notes Indenture that constitutes Material Indebtedness) shall have occurred.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Existing Loans, Extended Loans (of the same Extension Series) or Swingline Loans; (b) when used in reference to any Commitment, refers to whether such Commitment is an Existing Commitment, an Extended Commitment (of each Extension Series) or a Swingline Commitment and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a single class.

“Closing Date” shall mean May 10, 2018.

“Closing Date Loans” shall have the meaning provided in the recitals to this Agreement.

“Closing Date Reserve Report” shall mean one or more reserve reports prepared as of December 31, 2017, by one or more Approved Petroleum Engineers with respect to (i) the Proved Reserves of the Borrower and its Restricted Domestic Subsidiaries and (b) the Proved Reserves of Stone Energy and its Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors” shall mean (a) the Sponsors, (b) any other investors party to that certain Second Amended and Restated Limited Liability Company Agreement of Talos Energy LLC, dated effective June 7, 2012 (as amended from time to time to the date hereof), disclosed to the Lead Arrangers on or prior to the Closing Date, (c) Franklin, (d) MacKay and (e) the respective Affiliates of the investors described in clauses (b), (c), and (d) (but excluding in each case any of their respective operating portfolio companies).

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall comprise at least 90% of the PV-10 of the Credit Parties’ total Proved Reserves and at least 90% of the PV-10 of the Credit Parties’ total Proved Developed Producing Reserves, in each case, included in the most recent Reserve Report delivered pursuant to Section 9.14.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment or in the Incremental Agreement pursuant to which such Lender joined this Agreement and made its initial Commitment, in each case as the same may be increased, decreased or otherwise adjusted from time to time pursuant to terms of this Agreement. The aggregate amount of the Commitments as of the Closing Date is $600,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Current Assets” means, as of any date of determination, the current assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included therein, all Available Commitments as of such date; provided that for purposes of this definition, current assets shall exclude non-cash assets required to be included in consolidated current assets of the Borrower and its Restricted Subsidiaries as a result of the application of Accounting Standards Codifications 815 or 410.

“Consolidated Current Liabilities” means, as of any date of determination, the current liabilities of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the current portion of long-term Indebtedness outstanding under this Agreement; provided that for purposes of this definition, current liabilities shall exclude non-cash liabilities required to be included in consolidated current liabilities of the Borrower and its Restricted Subsidiaries as a result of the application of Accounting Standards Codifications 815 or 410, but shall expressly include any unpaid liabilities for cash charges or payments that have been incurred as a result of the termination of any Hedge Transaction.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such Period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including any severance, relocation, operating expenses directly attributable to the implementation of cost savings initiatives, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after tax income or loss from Disposed of, abandoned, transferred, closed or discontinued operations or fixed assets and any net after tax gain or loss on disposal of Disposed of, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded,

(iii) any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedge Transactions or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any Person that is not a subsidiary of such Person, or is a Restricted Foreign Subsidiary or an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof (other than a Restricted Foreign Subsidiary or an Unrestricted Subsidiary of such referent Person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a subsidiary thereof (other than a Restricted Foreign Subsidiary or an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (A),

(vi) the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded,

(ix) any noncash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xv) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 10.6(f)(i)(B) shall be included as though such amounts had been paid as income taxes directly by such person for such period, and

(xvi) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income).

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Domestic Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Closing Date, calculated on a pro forma basis after giving effect to any subsequent acquisition or Disposition of a Person or business.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Restricted Subsidiaries on such date determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate amount of Unrestricted Cash subject to a Control Agreement on such date up to (but not exceeding) $50,000,000.

“Consolidated Total Debt to EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) EBITDAX for such Test Period; provided that the Consolidated Total Debt to EBITDAX Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Control Agreement” shall mean a control agreement or other similar agreement by and among an Agent, a Credit Party and the depositary bank, securities intermediary or commodities intermediary, as applicable, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent “control” (within the meaning set forth in Section 9-104) of the UCC) of such account.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, any Extension Amendment, any Incremental Agreement and any Intercreditor Agreement with respect to the Facility entered into on or after the Closing Date to which the Collateral Agent is party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.12(a).

“Cure Deadline” shall have the meaning provided in Section 11.12(a).

“Cure Right” shall have the meaning provided in Section 11.12(a).

“Current Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Current Assets as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Current Liabilities as of the last day of such Test Period.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Disposition” shall have the meaning provided in Section 10.4.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Latest Maturity Date as in effect at the time of issuance has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 180 days after the Latest Maturity Date hereunder as in effect at the time of issuance; provided that, if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its Parent Entities or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” shall mean, at the time of determination thereof, (a) if an amount is expressed in Dollars, such amount, (b) if an amount is expressed in an Alternate Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with the Alternate Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if an amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Early Maturity Test Date” shall mean the date that is 120 days immediately prior to the final maturity of the Junior Lien Notes as in effect on Closing Date.

“EBITDAX” shall mean, with respect to the Borrower and the Restricted Domestic Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Domestic Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) are otherwise deducted (and not added back) in arriving at such Consolidated Net Income for the respective period for which EBITDAX is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Restricted Domestic Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) solely to the extent deducted from Consolidated Net Income, all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities and costs and expenses in connection with surety and bonding requirements) of the Borrower and the Restricted Domestic Subsidiaries for such period (net of interest income of the Borrower and the Restricted Domestic Subsidiaries for such period),

(iii) depreciation, depletion and amortization expenses of the Borrower and the Restricted Domestic Subsidiaries for such period including, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures, accretion on asset retirement obligations in accordance with ASC 410 Asset Retirement and Environmental Obligations and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),

(v) any other non-cash charges; provided that, for purposes of this subclause (v), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsors and any other Co-Investor (or any accruals related to such fees and related expenses) during such period to the extent permitted under Section 9.9(j),

(vii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),

(viii) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received,

(ix) the amount of any loss attributable to a new plant or facility, until the date that is 12 months after the date of completing construction of or acquiring such plant or facility, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Borrower and (B) losses attributable to such plant or facility after 12 months from the date of completing such construction of or acquiring such plant or facility, as the case may be, shall not be included in this clause (ix),

(x) exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting),

(xi) with respect to any joint venture that is not a Restricted Domestic Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to the Borrower’s and the Restricted Domestic Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Domestic Subsidiary), and

(xii) one-time costs associated with commencing Public Company Compliance;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDAX is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Restricted Domestic Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDAX in any prior period).

Notwithstanding anything to the contrary contained herein and subject to adjustments as provided under clause (a)(x) above and other adjustments permitted hereunder with respect to acquisitions, Dispositions, and other transactions occurring following the Closing Date and pursuant to the definition of “Pro Forma Basis”, EBITDAX for any period of four-consecutive fiscal quarters ending on or before September 30, 2018, such amounts shall be annualized (i) for the fiscal quarter ending March 31, 2018, by taking EBITDAX for the fiscal quarter ending March 31, 2018, and multiplying it by four (4); (ii) for the fiscal quarter ending June 30, 2018, by taking EBITDAX for the two fiscal quarters ending June 30, 2018 and multiplying it by two (2); and (iii) for the fiscal quarter ending September 30, 2018, by taking EBITDAX for the three (3) fiscal quarters ending September 30, 2018, and multiplying it by four (4) and dividing it by three (3). EBITDAX will be deemed to be $140,000,000 for the fiscal quarter ended March 31, 2018.

Notwithstanding the foregoing, the aggregate amount of add-backs made pursuant to subclause (iv) above and the aggregate amount of operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from the Transactions that are included in EBITDAX in any four-fiscal-quarter period shall not exceed 15% of EBITDAX (prior to giving effect to such add-backs) for such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, restrictions on use, operations or transferability, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency unit of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the applicable currency exchange rate determined by reference to clauses (b) and (c) of the definition of “Dollar Equivalent” in this Agreement.

“Excluded Accounts” shall mean (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries, (b) fiduciary accounts, (c) each account listed on Schedule 1.1(i) and (d) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $1,000,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $5,000,000; provided that in no event shall any of the principal operating or collection accounts (including any accounts into which any purchaser remits the proceeds for the sale of Hydrocarbons or Oil and Gas Properties) of the Borrower or any other Credit Party constitute an Excluded Account.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to that, in the reasonable judgment of the Administrative Agent and the Borrower evidenced in writing delivered to the Agent, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements or (ii) any Equity Interests of any Subsidiary that is not a Wholly owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary and any Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary, (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, and (h) any Equity Interests set forth on Schedule 1.1(b) that have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(c) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non wholly owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (but only to the extent such Contractual Requirement is not entered into in contemplation of such prohibition) from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) and each Domestic Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are CFCs or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness of the type incurred pursuant to Section 10.1(k) and would be permitted by the proviso contained in subclause (C) of Section 10.1(k)(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent (and acknowledged in writing by the Administrative Agent) and the Borrower, the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee or granting such Liens would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, and (h) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d) or (e) or (iv) any Tax imposed under FATCA.

“Existing Class” shall have the meaning provided in Section 2.17.

“Existing Commitment” shall have the meaning provided in Section 2.17.

“Existing Commitment Class” shall have the meaning provided in Section 2.17.

“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule 1.1(d) and any amendments, extensions and renewals thereof.

“Existing Loans” shall have the meaning provided in Section 2.17.

“Existing Talos Energy” shall have the meaning provided in the recitals to this Agreement.

“Extended Commitments” shall have the meaning provided in Section 2.17.

“Extended Loans” shall have the meaning provided in Section 2.17.

“Extending Lender” shall have the meaning provided in Section 2.17.

“Extension Amendment” shall have the meaning provided in Section 2.17.

“Extension Date” shall have the meaning provided in Section 2.17.

“Extension Election” shall have the meaning provided in Section 2.17.

“Extension Request” shall have the meaning provided in Section 2.17.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it provided that notwithstanding the foregoing, in no event shall the Federal Funds Effective Rate be less than zero for purposes of this Agreement.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Assistant Treasurer of such Person.

“Financial Performance Covenant” shall mean, as the context may require, either or both of the covenants of the Borrower set forth in Section 10.11.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Franklin” shall mean Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (made using the assumption that such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean Holdings, each Legacy Blocker Entity and each Domestic Subsidiary listed on Schedule 1.1(e) and each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos or asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance that is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements or Hedging Obligations, respectively.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Transaction is a Lender or Agent or an Affiliate of a Lender or Agent, or (y) at any time after it enters into a Hedge Transaction it becomes a Lender or Agent or an Affiliate of a Lender or Agent or (b) with respect to any Hedge Transaction that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that (x) is a Lender or Agent or an Affiliate of a Lender or Agent on the Closing Date or (y) is listed on Schedule 1.1(f) (and, in the case of this clause (y), any Affiliate of such Person).

“Hedge Transaction” shall mean any trade or other transaction entered into by a Person under a Hedge Agreement.

“Hedging Condition” shall mean the circumstance that, as of the date that is 60 days following the Closing Date, the Borrower shall have delivered to the Administrative Agent reasonably satisfactory evidence demonstrating that the Credit Parties have entered into Hedging Transactions with approved counterparties with respect to not less than 50% of the quarterly projected production of oil and natural gas, calculated separately, from Proved Developed Producing Reserves included in the Initial Reserve Report for each quarter during the period of twenty-four (24) consecutive months immediately following the Closing Date at prices acceptable to the Administrative Agent.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Transactions other than Excluded Hedge Obligations.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2017, and the related audited statements of income and comprehensive income, statements of changes in shareholders’ equity and statements of cash flows for each of the fiscal years in the three-year period ended December 31, 2017, (b) the draft unaudited interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2018, and the related statement of income and comprehensive income, statement of changes in shareholders’ equity and statement of cash flows for each of the fiscal quarters ended March 31, 2018, and comparable financial statements for the comparable period of the prior year, each of which may be presented without commentary, footnotes or other explanatory information, (c) the audited consolidated balance sheets of Stone Energy and its consolidated Subsidiaries as of December 31, 2017, and (d) the unaudited interim consolidated balance sheets of Stone Energy and its consolidated Subsidiaries as of as of March 31, 2018, and the related statement of income and comprehensive income, statement of changes in shareholders’ equity and statement of cash flows for each of the fiscal quarters ended March 31, 2018, and comparable financial statements for the comparable period of the prior year.

“Holdings” shall have the meaning provided in the recitals to this Agreement.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Increasing Lender” shall have the meaning provided in Section 2.16.

“Incremental Agreement” shall have the meaning provided in Section 2.16.

“Incremental Increase” shall have the meaning provided in Section 2.16.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) obligations under the Transaction Agreement and any other agreements or instruments contemplated thereby, in each case, as amended, restated supplemented or otherwise modified from time to time, (vi) Production Payments and Reserve Sales, (vii) obligations in respect of surety and bonding requirements of the Borrower and the Restricted Subsidiaries, (viii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (ix) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

For purposes hereof, the amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Ineligible Institution” shall mean, subject to the provisions of Section 13.6(i), the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, which list may be updated from time to time after the Closing Date with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) to add any operational competitors of the Borrower.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Loans” shall have the meaning provided in Section 2.1(a).

“Initial Maturity Date” shall mean May 10, 2022; provided that if, on the Early Maturity Test Date, the aggregate principal amount of the Junior Lien Notes or any Permitted Refinancing Indebtedness in respect thereof that mature during the period from (and including) the date that is 120 days immediately after the Early Maturity Test Date through the Initial Maturity Date exceeds $25,000,000, the Initial Maturity Date shall be the Early Maturity Test Date (or, if such date is not a Business Day, the Business Day immediately following such date).

“Initial Reserve Report” shall mean, collectively, the reserve reports (a) prepared as of April 1, 2017 by the Borrower with respect to the Proved Reserves of the Borrower and its Restricted Domestic Subsidiaries and (b) prepared by Netherland, Sewell & Associates, Inc. with respect to the Proved Reserves of Stone Energy and its Subsidiaries, as adjusted by the Borrower and reviewed by Netherland, Sewell, & Associates, Inc. on August 9, 2017.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit I executed by the Borrower and each Subsidiary of the Borrower.

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit F hereto, or another intercreditor agreement that is not materially less favorable to the Lenders than such form of intercreditor agreement, between the Collateral Agent and one or more collateral agents or representatives for the holders of any Junior Liens.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis (including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to any Hedge Transactions) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense) and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Restricted Domestic Subsidiaries with respect to any interest rate Hedge Transactions, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14.

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall have the meaning provided in Section 10.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) JPMorgan Chase Bank, N.A. or any of its Affiliates, Natixis, New York Branch or any of its Affiliates, The Toronto- Dominion Bank, New York Branch (including with respect to any Existing Letters of Credit issued by it) or any of its Affiliates or any replacement or successor appointed pursuant to Section 3.6, (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person that is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender) and (c) solely with respect to any Existing Letter of Credit issued by it, Citibank, N.A. If the Borrower requests any of JPMorgan Chase Bank, N.A., Natixis, New York Branch or The Toronto-Dominion Bank, New York Branch, to issue a Letter of Credit, JPMorgan Chase Bank, N.A., Natixis, New York Branch or The Toronto-Dominion Bank, New York Branch, respectively, may, in its discretion, arrange for such Letter of Credit to be issued by any of its Affiliates or any Lender, and in each such case, the term “Issuing Bank” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joint Bookrunner” shall mean each of JPMorgan Chase Bank, N.A., Natixis, New York Branch and TD Securities (USA) LLC, each in its capacity as joint bookrunner in respect of the Facility.

“Junior Lien Indenture” shall mean that certain Indenture dated as of May 10, 2018 under which the Junior Lien Notes were issued, by and among the Borrower, Talos Production Finance Inc., as issuers, the Subsidiary Guarantors party thereto from time to time and the trustee and collateral agent named therein, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Junior Lien Note Exchange” shall mean the note exchange consummated pursuant to that certain Exchange Agreement, dated as of November 21, 2017, by and among the Borrower, Talos Production Finance Inc., a Delaware corporation, Stone Energy, New Talos Energy, and the lenders and noteholders listed on the schedules thereto.

“Junior Lien Notes” shall mean the $390,867,820 in aggregate principal amount 11.00% Second Priority Senior Secured Notes due 2022 of the Borrower having terms substantially as set forth in the Junior Lien Notes Offering Memorandum issued pursuant to the Junior Lien Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Junior Lien Notes with substantially identical terms as the Junior Lien Notes.

“Junior Lien Notes Offering Memorandum” shall mean the offering memorandum, dated March 20, 2018, in respect of the Junior Lien Notes.

“Junior Liens” shall mean Liens on the Collateral (other than Liens securing the Obligations) securing the Junior Lien Notes that are subordinated to the Liens granted under the Credit Documents, pursuant to an Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lead Arranger” shall mean each of JPMorgan Chase Bank, N.A., Natixis, New York Branch, TD Securities (USA) LLC, Citibank, N.A., Capital One, National Association, SG Americas Securities, LLC, ING Capital LLC, Deutsche Bank Securities Inc., and ABN AMRO CAPITAL USA LLC, each in its capacity as a lead arranger in respect of the Facility.

“Legacy Blocker Entity” shall mean each of AIF VII (Talos DC), LLC, ANRP (Talos DC), LLC, AP Overseas Talos Holdings (DC I), LLC, AP Overseas Talos Holdings (DC II), LLC, AP Overseas Talos Holdings (DC III), LLC, AP Overseas Talos Holdings (DC IV), LLC, New Talos Sub Inc., and Riverstone V Non-U.S. Talos Corp, each of which is organized under the laws of the state of Delaware.

“Legacy Hedge Transactions” shall mean each Hedge Transaction specifically listed on Schedule 13.22 entered into by the Borrower or any of its Subsidiaries or Stone Energy or any of its Subsidiaries, in each case, prior to the consummation of the Corporate Reorganization and Merger Transactions that remain in effect on the Closing Date.

“Lender” shall have the meaning provided in the preamble to this Agreement. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Facility, which failure is not cured after the date of such failure (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such Distressed Person becomes or has a parent company become the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1 and shall include the Existing Letters of Credit and any Alternate Currency Letters of Credit.

“Letter of Credit Application” shall have the meaning provided in Section 3.2.

“Letter of Credit Commitment” shall mean $200,000,000, as the same may be reduced from time to time pursuant to Section 3.1 or, with the consent of the Administrative Agent and the Issuing Banks, increased from time to time (or the equivalent thereof in an Alternate Currency).

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the interest rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Borrowing of such LIBOR Loan for such Interest Period shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, then such rate shall be the rate at which dollar deposits of an amount comparable to the Borrowing of such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall the LIBOR Rate be less than zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) Production Payments and Reserve Sales and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries at such date, less the amount of any Borrowing Base Deficiency existing on such date of determination.

“Loan” shall mean any Initial Loan, Extended Loan or Swingline Loan made by any Lender hereunder.

“Loan Limit” shall mean, at any time, the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(h)).

“MacKay” shall mean MacKay Shields, LLC, as investment manager on behalf of certain clients.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding more than fifty percent (50.0%) of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Domestic Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Subsidiary’s Domestic Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Domestic Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Subsidiary’s Domestic Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Domestic Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Domestic Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Subsidiary’s Domestic Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Domestic Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Domestic Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Domestic Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Domestic Subsidiaries as “Material Subsidiaries” such that foregoing 10% threshold shall no longer be exceeded after giving effect to the designation of such Restricted Domestic Subsidiaries.

“Maturity Date” shall mean, as to the applicable Loan, the Initial Maturity Date, any maturity date related to any Extension Series of Extended Commitments, or the Swingline Maturity Date, as applicable.

“Maximum LC Commitment” shall mean with respect to each Issuing Bank the amount set forth opposite such Issuing Bank’s name in Schedule 1.1(h) hereto, as such Schedule 1.1(h) may be amended or modified from time to time by the Borrower, each Issuing Bank affected by such amendment or modification thereto and by the Administrative Agent.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, which may be substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean the Oil and Gas Properties and other assets appertaining thereto that are encumbered by a Mortgage and such other Oil and Gas Properties and other assets appertaining thereto with respect to which a Mortgage is required to be granted pursuant to Section 6 or Section 9.11; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Working Capital” shall mean (a) all current assets of the Borrower and its Restricted Domestic Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Borrower and its Restricted Domestic Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“New Facility” shall mean each plant or facility that is either a new plant or facility or an expansion of an existing plant or facility owned by the Borrower or its Restricted Subsidiaries that receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New Talos Energy” shall have the meaning provided in the recitals to this Agreement.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code. or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYMEX” shall mean the New York Mercantile Exchange.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Transaction, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Transaction and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement (including as this Agreement may be amended or waived in accordance with the terms hereof) and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Transactions or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Business” shall mean:

(a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(c) [Intentionally Blank];

(d) any business relating to oil field sales and service; and

(e) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) through (d) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Other Currency” shall have the meaning provided in Section 3.13.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes (including interest, fines, penalties, additions to tax and related reasonable out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of Holdings and/or the Borrower, as applicable.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Participating Member States” shall mean, together, each member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union (as amended or re-enacted from time to time).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the non-hostile acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.16; and (f) the Borrower shall be in Pro Forma Compliance after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 10.1(k)).

“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof for the Borrower or its Restricted Subsidiaries.

“Permitted Additional Debt” shall mean any unsecured senior, unsecured senior subordinated or unsecured subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 180th day after the Latest Maturity Date as in effect on the date of determination (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrower to be “market” rates, fees, discounts and premiums and other terms at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not materially adverse to the interests of the Lenders, taken as a whole, relative to the terms of the Senior Unsecured Notes Indenture, taken as a whole, and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the relevant criteria set forth above, as applicable, shall be conclusive evidence that such terms and conditions satisfy such relevant standard, (c) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.

“Permitted Holders” shall mean (i) the Co-Investors and (ii) officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity).

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally-recognized rating service);

(c) commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank or trust company having combined capital, surplus and undivided profits of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 180 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including cash, cash equivalents and letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, to secure any surety and bonding requirements or otherwise constituting Investments permitted by Section 10.5;

(f) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g) easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(h) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary;

(o) Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that do not constitute Indebtedness for borrowed money and are not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(i), 10.1(k) or 10.1(l), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(b), 10.1(c), 10.1(i), 10.1(k) or 10.1(p), such Refinanced Indebtedness contains terms, taken as a whole, at least as favorable to the Credit Parties as market terms for issuers of similar size and credit quality given the then prevailing market conditions as determined by the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning provided in Section 13.5.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDAX, effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions or any similar transaction or transactions not otherwise permitted under Section 10.3 or Section 10.5 that require a waiver or consent of the Majority Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any Restricted Subsidiary that the Borrower or any of the Restricted Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, that would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period

(or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 10.1, 10.2, 10.5, 10.6 and 10.7 occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 10.1, 10.2, 10.5, 10.6 and 10.7, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Facility that commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Facility shall be annualized on a straight line basis during such period, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Borrower and may include, for any fiscal period ending on or prior to the third anniversary of any relevant pro forma event (but not for any fiscal period ending after such third anniversary), adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions).

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDAX for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with each Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Restricted Subsidiaries for which the financial statements and certificates required pursuant to Section 9.1(a) or Section 9.1(b) have been or were required to have been delivered.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Non-Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Non-Producing Reserves.”

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“PV-10” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(i).

“Qualified ECP Guarantor” shall mean, in respect of any Secured Hedge Transaction, each Credit Party that has total assets exceeding $10,000,000 at the time such Secured Hedge Transaction is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests of Holdings or the Borrower or any Parent Entity other than Disqualified Stock.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, representatives and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.8(c).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of a date not earlier than December 31, 2017, in the case of the first Scheduled Redetermination on June 30, 2018, and on each June 30th or December 31st thereafter (or such other date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(i); provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves that are to be Borrowing Base Properties having a PV-10 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c) (or such other form reasonably acceptable to the Administrative Agent).

“Restricted Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Majority Lenders shall require.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise subject to any Sanctions.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(i).

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.17 Additional Amendment” shall have the meaning provided in Section 2.17(c).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank that is secured by the Security Documents in accordance with the documents related to any such Cash Management Services among the Borrower and the applicable Cash Management Bank.

“Secured Hedge Transaction” shall mean any Hedge Transaction by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank that is secured that is secured by the Security Documents in accordance with the Hedge Agreement related to any such Hedge Transaction among the Borrower or any of its Restricted Subsidiaries and the applicable Hedge Bank and any Legacy Hedge Transaction.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Transaction, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12.2 appointed by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages, (c) the Control Agreements, and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Unsecured Notes Indenture” shall mean the Indenture, dated as of February 6, 2013, under which the Senior Unsecured Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.17(a).

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (i) whose Total Assets at the last day of the applicable Test Period were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Restricted Domestic Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Sponsors” shall mean (a) Apollo Global Management, LLC, (b) Riverstone Holdings, LLC, and (c) the respective Affiliates of the Persons described in the foregoing clauses (a) and (b), excluding in each case any of their respective operating portfolio companies.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), determined without regard to whether any conditions to drawing could then be met.

“Stone Energy” shall have the meaning provided in the recitals to this Agreement.

“Stone Energy Notes” shall mean the $6,060,218 in aggregate principal amount of Stone Energy’s 7.5% Notes due 2022 issued pursuant to the Stone Energy Notes Indenture that remain outstanding as of the Closing Date after giving effect to the Junior Lien Note Exchanges.

“Stone Energy Notes Indenture” shall mean the Indenture, dated as of February 28, 2017, under which the Stone Energy Notes were issued, among the Stone Energy and certain of its Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such

Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Transactions, (a) for any date on or after the date such Hedge Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five (5) Business Days prior to the Initial Maturity Date.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated (whether by acceleration or otherwise).

“Test Period” shall mean, as of any date of determination, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates (including the Co-Investors) in connection with the Transactions, this Agreement and the other Credit Documents, the Transaction Agreement, the Junior Lien Notes, and the transactions contemplated hereby and thereby.

“Transaction Agreement” shall have the meaning provided in the recitals to this Agreement.

“Transactions” shall have the meaning provided in the recitals to this Agreement.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.14(g) will apply to the extent contemplated thereby and (iii) no Default or Event of Default would result from such designation immediately after giving effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Junior Lien Notes, the Stone Energy Notes, any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing. The Borrower may, by written notice to the Administrative Agent, re- designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance and (B) no Default or Event of Default would result from such Subsidiary Redesignation.

“U.S. Lender” shall mean any Lender other than a Non-U.S. Lender.

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Whitney Term Loan Documents” shall mean (a) that certain Commercial Business Loan Agreement for Term Loan, dated November 20, 2015, between Whitney Bank and Stone Energy Corporation, (b) that certain Commercial Note, dated November 20, 2015 by Stone Energy Corporation in favor of Whitney Bank, (c) that certain Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement by Stone Energy Corporation and (d) any other documents, instruments, or similar agreements entered into in connection with any of the foregoing.

“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (w) the Administrative Agent shall determine the Exchange Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between Dollars and each Alternate Currency until the next Revaluation Date to occur, (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Extended Loan”).

SECTION 2. Amount and Terms of Credit

2.1 Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit.

(ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Total Exposure at such time exceeding the Total Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) 15 Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Administrative Agent or any Lender stating that an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Event of Default in accordance with the provisions of Section 13.1.

(c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Loans, in which case Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Lender pro rata based on each Lender’s Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swingline Loans shall be in a minimum amount of $100,000 and in a multiple of

$10,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans (other than Swingline Loans, Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or prior to 12:00 p.m. noon (New York City time) two (2) Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Closing Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 11:00 a.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:30 p.m. (New York City time) on the date requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Maturity Date, the then outstanding Initial Loans, (ii) on the relevant maturity date for any Extension Series of Extended Commitments, all then outstanding Extended Loans in respect of such Extension Series and (iii) on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (whether such Loan is an Initial Loan, an Extended Loan or Swingline Loan, as applicable), the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H-1 hereto. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii)

the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) substantially in the form attached hereto as Exhibit L (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Transaction as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Transaction; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Transaction or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages with respect to the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be granted by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration including as a result of the occurrence of an Event of Default of the type specified in Section 11.5, or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be (i) a one-, two-, three- or six- or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a twelve-month period or (ii) any period shorter than one month (if approved by the Administrative Agent and if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) as requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate (including, without limitation, because the LIBOR Rate is not available or published on a current basis) or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii) that, due to a Change in Law occurring at any time after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) Notwithstanding anything to the contrary set forth in the foregoing clause (a), if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i)(B) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i)(B) have not arisen but the supervisor for the administrator of the service providing LIBOR Rate quotations or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the reference screen used to determine the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.10(d), only to the extent the LIBOR Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective, and (y) if any Notice of Borrowing requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(e) The agreements in this Section 2.10 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $600,000,000. Notwithstanding the foregoing, the Borrowing Base amount may be subject to further adjustments from time to time pursuant to Section 2.14(e), (f), (g) and (h).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on or about June 1, 2018 and on or about each April 30th and October 31st of each year thereafter (or, in each case, as promptly as possible thereafter). In addition, at any time after the first Scheduled Redetermination date of June 1, 2018, each of the Borrower, by notifying the Administrative Agent thereof not more than one time between any two Scheduled Redeterminations, and the Administrative Agent, at its discretion or at the direction of the Required Lenders, by notifying the Borrower thereof, not more than one time between any two consecutive Scheduled Redeterminations, in each case, may elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14; provided that the Required Lenders may also direct the Administrative Agent to initiate an Interim Redetermination in the event that the Hedging Condition is not satisfied (in which case, such Interim Redetermination shall not count as the one Interim Redetermination otherwise permitted to be initiated pursuant to this Section 2.14(b) by the Administrative Agent or the Required Lenders). In addition to, and not including and/or limited by the annual Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with Proved Reserves that are to be Borrowing Base Properties having a PV-10 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 9.14(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Transactions or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time (as determined by the Administrative Agent in its sole discretion).

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then on or before May 15, 2018 in the case of the first Scheduled Redetermination, and each April 15th and October 15th (commencing October 15, 2018) of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise, and no Lender shall be required to increase its Commitment amount under the Revolving Facility in connection with an increase in the Borrowing Base.

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(h), after a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:

(i) in the case of a Scheduled Redetermination, on June 1, 2018, with respect to the first Scheduled Redetermination, and thereafter (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, or on the April 30th or October 31st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(h), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e), (f), (g) or (h), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Incurrence of Permitted Additional Debt. Upon the issuance or incurrence of any Permitted Additional Debt (other than Indebtedness constituting Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or previously incurred Permitted Additional Debt, but only to the extent that the aggregate principal amount of Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness does not result in an increase in the principal amount thereof above the principal amount originally incurred or issued up to the original principal amount of the Refinanced Indebtedness), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Indebtedness (without regard to any original issue discount plus an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.

(f) Reduction of Borrowing Base Upon Termination of Hedge Positions. If the Borrower or any Restricted Subsidiary shall terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Transaction) upon which (i) the Lenders relied in determining the Borrowing Base and (ii) the Borrowing Base Value of such terminated and/or offsetting positions (after taking into account any other Hedge Transaction, entered into prior to or contemporaneously with the taking of such actions) exceeds 5% of the then-effective Borrowing Base (or, when aggregated with Dispositions of Oil and Gas Properties or Equity Interests in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties, 7.5% of the then-effective Borrowing Base), then, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base Value, if any, attributable to such terminated or off-setting hedge positions in the calculation of the then- effective Borrowing Base and (if the Required Lenders in fact make any such adjustment) the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such hedge positions in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(g) Reduction of Borrowing Base Upon Asset Dispositions. If (i) the Borrower or any of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of any Equity Interests in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties and none of the foregoing Dispositions is a Scheduled Disposition, (ii) such Disposition described in clause (i) involves Borrowing Base Properties included in the most recently delivered Reserve Report and (iii) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of (except in connection with a Scheduled Disposition) since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(g) exceeds 5% of the then-effective Borrowing Base (or, when aggregated with all terminations or creations of any off-setting positions in respect of any commodity hedge positions, 7.5% of the then-effective Borrowing Base), then, no later than two Business Days’ after the Administrative Agent has received the notice of the consummation of any such Disposition required to be delivered by the Borrower pursuant to Section 10.4(b), the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(h) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(i) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within three Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c) If any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then all or any part of such Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Swingline Exposure or Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Swingline Loan fees (if any) or Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c)

above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non- Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 Increase of Total Commitment.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Total Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $25,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Total Commitment would exceed the lesser of (A) $1,500,000,000 and (B) the Borrowing Base then in effect (after giving effect to any concurrent increase in the Borrower Base);

(ii) neither an Event of Default nor a Borrowing Base Deficiency shall have occurred and be continuing after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent, the Swingline Lender and each Issuing Bank must consent to the increase in Commitments of an Increasing Lender and the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the maturity date of such increase shall be the same as the Maturity Date; and

(vi) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased to be consistent with that for such Incremental Increases). For the avoidance of doubt, any such Incremental Increase shall not require any mandatory prepayment or commitment reduction prior to the Latest Maturity Date.

(c) Any increase in the Total Commitment shall be implemented using customary documentation (any such documentation, an “Incremental Agreement”).

2.17 Extension Offers.

(a) The Borrower may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”;

each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so Extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.17. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered equally to all Lenders under such Class) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be Extended (the “Specified Existing Commitment Class”), except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x)(1) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (2) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (1), (y)(l) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in effect at such time; provided that, notwithstanding anything to the contrary in this Section 2.17 or otherwise, (A) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (C) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (B) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (C) subject to the applicable limitations set forth in Section 4.2, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed upon between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.17. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Extension Request). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment and in the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections is less than the amount of Extended Commitments requested pursuant to the Extension Request, the Borrower may cause Additional Lenders to become Extending Lenders hereunder with Extended Commitments by executing an Extension Amendment on the terms specified in such Extension Request in an amount agreed to by such Additional Lenders (the “Additional Lender Extended Amount”) (and in such case the Borrower will either (i) reduce Commitments hereunder (other than Commitments that are subject to Extension Elections pursuant to such Extension Request) by an aggregate amount equal to the Additional Lender Extended Amount, (ii) increase Commitments hereunder by an amount equal to the Additional Lender Extended Amount (up to an aggregate amount not to exceed the amount that would be permitted in an Incremental Increase pursuant to Section 2.16 at such time) or (iii) implement a combination of Commitment reductions under the foregoing clause (i) and Commitment increases under the foregoing clause (ii) in an aggregate amount equal to Additional Lender Extended Amount. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). For the avoidance of doubt, neither the Swingline Maturity Date nor the last day for issuing Letters of Credit may be extended (and the related obligations to make Swingline Loans or issue Letters of Credit may not be continued) without the express consent of the Swingline Lender or applicable Issuing Bank, as applicable.

(c) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.17 (and approved by the applicable Extending Lenders with respect to the Extended Commitments established thereby) and the arrangements described above in connection therewith. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $25,000,000 (or such lesser amount as the Administrative Agent may agree in its reasonable discretion). Notwithstanding anything to the contrary in this Section 2.17(c) and without limiting the generality or applicability of Section 13.1 to any Section 2.17 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.17 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.17 Additional Amendments are within the requirements of Section 2.17(a) and do not become effective prior to the time that such Section 2.17 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.17 Additional Amendments to become effective in accordance with Section 13.1.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.

(e) No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 3. Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank, severally and not jointly, agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the

“Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made (and, in any event, no Lender shall have any obligation to fund any L/C Participation if respect of any Unpaid Drawing after the L/C Maturity Date), (iv) no Alternate Currency Letter of Credit shall be issued unless (A) the Administrative Agent and the applicable Issuing Bank agree to such issuance of such Alternate Currency Letter of Credit (it being understood that there shall be no obligation to so agree) and (2) after giving effect thereto, the aggregate amount of the Letter of Credit Exposure with respect to all Alternate Currency Letters of Credit would not exceed $20,000,000, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vi) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing, (vii) no Issuing Bank shall have an obligation to issue a Letter of Credit in a Stated Amount that, when added to the Letters of Credit Outstandings of Letters of Credit issued by such Issuing Bank, would exceed such Issuing Bank’s Maximum LC Commitment, and (viii) no Issuing Bank shall have an obligation to issue a Letter of Credit the proceeds of which would be available to any Person in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Applications.

(a) Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”). Upon receipt of any Letter of Credit Application or amendment request, (i) in the case of Letters of Credit denominated in Dollars, (A) the applicable Issuing Bank will use its best efforts to process such Letter of Credit Application on the Business Day on which such Letter of Credit Application is received, provided that such Letter of Credit Application is received no later than 12:00 p.m. (New York City time) on such Business Day, or (B) otherwise, the first Business Day next succeeding receipt of such Letter of Credit Application, and (ii) in the case of Letters of Credit denominated in an Alternate Currency, (A) the applicable Issuing Bank will use its best efforts to process such Letter of Credit Application on the second Business Day after the day on which such Letter of Credit Application is received, or (B) otherwise, the fifth Business Day after the day on which such Letter of Credit Application is received.

(b) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c) Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided further that the notification requirements of this Section 3.2(c) shall not apply with respect to any Existing Letter of Credit.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Bank of any Letter of Credit (and on the Closing Date, with respect to the Existing Letters of Credit), such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability.

(c) In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such Issuing Bank under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars or, in the case of Alternate Currency Letters of Credit, in the applicable Alternate Currency to such Issuing Bank or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing” (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof)) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity

Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such letter of Credit, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion, either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.5 Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6 New or Successor Issuing Bank.

(a) Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that no Issuing Bank may resign without the prior consent of the Borrower so long as it (or one of its Affiliates) is also a Lender hereunder. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice by the Borrower to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any

Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 105% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term, including “Cash Collateral”, have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such Cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, subject at all times, in each case, to a Control Agreement.

3.9 Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(d) shall, effective as of the Closing Date and without any further action by the Borrower, be continued as a Letter of Credit hereunder and from and after the Closing Date shall be deemed a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

3.10 Applicability of ISP and UCP. Unless otherwise expressly agreed to by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP or the Uniform Customs and Practice for Documentary Credits shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.11 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.12 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.13 Alternate Currency. If any amounts received or owing hereunder in connection with Alternate Currency Letters of Credit are paid in a currency other than the applicable Alternate Currency (the “Other Currency”), the applicable Issuing Bank may convert (actually or notionally) such Other Currency into the applicable Alternate Currency and such conversion shall be effected at the Exchange Rate for the time being for obtaining such Alternate Currency and the Borrower shall indemnify such Issuing Bank on demand in respect of any resulting loss in respect of such conversion. The Borrower waives any right it may have in any jurisdiction to pay any amount under this Section 3.13 in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 4. Fees; Commitments.

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment (assuming for this purpose that there is no reference to “Swingline Exposure” in the definition of Total Exposure) in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay directly to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among classes of Commitments either (A) ratably among Classes or (B) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments and (2) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.17, (i) the Existing Commitments of each Lender providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date by such Lender and (ii) the Existing Commitments of any Lender not providing such Extended Commitments shall be reduced, solely to the extent elected to be reduced by the Borrower pursuant to Section 2.17, among the Class or Classes of Commitments elected by the Borrower (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender (such Total Exposure and Commitment in the case of an Extending Lender being determined for purposes of this proviso, for the avoidance of doubt, exclusive of such Extending Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.17 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 and in multiples of $100,000 in excess thereof and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination of Commitments.

(a) The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) the Swingline Maturity Date and (y) the Termination Date.

SECTION 5. Payments.

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice substantially in the form of Exhibit M hereto (or telephonic notice promptly confirmed in writing in such form) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding the foregoing (and as provided in clause (1) of the proviso to Section 2.17(a)), the Borrower may not prepay Extended Loans of any Extension Series unless such prepayment, to the extent any such Existing Loans are outstanding, is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within ten (10) Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in four equal monthly installments, commencing on the 30th day following such election with each payment being equal to l/4th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), (f) or (g), if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than two (2) Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower and (C) notwithstanding the foregoing (as provided in clause (1) of the proviso to Section 2.17(a)), the Borrower may not prepay Extended Loans of any Extension Series unless such prepayment, to the extent any such Existing Loans are outstanding, is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full). In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e) Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment.

5.3 Method and Place of Payment.

(a) All payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind. Unless otherwise specifically provided herein, all such payments shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Issuing Bank or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Issuing Bank or Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Issuing Bank or Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof. Without duplication, after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit K hereto) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) Internal Revenue Service Form W-8BEN or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Non-U.S. Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the Non-

Bank Tax Certificate substantially in the form of Exhibit K may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Non-U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any treaty benefits, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender, any Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Issuing Bank, the Administrative Agent or0 the Collateral Agent in the event the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). A Lender, an Issuing Bank, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor any Issuing Bank nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts or indemnification payments, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of- pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Any U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such U.S. Lender’s inability to do so.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank and any Swingline Lender.

(k) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Secured Parties on the Closing Date, a written opinion of (i) Vinson & Elkins LLP, counsel to the Credit Parties, and (ii) each local counsel specified on Schedule 6(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (C) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsels to deliver such legal opinions.

(c) The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times immediately prior to and after the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Credit Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d) The Guarantee shall be in full force and effect.

(e) Except for any items referred to on Schedule 9.13(b):

(i) The Collateral Agreement, all other Security Documents and other documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(ii) All Equity Interests of the Borrower and all Equity Interests of each Material Subsidiary directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Collateral Agreement (except that such Credit Parties shall not be required to pledge any Excluded Equity Interests) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(iii) Except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(iv) All Indebtedness of the Borrower and each of the Restricted Subsidiaries that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall be executed and delivered by the Borrower and each of the Restricted Subsidiaries and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received such Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank.

(f) Each of the Corporate Reorganization and Merger Transactions, the Junior Lien Note Exchange and each other transaction contemplated under the Transaction Agreement, shall have been consummated, or substantially simultaneously with the initial Borrowing under this Agreement, will be consummated, in all material respects in accordance with the terms of the Transaction Agreement, without giving effect to any modification, consent or waiver thereto that is materially adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders (in their capacities as such) without the consent of each of the Administrative Agent, the Collateral Agent and the Lenders.

(g) [Intentionally Blank.]

(h) The Administrative Agent shall have received (i) true, correct and complete copies of the Historical Financial Statements, (ii) a pro forma balance sheet as of December 31, 2017, for the Borrower and its Restricted Subsidiaries after giving effect to the Transactions, and (iii) a pro forma capitalization table of the Borrower and its Restricted Subsidiaries after giving effect to the Transactions.

(i) On the Closing Date, the Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit J hereto and signed by a Financial Officer of the Borrower.

(j) The Agents shall have received all fees payable thereto or to any Lender (including any agent and arranger in respect of this Facility) on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Credit Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Mayer Brown LLP) required to be reimbursed or paid by the Credit Parties hereunder or under any Credit Document.

(k) The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Administrative Agent and the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(l) Since December 31, 2017, no change, event, circumstance, development, state of facts, or condition shall have occurred (or existed, as applicable) that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(m) The Administrative Agent and each of the Lenders shall have received the Initial Reserve Report and the Closing Date Reserve Report.

(n) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.3(a)(i) or, in the case of a Letter of Credit Extension, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Application as required by Section 3.2(a).

(o) The Administrative Agent shall have received the Intercreditor Agreement executed and delivered by the Borrower, each Subsidiary Guarantor, and each other representative of the Junior Lien Notes.

(p) The Administrative Agent shall have received Mortgages, executed and delivered by a duly Authorized Officer of the applicable Credit Parties in sufficient counterparts for the prompt recordation thereof, encumbering Mortgaged Properties that constitute Borrowing Base Properties evaluated in the Initial Reserve Report having a PV-10 sufficient to satisfy the Collateral Coverage Minimum.

(q) After giving effect to all Loans to be made and Letters of Credit to be issued hereunder and the consummation of the Transactions on the date of the initial Credit Event, Availability shall be not less than $300,000,000.

(r) The Administrative Agent shall have received (i) customary UCC lien search results with respect to the Borrower and the other Credit Parties in their respective jurisdictions of formation and (ii) county-level real property search results for the counties in which the Borrowing Base Properties are located.

(s) No litigation by any Person or Governmental Authority shall be pending or threatened (i) with respect to the Transaction Agreement or the Transactions contemplated therein, this Agreement or any Credit Document or (ii) that the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect or materially and adversely affect this Agreement or the Collateral.

(t) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Borrowing Base Properties.

(u) The Administrative Agent shall have received satisfactory title information with respect to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (including Stone Energy and its Subsidiaries) comprising at least 85% of the PV-10 of all of the Proved Reserves evaluated in the Initial Reserve Report.

(v) The Administrative Agent shall have received copies of insurance certificates, if applicable, evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 9.3, each of which shall name the Secured Parties as additional insureds on any such liability insurance and name the Collateral Agent as additional loss payee under any such property insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(w) The Administrative Agent shall have received the schedule of Hedge Transactions described in Section 8.20 prepared as of a reasonably recent date (not exceeding ten (10) Business Days prior to the Closing Date).

(x) After giving effect to the Transactions, none of Holdings, the Borrower or its or their Restricted Subsidiaries shall have any outstanding Indebtedness or preferred Equity Interests other than (i) the Loans and Letters of Credit, (ii) the Junior Lien Notes, (iii) the Stone Energy Notes, and (iv) other Indebtedness permitted under Section 10.1.

(y) The Administrative Agent shall have received duly executed mortgage releases and terminations, terminations of any financing statements and terminations of control agreements, with respect to any and all Liens, in each case, encumbering the properties or assets (including Oil and Gas Properties) of the Borrower or its Restricted Subsidiaries (including Stone Energy and its Subsidiaries), including, without limitation, any mortgages, financing statements, control agreements and other security documents securing the Existing Credit Agreements, except to the extent any such Lien constitutes a Permitted Lien.

(z) The Administrative Agent and the Lenders shall have completed with satisfactory results all other business, legal, environmental, tax, financial and accounting due diligence with respect to the Borrower and its Restricted Subsidiaries, Stone Energy and its Subsidiaries and the Transactions.

The Administrative Agent shall notify the Borrower, the Issuing Banks and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 13.1) at or prior to 11:59 p.m., New York City time, on May 31, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 7. Conditions Precedent to All Subsequent Credit Events.

The agreement of each Lender to make any Loan requested to be made by it (including on the Closing Date) (excluding Mandatory Borrowings and Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of any Issuing Bank to issue Letters of Credit on any date (other than any Existing Letter of Credit) after the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (or, with respect to any such representations and warranties already qualified by materiality, Material Adverse Effect or a similar qualification, in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if already qualified by materiality, in all respects) as of such earlier date).

(b) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c) Prior to the issuance of each Letter of Credit (other than any Existing Letter of Credit), the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings and the Borrower makes, on the date of each Credit Event, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each of the Borrower, each Guarantor and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Liens permitted hereunder) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of either Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) All written information (other than the Budget, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Legacy Blocker Entities, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date (with respect to Information provided prior to the Closing Date) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Budget and estimates and information of a general economic nature or general industry nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Budget), as of the date such Budget and estimates were furnished to the Lenders and (with respect to any such Budget, estimates or information of a general economic nature or general industry nature provided prior to the Closing Date) as of the Closing Date.

8.9 Financial Condition; Financial Statements.

(a) The Historical Financial Statements present fairly in all material respects the consolidated financial position of each of the Borrower and its consolidated Subsidiaries and Stone Energy and its consolidated Subsidiaries at the date of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes.

(b) As of the Closing Date (and after giving effect to the consummation of the Transactions), neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements or the pro forma financial statements referred to in Section 6.01(h), except as would not reasonably be expected to result in a Material Adverse Effect.

8.10 Tax Matters. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) and (b) the Borrower and each of the Subsidiaries have provided adequate reserves in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) for all Taxes of the Borrower and the Subsidiaries not yet due and payable.

8.11 Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4245 of ERISA) (or is reasonably likely to be insolvent or in reorganization) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), and no written notice of any such insolvency, reorganization, or endangered or critical status has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate, been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for “termination” or “reorganization” (within the meaning of Title IV of ERISA) of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments that are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect. The operation of the respective businesses of the Borrower and each of the Restricted Subsidiaries, as currently conducted and as proposed to be conducted, do not infringe, misappropriate, violate or otherwise conflict with the proprietary rights of any third party have obtained all intellectual property, except as would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15 Properties.

(a) Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) in the case of the Initial Reserve Report, disposed of prior to the Closing Date and identified to the Administrative Agent in writing or, in the case of any Reserve Report delivered after the Closing Date, disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date (after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Closing Date Loans and the use of proceeds of such Closing Date Loans on the Closing Date)), (i) the Borrower on a consolidated basis with its Restricted Subsidiaries will be Solvent and (ii) the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debt or the debt of any such Subsidiary.

8.17 Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18 Deposit Accounts; Securities Accounts; Commodities Accounts. Schedule 8.18 sets forth, as of the Closing Date, a true and complete list of all deposit accounts, securities accounts and commodities accounts of any Credit Party (including any Excluded Accounts on the Closing Date, which have been identified as such on Schedule 8.18).

8.19 Creation of Liens. Upon the execution and delivery of the Security Documents in accordance herewith, the Liens granted and to be granted by any Credit Party to the Collateral Agent for the benefit of the Secured Parties, constitute validly created, and when the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions has been completed, perfected and first priority Liens, subject only to Liens permitted to have priority under Section 10.2.

8.20 Hedge Transactions. Schedule 8.20 sets forth, as of a reasonably recent date prior to the Closing Date, a true and complete list of all material commodity Hedge Transactions of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Closing Date and for which a mark to market value is reasonably available), all credit support agreements relating thereto (including, to the extent permitted hereunder, any margin required or supplied) and the counterparty to each such agreement.

8.21 Patriot Act; Sanctions.

(a) On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

8.22 No Material Adverse Effect. There has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2017.

8.23 Foreign Corrupt Practices Act. None of the Borrower or any of the Restricted Subsidiaries, nor, to the knowledge of the Borrower or any of the Restricted Subsidiaries, or any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

8.24 Direct Benefit. The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries shall engage as an integrated group in the business of oil and gas exploration and related activities and certain other legal business purposes, and any benefits to the Borrower and its Restricted Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Restricted Subsidiaries is dependent upon the continued successful performance of the functions of the integrated group as a whole.

8.25 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish (or in the case of Section 9.1(k), use commercially reasonable efforts to prepare and furnish) to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Domestic Subsidiaries and, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Domestic Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Domestic Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and Restricted Subsidiaries that are not Restricted Domestic Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date or the maturity date of the Junior Lien Notes, the Stone Energy Notes or any other Permitted Additional Debt within one year from the date such opinion is delivered or (y) any potential inability to satisfy a Financial Performance Covenant on a future date or in a future period), together in any event, if the accounting firm is not restricted from providing such a certificate by its policies, with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to a Financial Performance Covenant that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Domestic Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date or the maturity date of the Junior Lien Notes, the Stone Energy Notes or any other Permitted Additional Debt within one year from the date such opinion is delivered or (y) any potential inability to satisfy a Financial Performance Covenant on a future date or in a future period).

(b) Quarterly Financial Statements. Within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Domestic Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Domestic Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Domestic Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and Restricted Subsidiaries that are not Restricted Domestic Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes; provided that for the avoidance of doubt, the Borrower shall only be required to deliver the foregoing financial statements with respect to the fiscal quarter ended March 31, 2018, for the Borrower and its Subsidiaries (and if different, the Borrower and its Restricted Domestic Subsidiaries) without giving effect to the Transactions. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Domestic Subsidiaries on a standalone basis, on the other.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) beginning with the fiscal quarter ending September 30, 2018, the calculations required to establish whether the Borrower and its Restricted Domestic Subsidiaries were in compliance with a Financial Performance Covenant as at the end of such fiscal year or period, as the case may be, and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Oil and Gas Properties;

(ii) any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;

(iii) any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f) Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Certificate of Authorized Officer – Hedge Transactions. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Hedge Transactions of the Borrower and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to- market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.20 or on any previously delivered certificate delivered pursuant to this clause (g), any margin required or supplied under any credit support document and the counterparty to each such agreement.

(h) Certificate of Authorized Officer – Gas Imbalances. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer of the Borrower, certifying that as of the last Business Day of the most recently ended fiscal year or period, as applicable, except as specified in such certificate, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 2.5 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(i) Certificate of Authorized Officer – Production Report and Lease Operating Statement. Concurrently with any delivery of each Reserve Report in connection with a Scheduled Redetermination, a certificate of an Authorized Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month.

(j) Lists of Purchasers. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party who collectively account for at least 85% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(k) Budget. Within 105 days after the end of each fiscal year (beginning with (and 120 days in the case of) the fiscal year ending on or about December 31, 2018) of the Borrower or, if not delivered by the Borrower and requested in writing by the Administrative Agent and any Lender, as soon thereafter as is commercially reasonable, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected monthly cash flow and projected monthly income and a summary of the material underlying assumptions applicable thereto, and forecasts of anticipated capital expenditures) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget.

It is understood that (A) in the event that in respect of the Junior Lien Indenture or the Stone Energy Notes Indenture, or any Permitted Refinancing Indebtedness with respect thereto, such Indebtedness permits the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis, such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 9.1 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Restricted Domestic Subsidiaries with a Financial Performance Covenant) will satisfy the requirements of Section 9.1(a) or Section 9.1(b), as applicable, and (B) documents required to be delivered pursuant to Sections 9.1(a), Section 9.1(b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent), to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the financial records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances, accounts and condition of the Borrower or any such Restricted Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default

(i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit per fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f)(iii) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain financial records in accordance with GAAP.

9.3 Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby or in a manner otherwise permitted hereunder. The Borrower shall deliver to the Administrative Agent within 45 Business Days following the Closing Date (or such later date as the Administrative Agent may reasonably agree), copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to this Section 9.3.

9.4 Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7 ERISA.

(a) Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 9.8.

9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $10,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the consummation of the Transactions, including the payment of Transaction Expenses;

(b) the issuance of Equity Interests of the Borrower (or any Parent Entity thereof) to the Co-Investors or the management of the Borrower (or any Parent Entity thereof) or any of its Subsidiaries;

(c) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower (or any Parent Entity thereof) permitted under Section 10.6;

(d) the payment of indemnities and reasonable expenses incurred by the Co- Investors and their Affiliates in connection with management or monitoring or the provision of other services rendered to the Borrower (or any Parent Entity thereof) or any of its Subsidiaries;

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (excluding in any case any Unrestricted Subsidiary) (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(f) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(g) [Intentionally Blank];

(h) transactions pursuant to agreements in existence on the Closing Date and to the extent involving aggregate consideration in excess of $2,000,000 individually, set forth on Schedule 9.9 or any amendment thereto or arrangement similar thereto to the extent such an amendment or arrangement is not materially adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(i) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6, and Section 10.7;

(j) without duplicating any payments made pursuant to Section 9.9(g) above, customary payments (including reimbursement of fees and expenses) by the Borrower and any of its Restricted Subsidiaries to the Co-Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith;

(k) any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(l) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(m) sales or conveyances of net profits interests for cash at Fair Market Value allowed under Section 10.4;

(n) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings (or another Parent Entity) in connection with capital contributions by Holdings or such other Parent Entity to the Borrower;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(p) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower, the Legacy Blocker Entities, Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(q) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

9.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11 Additional Guarantors, Grantors and Collateral.

(a) Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute (A) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (B) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder and (C) a joinder to the Intercompany Note.

(b) Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of each Subsidiary directly owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I, thereto and, (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $20,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)) (which shall be evidenced by a promissory note), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.

(c) The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Agreement.

(d) In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-10 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-10 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Credit Parties to, grant, within 60 days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a first-priority Lien interest (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-10 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a), (b) and (c).

(e) The Borrower will promptly (but in any event, within 5 Business Days) notify the Administrative Agent if the Borrower or any other Credit Party establishes a deposit account, securities account and commodities account in the name of the Borrower or any other Credit Party (other than any Excluded Accounts) after the Closing Date (or if any deposit account, securities account and commodities account in the name of the Borrower or any other Credit Party that was previously an Excluded Account ceases to be an Excluded Account), and the Borrower will, and will cause each other Credit Party to, in connection with any such deposit account, securities account and commodities account established by a Credit Party (other than Excluded Accounts, but only for so long as it is an Excluded Account) promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such deposit account, securities account and commodities account (or by such later date as the Administrative Agent shall reasonably agree) or (y) the first date on which the funds in such deposit account, securities account and commodities account would exceed $1,000,000, enter into a Control Agreement with the Administrative Agent and the depositary bank, securities intermediary or commodities intermediary for such deposit account, securities account and commodities account, respectively, (other than an Excluded Account), on terms reasonably satisfactory to the Administrative Agent.

9.12 Use of Proceeds.

(a) The Borrower will use the proceeds of the Closing Date Loans on the Closing Date to consummate the Transactions and the payments of Transaction Expenses. Following the Closing Date, the Borrower will use the proceeds of Loans for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions and capital expenditures) and to make dividends and distributions to the holders of the Borrower’s Equity Interests to the extent permitted under this Agreement.

(b) The Borrower will use Swingline Loans and Letters of Credit for general corporate purposes, including to secure any surety and bonding requirements and to support deposits required under purchase agreements pursuant to which the Borrower or its Restricted Subsidiaries may acquire Oil and Gas Properties and other assets.

9.13 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as- extracted collateral, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13(b) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13(b) with respect to such action or such later date as the Administrative Agent may reasonably agree.

(c) Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

9.14 Reserve Reports.

(a) On or before each March 31st and September 30th of each year, commencing September 30, 2018, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base, together with such other reports, data and supplemental information, as may, from time to time, be reasonably requested by the Required Lenders. Each Reserve Report prepared as of December 31 shall be prepared by one or more Approved Petroleum Engineers. Each Reserve Report as of June 30 shall be prepared, at the sole election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the engineers of the Borrower or a Restricted Subsidiary. Each Reserve Report shall be prepared using the then-current Bank Price Deck.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or prepared under the supervision of the engineers of the Borrower or a Restricted Subsidiary. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 30 days, in the case of any Interim Redetermination requested by the Borrower or 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i) in the case of Reserve Reports prepared by or under the supervision of the engineers of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(ii) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(iii) except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (x) Disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 10.2;

(iv) the amount of the “Borrowing Base” as determined in accordance with the provisions of the Junior Lien Indenture (or, any comparable defined term or calculation set forth in the Senior Notes Indenture, the Stone Energy Notes Indenture, any indenture or credit agreement in respect of Permitted Additional Indebtedness that constitutes Material Indebtedness, or any indenture or credit agreement in respect of any Permitted Refinancing Indebtedness), together with supporting information and calculations in form and substance reasonably satisfactory to the Administrative Agent;

(v) none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(vi) the certificate shall also attach, as schedules thereto, a list of all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating that the PV-10 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum.

9.15 Title Information. Within 60 days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower will use commercially reasonable efforts to deliver, if requested by the Administrative Agent, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, including title opinions or reports or other documents reasonably satisfactory to the Administrative Agent covering the Mortgaged Properties.

9.16 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date, the business of Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental, reasonably related or ancillary to any of the foregoing.

9.17 Holdings and Legacy Blocker Entity Covenant. Holdings covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full, unless the Majority Lenders shall otherwise consent in writing, Holdings will not, and will not permit any Legacy Blocker Entity to, engage at any time in any business or business activity other than (i) ownership of the Equity Interests in the Borrower and any Parent Entity of the Borrower, together with activities related thereto, (ii) performance of its obligations (if any) under and in connection with the Credit Documents, the Junior Lien Indenture and the Stone Energy Notes Indenture and the incurrence and performance of Indebtedness not prohibited by Section 10.1; provided that, the provisions of Section 2.14(e) shall apply in the event that the Borrower or any Subsidiary Guarantor guaranties any Indebtedness for borrowed money incurred by Holdings (as if such guaranty constituted Permitted Additional Debt hereunder), (iii) issuing, selling and redeeming its Equity Interests, (iv) paying taxes, (v) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Credit Parties, (vi) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (vii) receiving, and holding proceeds of, Restricted Payments from the Borrower and the Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Section 9.9 or Section 10.6, (viii) activities in connection with the formation and maintenance of the existence of any Parent Entity (it being understood that notwithstanding anything to the contrary herein or in any Credit Document, there shall be no restriction on the formation of any Parent Entity), (ix) providing indemnification to officers and directors, (x) activities permitted hereunder or as otherwise required by Requirements of Law and (xi) activities incidental to the business or activities described in each foregoing clause of this Section 9.17.

9.18 Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Guarantee or any Hedge Agreement in respect of Hedge Obligations. The obligations of the Borrower under this Section 9.18 shall remain in full force and effect until payment in full of the Obligations and the termination of this Agreement. The Borrower intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents (including pursuant to Sections 2.16 and 2.17 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness);

(b) Indebtedness (including Guarantee Obligations thereunder) including in respect of the and the Stone Energy Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and in an aggregate principal amount outstanding not to exceed $6,060,218, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(c) Indebtedness (including Guarantee Obligations thereunder) including in respect of the Junior Lien Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and in an aggregate principal amount outstanding not to exceed $390,867,820, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness so long as the maturity date therefore and the Weighted Average Life to Maturity is at least 180 days after the Latest Maturity Date;

(d) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Restricted Subsidiary that is not a Guarantor shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Closing Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit I or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit I, in each case, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Restricted Subsidiary that is not a Guarantor owing to any other Restricted Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Restricted Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(f) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(g) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (i), (q), (r) and (s);

(h) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred prior to or within 270 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property, but excluding Hydrocarbon Interests) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in Pro Forma Compliance immediately after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(i) Indebtedness outstanding on the date hereof (provided that any Indebtedness that is in excess of $2,000,000 individually shall only be permitted under this clause (i) to the extent such Indebtedness is set forth on Schedule 10.1) and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j) Indebtedness in respect of Hedge Transactions of the Borrower or any Restricted Subsidiary, subject to the limitations set forth in Section 10.10;

(k) (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that:

(A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(C) (1) the Equity Interests of such Person is pledged to the Collateral Agent to the extent required under Section 9.11(b) and (2) such Person executes a supplement to each of the Guarantee, the Collateral Agreement and a joinder to the Intercompany Note, in each case to the extent required under Section 9.11; provided that the assets covered by such pledges and security interests may, at the option of the Borrower, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this clause C shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(g), and

(D) immediately after giving effect to the assumption of any such Indebtedness, such acquisition and any related transactions, the Borrower shall be in Pro Forma Compliance;

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(l) (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:

(A) (1) the Equity Interests of such Person acquired in such Permitted Acquisition, if any, is pledged to the Collateral Agent to the extent required under Section 9.11(b) and (2) such Person executes supplements to each of the Guarantee and the Collateral Agreement and a joinder to the Intercompany Note, in each case to the extent required under Section 9.11;

(B) immediately after giving effect to the incurrence of any such Indebtedness, such acquisition and any related transactions, the Borrower shall be in Pro Forma Compliance;

(C) the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 180 days after the Latest Maturity Date of any Facility hereunder (determined at the time of issuance or incurrence); and

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent (1) such guarantee is permitted under Section 10.5 and (2) that after giving effect to the incurrence of any such Indebtedness, such acquisition and any related transactions, the Borrower shall be in Pro Forma Compliance;

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(m) Indebtedness of a Foreign Subsidiary or a Domestic Subsidiary that is not a Subsidiary Guarantor; provided that no Credit Party’s assets are used to secure any such Indebtedness, in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to this clause (m), not to exceed, at the time of incurrence thereof, the greater of $20,000,000 and 1% of Adjusted Consolidated Net Tangible Assets (measured as of the date of incurrence of such Indebtedness based on the financial statements most recently available prior to such date);

(n) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(o) (i) other Indebtedness; provided that the aggregate principal amount of outstanding Indebtedness incurred pursuant to this Section 10.1(o)(i) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, exceed the greater of $50,000,000 and 2.5% of Adjusted Consolidated Net Tangible Assets (measured as of the date of incurrence of such Indebtedness based upon the financial statements most recently available prior to such date) and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(p) (i) Indebtedness in respect of Permitted Additional Debt; provided that (x) after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, the Borrower’s Consolidated Total Debt to EBITDAX Ratio shall not be greater than 2.75 to 1.00, (y) no Default or Event of Default shall then exist or result therefrom, and (z) the Borrowing Base shall be adjusted as set forth in Section 2.14(e) and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(q) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with the Transactions, any Permitted Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(t) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(u) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(v) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(w) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(x) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the Transactions and the operation of Oil and Gas Properties in the ordinary course of business;

(y) Indebtedness consisting of the undischarged balance of any Production Payment and Reserve Sales, subject to adjustment of the Borrowing Base as set forth in Section 2.14(g) to the extent required under Section 10.4(b);

(z) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the Cash Management Services (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(aa) Indebtedness incurred on behalf of, or Guarantee Obligations in respect of the Indebtedness of, joint ventures (regardless of the form of legal entity) that are not Subsidiaries in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to this clause (aa), not to exceed, at the time of incurrence thereof, the greater of $30,000,000 and 1.5% of Adjusted Consolidated Net Tangible Assets (measured as of the date of incurrence of such Indebtedness based on the financial statements most recently available prior to such date);

(bb) Indebtedness under the Whitney Term Loan Documents in an aggregate principal amount outstanding not exceeding $12,000,000; and

(cc) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (aa) above.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness of the Borrower or any Restricted Subsidiary permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates), and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing obligations of a Restricted Subsidiary that is not a Credit Party permitted pursuant to Section 10.1;

(d) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of $10,000,000 individually or $20,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2(d)) shall only be permitted to the extent such Lien is listed on Schedule 10.2(d);

(e) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness of the Borrower or any Restricted Subsidiary secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall not be any different than the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition; provided that (1) if the Liens on such assets secure Indebtedness of the Borrower or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary), such Indebtedness is permitted under Section 10.1(k) and (2) such Liens attach at all times only to the same assets that such Liens (or upon or in after- acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(k), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and to the extent such Liens secure Indebtedness, secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition;

(g) Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(l); provided that such Liens attach at all times only to the Equity Interests or assets of such Restricted Subsidiary and its Subsidiaries;

(h) Liens on property not constituting Collateral securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments and Reserve Sales, subject to adjustment of the Borrowing Base as set forth in Section 2.14(g) to the extent required under Section 10.4(b); provided that such Liens attach at all times only to the Oil and Gas Properties from which the Production Payments have been conveyed;

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(u) Liens securing any Indebtedness or other obligations permitted by Section 10.1(m) and Section 10.1(x);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w) Liens on not more than $20,000,000 of deposits securing Hedging Obligations in respect of Hedge Agreements with counterparties other than Hedge Banks that were not entered into for speculative purposes;

(x) Junior Liens on the Collateral to secure the Junior Lien Notes;

(y) any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(z) Liens on property (excluding property constituting Borrowing Base Properties, Equity Interests of the Borrower or its Subsidiaries pledged as Collateral, and deposit accounts, securities accounts and commodity accounts pledged as Collateral) securing Indebtedness permitted under Section 10.1(o); and

(aa) Liens securing Indebtedness pursuant to the Whitney Term Loan Documents.

10.3 Limitation on Fundamental Changes. Except as permitted by Section 10.4 (other than Section 10.4(d)) or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in Pro Forma Compliance after giving effect to such merger, amalgamation or consolidation, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or ratification of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in Pro

Forma Compliance after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary or (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower (provided that the Borrower shall, and cause any applicable Restricted Subsidiary to, comply with the provisions of Section 9.11 as applicable);

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, (A) an “Investment” and subject to the limitations set forth in Section 10.5 and (B) a “Disposition” and subject to the limitations set forth in Section 10.4(b); and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f) the Borrower and its Restricted Subsidiaries may consummate the Transactions; and

(g) to the extent that no Borrowing Base Deficiency, Default or Event of Default then exists or would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and Reserve Sales and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Equity Interests of any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate Borrowing Base Value of all such Borrowing Base Properties directly or indirectly Disposed of since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(g) exceeds 5% of the then-effective Borrowing Base (or 7.5% of the then-effective Borrowing Base when aggregated with all terminations or creations of any off-setting positions in respect of any commodity hedge positions), then no later than two Business Days after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(g); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) to the extent constituting a Disposition, the Borrower and any Restricted Subsidiary may affect any transaction permitted by Section 10.2, 10.3, 10.5 or 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(i);

(i) Dispositions listed on Schedule 10.4(i) (each, a “Scheduled Disposition” and collectively, the “Scheduled Dispositions”);

(j) transfers of property (i) subject to a Casualty Event or in connection with any condemnation proceeding, in each case, with respect to Collateral, provided that the net cash proceeds of such Casualty Event or condemnation proceeding, if any, are received by the Borrower or a Subsidiary Guarantor or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(k) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l) the unwinding of any Hedge Transaction (subject to the terms of Section 2.14(f));

(m) Dispositions of Oil and Gas Properties that are not Borrowing Base Properties, provided that if a Borrowing Base Deficiency then exists, the proceeds of any such Disposition shall be used to repay Loans or Cash Collateralize L/C Obligations; and

(n) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (m) above.

Notwithstanding anything herein to the contrary, any direct or indirect transfer, conveyance or other disposition Borrowing Base Properties and the Equity Interests of any Restricted Subsidiary or any Minority Investment owning Borrowing Base Properties (whether as a sale, lease, Investment, Dividend or due to the issuance of Equity Interests by a Subsidiary Guarantor to a Person other than a Credit Party) shall be subject to Section 10.4(b).

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $10,000,000;

(d) (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5(d) (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date and set forth on Schedule 10.5(d) as of the Closing Date);

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Qualified Equity Interests;

(g) Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor, and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor, valued at the Fair Market Value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made, in an aggregate amount outstanding pursuant to this Section 10.5(g)(iii) that, at the time such Investment is made, would not exceed the sum of (A) the greater of $50,000,000 and 2.5% of Adjusted

Consolidated Net Tangible Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date), (B) the Applicable Equity Amount at such time and (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(g)(iii) was made by using the Applicable Equity Amount, then the amounts referred to in clause (C) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts);

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration of such Permitted Acquisitions made or provided by the Borrower or any Subsidiary Guarantor to acquire any Restricted Subsidiary that does not become a Subsidiary Guarantor or merge, consolidate or amalgamate into the Borrower or a Subsidiary Guarantor or any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower or a Subsidiary Guarantor, shall not exceed the sum of (i) the greater of $50,000,000 and 2.5% of Adjusted Consolidated Net Tangible Assets after giving effect to such Permitted Acquisitions, (ii) the Applicable Equity Amount at such time and (iii) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(h) was made by using the Applicable Equity Amount, then the amounts referred to in this clause (iii) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts);

(i) Investments (including but not limited to (i) Minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries, (iii) Investments in Subsidiaries that are not Credit Parties and (iv) Investments in respect of royalty trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount outstanding pursuant to this Section 10.5(i); provided that, in each case, after giving pro forma effect to the making of any such Investment, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall have Available Commitments of not less than 20% of the then effective Loan Limit (on a pro forma basis after giving effect to such Investment), and (3) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such Investment, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.75 to 1.00; further provided that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time;

(j) Investments in the Oil and Gas Business made at any such time during which, after giving effect to the making of any such Investment on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing and (ii) Liquidity is not less than 10% of the then effective Borrowing Base;

(k) Investments constituting non-cash proceeds of Dispositions of assets (to the extent non-cash proceeds are permitted in consideration of such Disposition by Section 10.4);

(l) subject to Section 10.6, Investments made to repurchase or retire Equity Interests of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(m) Investments consisting of Restricted Payments permitted under Section 10.6;

(n) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(q) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(r) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(u) to the extent constituting Investments, the Transactions;

(v) Investments in Hedge Transactions of the Borrower or any Restricted Subsidiary permitted by Section 10.1 and Section 10.10;

(w) Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under, respectively, Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c));

(x) in the case of the Borrower and its Restricted Subsidiaries, Investment consisting of (i) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries;

(y) Investments resulting from pledges and deposits under clauses (c), (d) and (e) of the definition of “Permitted Liens” and clauses (j), (o), (w) and (x) of Sections 10.2;

(z) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(aa) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(bb) any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (aa) above or in connection with a Disposition permitted pursuant to Section 10.4.

10.6 Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or the Equity Interests of any Parent Entity or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower or any Parent Entity, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof to) redeem in whole or in part any of its or a Parent Entity’s Equity Interests in exchange for another class of its (or such parent’s) Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (i) (or may make Restricted Payments to permit any Parent Entity thereof to) redeem, acquire, retire or repurchase shares of its (or such Parent Entity’s) Equity Interests held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries or any Parent Entity thereof, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such Equity Interests so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (A) $20,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $40,000,000 in any calendar year plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; notwithstanding the foregoing, 100% of the unused amount of payments in respect of Section 10.6(b)(i) (before giving effect to any carry-forward described in clause (A) of the foregoing proviso) may be carried forward to the two immediately succeeding fiscal years (but not any other) and utilized to make payments pursuant to this Section 10.6(b)(i); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 10.6; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $10,000,000 in the aggregate;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by Section 10.3;

(e) the Borrower may repurchase Equity Interests of the Borrower (or any Parent Entity thereof) upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower may make and pay Restricted Payments to Holdings or any other Parent Entity of the Borrower:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow Holdings or any other Parent Entity to pay): (A) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a Parent Entity is the common parent, or for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any Parent Entity of the Borrower in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand- alone corporate group, and (B) with respect to any taxable period ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in subclause (A)), distributions to any Parent Entity in an amount necessary to permit such Parent Entity to make a pro rata distribution to its equity holders such that each such equity holder receives an amount from such pro rata distribution sufficient to enable such equity holder to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each such equity holder is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any such equity holder for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Borrower for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(ii) the proceeds of which shall be used to allow any Parent Entity to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when Holdings owns no material assets other than the Equity Interests of the Borrower;

(iii) the proceeds of which shall be used by such Parent Entities to pay Restricted Payments contemplated by Section 10.6(b);

(iv) the proceeds of which shall be used to make Restricted Payments to allow any Parent Entity to pay fees and expenses related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, whether or not consummated;

(v) the proceeds of which shall be used to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of any Parent Entity, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, it being understood that 100% of the foregoing costs and expenses shall be deemed attributable to the ownership and operation of the Borrower at all times when Holdings owns no material assets other than the Equity Interests of the Borrower; and

(vi) in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1);

(g) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) so long as, after giving effect thereto on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) the Borrower may pay any dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) so long as after giving pro forma effect to the making of any such Restricted Payment, together with any concurrent Restricted Payments being paid under Sections 10.6(j), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall have Available Commitments of not less than 20% of the then effective Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), (3) the Borrower is in compliance on a Pro Forma Basis with the Current Ratio and (4) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such Restricted Payment, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.75 to 1.00, the Borrower may declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its or any Parent Entity’s Equity Interests; provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency (in which case, the Borrower shall eliminate any Borrowing Base Deficiency in accordance with Section 5.2(b)(ii)));

(j) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to the making of any such Restricted Payment, together with any concurrent Restricted Payments being paid under Section 10.6(i), the Borrower shall be in Pro Forma Compliance (with each Financial Performance Covenant re-computed as of the last day of the most recently ended Test Period as if (i) such Restricted Payment had been paid on the first day of such Test Period and (ii) the amount of any Cure Amount made during such Test Period were not made to the extent (A) the amount of the Applicable Equity Amount after making the proposed Restricted Payment is less than or equal to the amount of such Cure Amount and (B) such Cure Amount was necessary for the Borrower to be in Pro Forma Compliance), the Borrower may declare and pay Restricted Payments in an aggregate amount not to exceed the Applicable Equity Amount at the time such Restricted Payment is made; and

(k) the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date) and make payments described in Sections 9.9(a), (f), (g), (h), (j) and (l) (subject to the conditions set out therein).

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to prepay, repurchase or redeem or otherwise defease the Junior Lien Notes, the Stone Energy Notes or any Permitted Additional Debt comprising senior subordinated or subordinated Indebtedness (it being understood that (i) any Permitted Refinancing Indebtedness in respect of any of the foregoing and (ii) payments of regularly-scheduled cash interest in respect of the Junior Lien Notes, the Stone Energy Notes or such Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease the Junior Lien Notes, the Stone Energy Notes or any such Permitted Additional Debt (A) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (B) by converting or exchanging the Junior Lien Notes, the Stone Energy Notes or any such Permitted Additional Debt to Qualified Equity Interests of the Borrower or any Parent Entity or (C) so long as after giving pro forma effect to the making of any such prepayment, repurchase, redemption or defeasance, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall have Available Commitments of not less than 20% of the then effective Loan Limit (on a pro forma basis after giving effect to such prepayment, repurchase, redemption or defeasance), (3) the Borrower is in compliance on a Pro Forma Basis with the Current Ratio and (4) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such prepayment, repurchase, redemption or defeasance, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 2.75 to 1.00 (on a Pro Forma Basis after giving effect to such prepayment, repurchase, redemption or defeasance), provided that in no event shall the Borrower be permitted to use, directly or indirectly, the proceeds of any Loans to prepay, repurchase, redeem or defease the Junior Lien Notes, the Stone Energy Notes or any Permitted Additional Debt prior to the first anniversary of the Closing Date;

(b) The Borrower will not amend or modify the Junior Lien Notes, the Stone Energy Notes or the documentation governing any senior subordinated or subordinated Permitted Additional Debt that constitutes Material Indebtedness or the terms applicable thereto, other than amendments or modifications that (A) would not be materially adverse to the Lenders (as determined in good faith by the Borrower), taken as a whole, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness; provided that no such amendment or modification shall delete or modify the conditions set forth in the definitions of “Permitted Additional Debt” or “Permitted Refinancing Indebtedness”, as applicable; and

(c) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer or (iii) the prepayment, repurchase, redemption or other defeasance of the Junior Lien Notes, the Stone Energy Notes or any Permitted Additional Debt comprising senior subordinated or subordinated Indebtedness with an aggregate amount not to exceed the Applicable Equity Amount (with the Applicable Equity Amount being re-computed as of the last day of the most recently ended Test Period as if (i) such prepayment, repurchase, redemption or other defeasance had occurred on the first day of such Test Period and (ii) the amount of any Cure Amount made during such Test Period were not made to the extent (A) the amount of the Applicable Equity Amount after making the proposed prepayment, repurchase, redemption or other defeasance is less than or equal to the amount of such Cure Amount and (B) such Cure Amount was necessary for the Borrower to be in compliance on a Pro Forma Basis with a Financial Performance Covenant) at the time of such prepayment, repurchase, redemption or defeasance; provided that in no event shall the Borrower be permitted to use, directly or indirectly, the proceeds of any Loans to prepay, repurchase, redeem or defease the Junior Lien Notes, the Stone Energy Notes or any Permitted Additional Debt prior to the first anniversary of the Closing Date.

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(d) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e) are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements that restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business;

(f) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(g) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(h) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(j) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l) are imposed by Requirements of Law;

(m) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(n) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(o) are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(p) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents or documentation with respect to the Junior Lien Notes, the Stone Energy Notes as determined by the Borrower in good faith;

(q) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(r) are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(s) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the

Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents and any Hedging Obligations;

(b) the Junior Lien Notes, the Junior Lien Indenture, the Stone Energy Notes, the Stone Energy Notes Indenture and, in each case, the related guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(d) any applicable Requirement of Law;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary;

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1 and Section 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or preferred stock of (i) Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 so long as either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to impair the ability of the Borrower to make scheduled payments of cash interest on the Loans when due or (ii) Foreign Subsidiaries as to such Foreign Subsidiaries and their Subsidiaries;

(j) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k) customary provisions contained in leases, sub-leases, licenses, sub- licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Transactions with any Person other than:

(a) Hedge Transactions in respect of commodities entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Transactions then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Transactions) do not exceed, as of the date the latest Hedging Transaction is entered into, 90% of the reasonably anticipated quarterly production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Developed Producing Reserves and 50% of the reasonably anticipated quarterly production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Developed Non-Producing Reserves; provided, that, with respect to Hedge Transactions for commodities the net notional volumes for which are in respect of reasonably anticipated production during any of the months of August through October of any year, in no event shall the Borrower or any Restricted Subsidiary enter into Hedge Transactions with respect to more than 65% of reasonably anticipated production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Developed Producing Reserves for any of such months (and in no event shall the Borrower or any Restricted Subsidiary enter into Hedge Transactions with respect to any of the reasonably anticipated quarterly production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Developed Non-Producing Reserves for any of such months),

(provided further that, with respect to the amount of such reduction of permitted Hedge Transactions in respect of the months of August through October of any year, such amount may be used to increase amounts otherwise permitted during the remaining portion of each year), in each case, as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable for the forty-eight (48) month period from the date of creation of such hedging arrangement (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed Permitted Acquisition (a “Proposed Acquisition”), the Credit Parties may also enter into incremental Hedge Transactions with respect to the Credit Parties’ reasonably anticipated production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Reserves as forecast based upon the most recent Reserve Report having notional volumes not in excess of 90% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (provided that the aggregate of all Hedge Transactions in respect of commodities shall not, in any event, exceed 90% of the reasonably anticipated projected production of oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties Proved Developed Producing Reserves after giving effect to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) 120 days after the date of execution of such definitive acquisition agreement (or such longer period as to which the Administrative Agent may agree). However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound not later than the earlier of (i) if the Proposed Acquisition has not yet been consummated, 120 days (or such longer period to the extent approved in writing by the Administrative Agent) following the date on which such Credit Party executed such definitive acquisition agreement and (ii) 30 days following the date such Proposed Acquisition is terminated, in each case, to the extent the aggregate notional volumes hedged in anticipation of such Proposed Acquisition exceed the volumes permitted for Ongoing Hedges. It is understood that commodity Hedge Transactions which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b) Other Hedge Transactions (other than any Hedge Transactions in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(c) It is understood that for purposes of this Section 10.10, the following Hedge Transactions shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Transaction intended, at inception of execution, to hedge or manage any of the risks related to existing and/or reasonably anticipated projected Hydrocarbon production from reserves of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Transaction intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably anticipated) of the Borrower or its Restricted Subsidiaries, (B) to manage commodity portfolio exposure associated with changes in interest rates, (C) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Transactions such that the combination of such Hedge Transactions is not speculative taken as a whole or (D) for foreign exchange or currency exchange management.

(d) For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), reasonably anticipated projected Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

10.11 Financial Performance Ratios.

(a) Consolidated Total Debt to EBITDAX Ratio. The Borrower will not permit the Consolidated Total Debt to EBITDAX Ratio as of the last day of any Test Period ending on or after September 30, 2018, to be greater than 3.00 to 1.00.

(b) Current Ratio. The Borrower will not permit the Current Ratio as of the last day of any Test Period ending on or after September 30, 2018, to be less than 1.00 to 1.00.

For the purposes of calculating the Consolidated Total Debt to EBITDAX Ratio for the Test Periods ending on September 30, 2018, December 31, 2018 and March 31, 2019 pursuant to this Section 10.11, EBITDAX shall be deemed to equal (i) in the case of the first such Test Period, EBITDAX for the fiscal quarter ending September 30, 2018 multiplied by four (4), (ii) in the case of the second such Test Period, EBITDAX for the two fiscal quarter period ending December 31, 2018, multiplied by two (2) and (iii) in the case of the third such Test Period, Consolidated EBITDAX for the three fiscal quarter period ending March 31, 2019, multiplied by four-thirds (4/3).

10.12 Accounts. Other than Excluded Accounts and amounts permitted to be maintained therein from time to time, no Credit Party shall (i) establish or maintain or (ii) deposit proceeds into, a deposit account, securities account or commodities account that is not subject to a Control Agreement.

10.13 Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.14 Amendments to Organizational Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or modify its organizational documents if such amendment or modification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or could have a material adverse effect on the Administrative Agent, any Letter of Credit Issuer or any Lender.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above);

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.19 or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent;

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to Indebtedness in respect of any Hedge Transactions, termination events or equivalent events pursuant to the terms of the corresponding Hedge Agreements under which such Hedge Transaction is entered into and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such

Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless (and only for so long as), in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b) Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness in respect of any Hedging Obligations, other than due to a termination event or equivalent event pursuant to the terms of the Hedge Agreements under which the applicable Hedge Transaction was entered into and (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof;

11.5 Bankruptcy, Etc. The Borrower, any Guarantor or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower, any Guarantor or any Specified Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, the Borrower, any applicable Guarantor or the applicable Specified Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower, any Guarantor or any Specified Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower, any Guarantor or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or the Borrower, any Guarantor or any Specified Subsidiary makes a general assignment for the benefit of creditors;

11.6 ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and

(b) there would result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect;

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof);

11.8 Security Documents. The Collateral Agreement, Mortgage or any other Security Document pursuant to which assets of the Borrower and the Credit Parties with an aggregate fair market value in excess of $50,000,000 are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or cease to have the priority specified by the Credit Documents, or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof);

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days; or

11.10 Change of Control. A Change of Control shall have occurred;

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Majority Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment and Swingline Commitment terminated, whereupon the Commitment of each Lender and the Swingline Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.8(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.11 Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Transactions and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

11.12 Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with either Financial Performance Covenant, then until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating such Financial Performance Covenant is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds from an issuance of common Equity Interests (other than Disqualified Stock) as a cash capital contribution, and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDAX or Current Assets, as applicable, shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of such Financial Performance Covenant with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) Consolidated Total Debt for such Test Period shall be decreased solely to the extent proceeds of the Cure Amount, if any, are actually applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Total Debt; and

(iii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of each Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) Cure Rights shall not be exercised more than five times during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the applicable Financial Performance Covenant with respect to which the breach or default occurred (such amount, the “Necessary Cure Amount”), provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying such Financial Performance Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with such Financial Performance Covenant, (v) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the 10 Business Day period referred to above, unless the Borrower shall have received the Cure Amount and (vi) to the extent the Borrower exercises more than one Cure Right in any single fiscal quarter, such exercises shall be deemed to be a single exercise of a Cure Right.

(iv) Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining the Applicable Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

(v) Necessary Cure Amount. Notwithstanding anything herein to the contrary, to the extent the Borrower exercises a Cure Right during any Test Period for which the calculation of Consolidated EBITDAX is to be annualized for the purposes of calculating the Consolidated Total Debt to EBITDAX Ratio, the Necessary Cure Amount shall be determined after giving effect to the annualization of Consolidated EBITDAX in accordance with Section 10.11.

SECTION 12. The Agents

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arrangers and the Joint Bookrunners and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities (except those expressly set forth herein) or any fiduciary relationship with the Collateral Agent, the Swingline Lender, any Issuing Bank, any Lender, any Bookrunner or any Lead Arranger (regardless of whether a Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties,

(b) The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities (except those expressly set forth herein), or any fiduciary relationship with any of the Administrative Agent, the Swingline Lender, any Issuing Bank, any Lender, any Bookrunner or any Lead Arranger (regardless of whether a Default has occurred and is continuing), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Lead Arrangers, the Co-Syndication Agents, the Co- Documentation Agents and the Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or, except with respect to any physical certificate or instrument representing Pledged Securities (as defined in the Collateral Agreement) in the possession of the Agent, the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Majority Lenders, the Required Lenders or each individual lender, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in- fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any Issuing Bank. Each Lender, the Swingline Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

12.8 Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the Issuing Banks and the Borrower. If the Administrative Agent, Swingline Lender and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent, Swingline Lender or Collateral Agent, may be removed as the Administrative Agent, Swingline Lender or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, the Swingline Lender and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Swingline Lender.

12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank and any Swingline Lender.

12.11 Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any applicable Guarantor from the Guarantee in connection with such Disposition or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (e) (with respect to Liens securing Indebtedness permitted under Section 10.1), (f), (j), (o), (p) and (t) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

12.12 Right to Realize on Collateral and Enforce Guarantee.

(a) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, (x) the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and (y) the Collateral Agent, as agent for and representative of the Secured Parties, (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall, at the direction of the Majority Lenders, be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition, as more particularly described in Section 12.12(b).

(b) The Secured Parties hereby irrevocably authorize the Collateral Agent to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations that were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations that were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party that will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

12.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 13. Miscellaneous

13.1 Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend

Section 2.8(e)), or forgive any portion, or extend the Maturity Date or the date for the payment, of the Loans or any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders, (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender, and (3) the Maturity Date may be extended in accordance with Section 2.17) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders” (it being understood that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders, Required Lenders and Borrowing Base Required Lender on substantially the same basis as the Loans and Commitments are included on the Closing Date), or amend any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Sections 5.3, 11.11 or 13.8 or any analogous provision of any Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d), (e), (f) or (g) if such modification would have the effect of increasing the Borrowing Base without the written consent of Borrowing Base Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b) Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Majority Lenders, the Required Lenders and the Borrowing Base Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(d) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse to the Lenders in any material respect or (ii) to the extent necessary (A) to integrate any Incremental Increase or Extended Commitment contemplated by Sections 2.16 and 2.17 or (B) to cure any ambiguity, omission, defect or inconsistency so long as, in each case with respect to this clause (B), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents and the Lead Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Mayer Brown LLP, in its capacity as counsel to the Administrative Agent, one special energy counsel and one counsel in each appropriate local jurisdiction (excluding any allocated costs of in-house counsel), (b) to pay or reimburse the Agents, each Issuing Bank, each Lead Arranger and each Lender for all of its reasonable and documented out-of-pocket costs and expenses incurred during any workout or restructuring, or negotiations in respect thereof, or in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, in each case, whether before or after the occurrence of an Event of Default, including the reasonable fees, disbursements and other charges of one counsel, and one counsel in each appropriate local jurisdiction and one financial advisor to the Administrative Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel or financial advisor), (c) to pay, indemnify, and hold harmless each Lender, Issuing Bank, Lead Arranger and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Issuing Bank, Lead Arranger and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed), retain its own counsel), with respect (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) any material breach of any Credit Document by the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent or any Lead Arranger, in each case, in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) (a “Platform”) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor (except solely as a result of the indemnification obligations of the Borrower or any of its Subsidiaries set forth above) shall any such Person, the Borrower or any of its Subsidiaries have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts payable under this Section 13.5 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by the Borrower, by reasonable supporting documentation. The agreements in this Section 13.5 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim, which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than Holdings, the Borrower, its Subsidiaries, any natural person, any Ineligible Institution or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent of:

(A) the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the Administrative Agent, the Swingline Lender and each Issuing Bank (in each case, not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent, the Swingline Lender or any Issuing Bank shall be required for an assignment of to a Lender (other than a Defaulting Lender), an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (h) and (i), as applicable.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank, the Swingline Lender and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to one or more banks, credit insurers, or other entities other than any Defaulting Lender, any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all

Lenders), the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as the case may be, evidencing the Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee of such Lender (each, a “Transferee”) and any prospective Transferee this Agreement and the other Loan Documents, information regarding the Loans and the Letters of Credit, and any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.5 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7, and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6. Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld or delayed).

(h) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender; provided that an Affiliated Lender shall make a representation and warranty to the assigning Lender that at the time of the assignment, the Affiliated Lender is not in possession of any material non-public information (within the meaning of United States securities laws) with respect to the Borrower and its Subsidiaries that has not been disclosed to such assigning Lender or the Lenders generally (other than because any such Lender has elected not to receive such material non-public information); provided further that, by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(i) it shall not have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among Administrative Agent, the Collateral Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents;

(ii) except with respect to any amendment, modification, waiver, consent or other action described in clause (i) of the second proviso of the second sentence of Section 13.1(a) or that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders that are not Affiliated Lenders voted if necessary to give legal effect to this paragraph) under any Credit Document;

(iii) the aggregate principal amount of Loans held by Affiliated Lenders at the time of such assignment may not exceed 25% of the aggregate principal amount of all Loans outstanding at such time under this Agreement; and

(iv) any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such contribution and/or exchange shall be permitted hereunder notwithstanding the non-pro rata reduction and repayment of such Lender’s Loans and Commitments hereunder as a result thereof).

For the avoidance of doubt, assignments to Affiliated Institutional Lenders will be permitted hereunder and the foregoing limitations in this clause (h) shall not be applicable to Affiliated Institutional Lenders.

(i) Ineligible Institutions. The Borrower has delivered to the Administrative Agent on or prior the Closing Date a list of Ineligible Institutions, which list may be updated from to time by the Borrower in order to add one or more operational competitors of the Borrower to such list; provided that (A) in order to be effective, any such update must be provided in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or such other address as the Administrative Agent (including any successor Administrative Agent) shall designate in writing to the Borrower) with confirmation of receipt requested, (B) such update shall not be effective until three (3) Business Days after receipt of written confirmation from the Administrative Agent, (C) notwithstanding anything to the contrary included in the original list of Ineligible Institutions or any such update to such list, no Affiliate of any specified Ineligible Institution shall be considered an Ineligible Institution unless Affiliates are expressly indicated in the original list or any such update and then only to the extent any such Affiliate is clearly identifiable solely on the basis of the similarity of its name to the specified Ineligible Institution, and (D) in no event shall any updates to the list of Ineligible Institutions provide for retroactive effect (and any statement to the contrary contained in any such update shall be disregarded and have no effect). The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (1) post the list of Ineligible Institutions provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (2) provide the list of Ineligible Institutions provided by the Borrower and any updates thereto to each Lender requesting the same. In the event that a Lender proposes to assign all or a portion of its Commitments and Loans in accordance with clause (b) of this Section 13.6 to an assignee, such Lender may request in writing to the Borrower (with a copy to the Administrative Agent) that the Borrower either provide the then-current list of Ineligible Institutions or confirm in writing that a specified proposed assignee is not an Ineligible Institution. In the event that the Borrower fails to respond or fails to provide the then-current list or the requested confirmation within two (2) Business Days, then the specified proposed assignee shall be conclusively deemed not to be an Ineligible Institution. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any assignee Lender or Participant or prospective assignee Lender or Participant is an Ineligible Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Ineligible Institution.

13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders or the Borrowing Base Required Lenders and with respect to which the Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15(f) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14 Acknowledgments. The Borrower hereby acknowledges and agrees that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the other Agents, the Issuing Banks and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any other Agent, any Joint Bookrunner, any Lead Arranger, any Issuing Bank or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Joint Bookrunner, any Lead Arranger, any Issuing Bank or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Joint Bookrunner, any Lead Arranger, any Issuing Bank or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates, each Issuing Bank and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent, any Issuing Bank or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; (v) neither it nor any of it Subsidiaries will assert any claim against the Administrative Agent, any Agent, any Joint Bookrunner, any Lead Arranger, any Issuing Bank or any Lender based on an alleged breach of fiduciary duty by any such Person in connection with this Agreement and the transactions contemplated hereby; and (vi) none of the Administrative Agent, any Agent, any Issuing Bank or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent, any Issuing Bank, the Swingline Lender and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Swingline Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Issuing Bank’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees, agents or Affiliates (and any Affiliate’s attorneys, professional advisors, independent auditors, trustees or agents), in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, and (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement, (h) to any other party to this Agreement, (i) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, or (j) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (2) any actual or prospective party (or its advisors) to any swap, derivative or other transaction relating to the Borrower and its obligations; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, the Swingline Lender, any Issuing Bank and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Issuing Bank or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17 Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party (other than Holdings), to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence and Section 5(g) of the Guarantee) and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back- stopped, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18 USA PATRIOT Act. The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person under, any Secured Hedge Transaction (including any Legacy Hedge Transaction) after giving effect to all netting arrangements in any Hedge Agreements under which such Secured Hedge Transaction was entered into and (c) any Secured Cash Management Agreement provided that, with respect to (x) each Legacy Hedge Transaction and (y) any other Secured Hedge Transaction or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall apply to the hedge provider under each applicable Legacy Hedge Transaction and shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder. Any hedge provider under any Legacy Hedge Transaction, any Hedge Bank and any Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any Legacy Hedge Transaction, any other Secured Hedge Transaction or Secured Cash Management Agreement.

13.23 Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

13.24 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TALOS ENERGY INC., as Holdings

By:	/s/ Michael L. Harding II
Name: Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer

TALOS PRODUCTION LLC, as the Borrower

By:	/s/ Michael L. Harding II
Name: Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Jo Linda Papadakis
Name: Jo Linda Papadakis
Title: Authorized Officer

Signature Page to Credit Agreement

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

Signature Page to Credit Agreement

The Toronto-Dominion Bank, New York Branch, as Issuing Bank

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

Signature Page to Credit Agreement

Natixis New York Branch, as an Issuing Bank and as a Lender

By:	/s/ Carlos Quinteros
Name: Carlos Quinteros
Title: Managing Director

By:	/s/ Ajay Prakash
Name: Ajay Prakash
Title: Vice President

Signature Page to Credit Agreement

Citibank N.A., as a Lender

By:	/s/ Phil Ballard
Name: Phil Ballard
Title: Vice President

Signature Page to Credit Agreement

ABN AMRO Capital USA, LLC, as a Lender

By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Scott Myatt
Name: Scott Myatt
Title: Executive Director

Signature Page to Credit Agreement

Capital One, National Association, as a Lender

By:	/s/ Robert James
Name: Robert James
Title: Director

Signature Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Max Sonnonstine
Name: Max Sonnonstine
Title: Director

Signature Page to Credit Agreement

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

Signature Page to Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Josh Strong
Name: Josh Strong
Title: Director

By:	/s/ Charles Hall
Name: Charles Hall
Title: Managing Director

Signature Page to Credit Agreement

UBS AG, Stamford Branch, as a Lender

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

Signature Page to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Kelly L. Elmore III
Name: Kelly L. Elmore III
Title: Managing Director

Signature Page to Credit Agreement

WHITNEY BANK, as a Lender

By:	/s/ William Jochetz
Name: William Jochetz
Title: Vice President

Signature Page to Credit Agreement

SCHEDULE 1.1(a)

COMMITMENTS

Lender	Commitment	Commitment Percentage
JPMorgan Chase Bank, N.A.	$60,000,000.00	10.00000000%
The Toronto-Dominion Bank, New York Branch	$57,000,000.00	9.50000000%
Natixis, New York Branch	$57,000,000.00	9.50000000%
Citibank, N.A.	$53,000,000.00	8.83333333%
ABN AMRO Capital USA LLC	$53,000,000.00	8.83333333%
Capital One, National Association	$53,000,000.00	8.83333333%
Société Générale	$53,000,000.00	8.83333333%
Deutsche Bank AG New York Branch	$53,000,000.00	8.83333333%
ING Capital LLC	$53,000,000.00	8.83333333%
UBS AG, Stamford Branch	$41,500,000.00	6.91666667%
Regions Bank	$41,500,000.00	6.91666667%
Whitney Bank	25,000,000.00	4.16666667%

Total	$600,000,000.00	100.00000000%

SCHEDULE 1.1(b)

EXCLUDED EQUITY INTERESTS

None.

Schedule 1.1(b)

SCHEDULE 1.1(c)

EXCLUDED SUBSIDIARIES

None.

Schedule 1.1(c) - 1

SCHEDULE 1.1(d)

EXISTING LETTERS OF CREDIT

Outstanding Letters of Credit

Issuing Bank	Borrower	Current Amount	Beneficiary	Effective Date	Actual Expiry

TD	TALOS PRODUCTION	382,860.00	Nautilus Pipeline Company	4-Feb-14	4-Feb-19

TD	TALOS PRODUCTION	795,000.00	Stingray Pipeline Company	4-Feb-14	4-Feb-19

TD	TALOS PRODUCTION	45,000.00	Transcontinental Gas Pipe Line	6-Feb-13	30-Jan-19

TD	TALOS PRODUCTION	1,800,000.00	Chevron USA	31-Jul-14	31-Jul-19

TD	TALOS PRODUCTION	700,000.00	Chevron USA	31-Jul-14	31-Jul-19

TD	TALOS PRODUCTION	192,000.00	Nautilus Pipeline Company	1-Aug-14	1-Aug-18

TD	TALOS PRODUCTION	1,000,000.00	Three Allen Center Co LLC	22-Dec-17	22-Dec-18

Schedule 1.1(d) - 1

SCHEDULE 1.1(e)

CLOSING DATE SUBSIDIARY GUARANTORS

•	Talos Production Finance Inc.

•	Talos Energy Operating GP LLC

•	Talos Energy Operating Company LLC

•	Talos Energy Offshore LLC

•	Talos Gulf Coast LLC

•	Talos ERT LLC

•	CKB Petroleum, LLC

•	Talos Management Intermediary LLC

•	Talos Management Holdings LLC

•	Talos Gulf Coast Onshore LLC

•	Talos Gulf Coast Offshore LLC

•	Talos Energy LLC

•	Talos Energy Holdings LLC

•	Talos Energy Phoenix LLC

•	Talos Argo Inc.

•	Talos Petroleum LLC

•	Talos Resources LLC

•	Stone Energy Holding, L.L.C.

•	Talos Energy International LLC

Schedule 1.1(e) - 1

SCHEDULE 1.1(f)

CLOSING DATE HEDGE BANKS

None.

Schedule 1.1(f) - 1

SCHEDULE 1.1(h )

MAXIMUM LC COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000.00
The Toronto-Dominion Bank, New York Branch	$75,000,000.00
Natixis, New York Branch	$75,000,000.00

SCHEDULE 1.1(i)

EXCLUDED ACCOUNTS

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY PHOENIX LLC	USD	Closed in 90 days

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY LLC	USD	Closed in 90 days

Union Bank of California	DDA—OPERATING ACCOUNT	GULF COAST ENERGY RESOURCES, LLC	USD	Closed in 90 days

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS PRODUCTION LLC	USD	Closed in 90 days

Union Bank of California	ZBA—ZERO BALANCE ACCOUNT	ENERGY RESOURCE TECHNOLOGY GOM, LLC	USD	Closed in 90 days

Union Bank of California	ZBA—ZERO BALANCE ACCOUNT	TALOS ENERGY OFFSHORE LLC	USD	Closed in 90 days

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY INTERNATIONAL LLC	USD	Closed in 90 days

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS ENERGY LLC	USD	Closed in 90 days

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	GULF COAST ENERGY RESOURCES, LLC	USD	Closed in 90 days

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS PRODUCTION LLC	USD	Closed in 90 days

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS ENERGY PHOENIX LLC	USD	Closed in 90 days

Whitney Hancock Bank	IOD INTEREST ACCOUNT	TALOS GULF COAST LLC	USD	Escrow Account for Royalty Owners – Funds do not belong to entity

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX HOLDING COOPERATIEF U.A.	EUR	Foreign Account

Schedule 1.1(i) - 1

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX HOLDING COOPERATIEF U.A.	USD	Foreign Account

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX BV	EUR	Foreign Account

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX BV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY MEXICO 2 S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY MEXICO 7 S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 2 S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 2 S DE RL DE CV	MXN	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 7 S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 7 S DE RL DE CV	MXN	Foreign Account

Scotia Bank	OPERATING ACCOUNT	RIO NORTE OFFSHORE COMPANY S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	RIO NORTE OFFSHORE COMPANY S DE RL DE CV	MXN	Foreign Account

Scotia Bank	OPERATING ACCOUNT	PHOENIX DURANGO OFFSHORE COMPANY S DE RL DE CV	USD	Foreign Account

Scotia Bank	OPERATING ACCOUNT	PHOENIX DURANGO OFFSHORE COMPANY S DE RL DE CV	MXN	Foreign Account

Regions	Revenue	STONE ENERGY	USD	Closed in 90 days

Iberia Bank	Revenue	STONE ENERGY	USD	Closed in 90 days

Texas Capital Bank	Surety Collateral-Escrow Account	STONE ENERGY	USD	Escrow Account Managed by Surety Company

Schedule 1.1(i) - 2

SCHEDULE 6(b)

LOCAL COUNSELS

Liskow & Lewis

Vinson & Elkins

Schedule 6(b) - 1

SCHEDULE 8.4

LITIGATION

None.

Schedule 8.4 - 1

SCHEDULE 8.12

SUBSIDIARIES

•	Talos Production Finance Inc. – Guarantor, Material Subsidiary

•	Talos Energy Operating GP LLC – Guarantor, Material Subsidiary

•	Talos Energy Operating Company LLC – Guarantor, Material Subsidiary

•	Talos Energy Offshore LLC – Guarantor, Material Subsidiary

•	Talos Gulf Coast LLC – Guarantor, Material Subsidiary

•	Talos ERT LLC – Guarantor, Material Subsidiary

•	CKB Petroleum, LLC – Guarantor, Material Subsidiary

•	Talos Management Intermediary LLC – Guarantor, Material Subsidiary

•	Talos Management Holdings LLC – Guarantor, Material Subsidiary

•	Talos Gulf Coast Onshore LLC – Guarantor, Material Subsidiary

•	Talos Gulf Coast Offshore LLC – Guarantor, Material Subsidiary

•	Talos Energy LLC – Guarantor, Material Subsidiary

•	Talos Energy Holdings LLC – Guarantor, Material Subsidiary

•	Talos Energy Phoenix LLC – Guarantor, Material Subsidiary

•	Talos Argo Inc. – Guarantor, Material Subsidiary

•	Talos Petroleum LLC – Guarantor, Material Subsidiary

•	Talos Resources LLC – Guarantor, Material Subsidiary

•	Stone Energy Holding, L.L.C. – Guarantor, Material Subsidiary

•	Talos Energy International LLC –Guarantor, Material Subsidiary

•	Talos Mex Holding Cooperatief U.A. – Restricted

•	Talos Mex B.V. – Restricted

•	Rio Norte Offshore Company, S. DE R.L. DE C.V. – Restricted

•	Talos Energy Mexico 2, S. DE R.L. DE C.V. – Restricted

•	Talos Energy Mexico 7, S. DE R.L. DE C.V. – Restricted

•	Phoenix-Durango Offshore Company, S. DE R.L. DE C.V. – Restricted

•	Talos Energy Offshore Mexico 2, S. DE R.L. DE C.V. – Restricted

•	Talos Energy Offshore Mexico 7, S. DE R.L. DE C.V. – Restricted

Schedule 8.12 - 1

SCHEDULE 8.18

DEPOSIT ACCOUNTS; SECURITIES ACCOUNTS; COMMODITIES ACCOUNTS

Deposit Accounts

Treasury Bank	Type	Account Name	Currency

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY PHOENIX LLC	USD	0021418108

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY LLC	USD	4170003921

Union Bank of California	DDA—OPERATING ACCOUNT	GULF COAST ENERGY RESOURCES, LLC	USD	4170004197

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS PRODUCTION LLC	USD	4170004219

Union Bank of California	ZBA—ZERO BALANCE ACCOUNT	ENERGY RESOURCE TECHNOLOGY GOM, LLC	USD	4170004227

Union Bank of California	ZBA—ZERO BALANCE ACCOUNT	TALOS ENERGY OFFSHORE LLC	USD	4170004235

Union Bank of California	DDA—OPERATING ACCOUNT	TALOS ENERGY INTERNATIONAL LLC	USD	4171000443

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS ENERGY LLC	USD	9080000860

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	GULF COAST ENERGY RESOURCES, LLC	USD	9080000909

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS PRODUCTION LLC	USD	9080015280

Union Bank of California	CDA—DISBURSEMENT ACCOUNT	TALOS ENERGY PHOENIX LLC	USD	9081002348

Whitney Hancock Bank	IOD INTEREST ACCOUNT	TALOS GULF COAST LLC	USD	716213451

Whitney Hancock Bank	CHARITY TRUST ACCOUNT	TALOS BRONZE FUND	USD	46732186

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX HOLDING COOPERATIEF U.A.	EUR	NL06ABNA0451298675

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX HOLDING COOPERATIEF U.A.	USD	NL39ABNA0451305744

Schedule 8.18 - 1

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX BV	EUR	NL80ABNA0450916715

ABN-AMRO	OPERATING ACCOUNT	TALOS MEX BV	USD	NL97ABNA0450929213

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY MEXICO 2 S DE RL DE CV	USD	00107289766

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY MEXICO 7 S DE RL DE CV	USD	00107289715

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 2 S DE RL DE CV	USD	00107289723

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 2 S DE RL DE CV	MXN	00107793169

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 7 S DE RL DE CV	USD	00107290845

Scotia Bank	OPERATING ACCOUNT	TALOS ENERGY OFFSHORE MEXICO 7 S DE RL DE CV	MXN	00101421324

Scotia Bank	OPERATING ACCOUNT	RIO NORTE OFFSHORE COMPANY S DE RL DE CV	USD	00107289731

Scotia Bank	OPERATING ACCOUNT	RIO NORTE OFFSHORE COMPANY S DE RL DE CV	MXN	00107793177

Scotia Bank	OPERATING ACCOUNT	PHOENIX DURANGO OFFSHORE COMPANY S DE RL DE CV	USD	00107289758

Scotia Bank	OPERATING ACCOUNT	PHOENIX DURANGO OFFSHORE COMPANY S DE RL DE CV	MXN	00107793185

Capital One	DDA—OPERATING ACCOUNT	TALOS PRODUCTION LLC	USD	364747475

Capital One	CDA—DISBURSEMENT ACCOUNT	TALOS PRODUCTION LLC	USD	4670140577

Whitney	DDA—OPERATING ACCOUNT	STONE ENERGY	USD	46716032

Regions	Revenue	STONE ENERGY	USD	0054580404

Iberia Bank	Revenue	STONE ENERGY	USD	20000434167

Capital One	Money Market	STONE ENERGY	USD	3820385038

Capital One	DDA—OPERATING ACCOUNT	STONE ENERGY	USD	3822695441

Capital One	Rental	STONE ENERGY	USD	3822695476

Capital One	Health Plan	STONE ENERGY	USD	3822695433

Capital One	401k	STONE ENERGY	USD	3822695484

Schedule 8.18 - 2

Capital One	Revenue	STONE ENERGY	USD	3822695468

Capital One	Payroll	STONE ENERGY	USD	3822695506

Capital One	Oper. Trust-Tolson	STONE ENERGY	USD	3822695492

Capital One	Offshore	STONE ENERGY	USD	3822695514

Texas Capital Bank	Argo Collateral	STONE ENERGY	USD	201002207

See Schedule 1.1(i) for a list of Excluded Accounts.

Schedule 8.18 - 3

SCHEDULE 8.20

HEDGE TRANSACTIONS

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Swap	TD		504988	1/8/2016	January	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	TD		504988	1/8/2016	January	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	TD		504988	1/8/2016	January	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	TD		504988	1/8/2016	January	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	TD		504988	1/8/2016	January	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	TD		504988	1/8/2016	January	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	TD		504988	1/8/2016	January	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	TD		504988	1/8/2016	January	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	TD		504988	1/8/2016	January	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Goldman Sachs	Goldman Sachs	QE1D004319043	1/22/2016	January	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	ING		87499978	8/25/2016	August	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	ING		87499978	8/25/2016	August	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	ING		87499978	8/25/2016	August	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	ING		87499978	8/25/2016	August	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	ING		87499978	8/25/2016	August	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	ING		87499978	8/25/2016	August	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	ING		87499978	8/25/2016	August	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	ING		87499978	8/25/2016	August	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	ING		87499978	8/25/2016	August	1/25/2019	GAS	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	ING		87499978	8/25/2016	August	2/25/2019	GAS	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	ING		87499978	8/25/2016	August	3/25/2019	GAS	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	ING		87499978	8/25/2016	August	4/25/2019	GAS	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	ING		87499978	8/25/2016	August	5/25/2019	GAS	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	ING		87499978	8/25/2016	August	6/25/2019	GAS	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	ING		87499978	8/25/2016	August	7/25/2019	GAS	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	ING		87499978	8/25/2016	August	8/25/2019	GAS	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	ING		87499978	8/25/2016	August	9/25/2019	GAS	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	ING		87499978	8/25/2016	August	10/25/2019	GAS	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	ING		87499978	8/25/2016	August	11/25/2019	GAS	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	ING		87499978	8/25/2016	August	12/25/2019	GAS	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	ING		87499978	8/25/2016	August	1/25/2020	GAS	PDP

Schedule 8.20 - 1

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	104,417.00	17.40	—	—		104,417.00		0	0	2.915	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	27,210.00	4.54	—	—		27,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	77,210.00	12.87	—	—		77,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	77,210.00	12.87	—	—		77,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	77,210.00	12.87	—	—		77,210.00		0	0	2.885	0	0
Talos Production LLC	—	—	—	117,106.00	19.52	—	—		117,106.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	116,717.00	19.45	—	—		116,717.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	108,581.00	18.10	—	—		108,581.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	110,160.00	18.36	—	—		110,160.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	69,357.00	11.56	—	—		69,357.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	62,657.00	10.44	—	—		62,657.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	52,725.00	8.79	—	—		52,725.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	455,519.00	75.92	—	—		455,519.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	591,014.00	98.50	—	—		591,014.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	742,401.00	123.73	—	—		742,401.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	646,515.00	107.75	—	—		646,515.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	690,687.00	115.11	—	—		690,687.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	128,947.00	21.49	—	—		128,947.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	128,632.00	21.44	—	—		128,632.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	112,658.00	18.78	—	—		112,658.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	112,014.00	18.67	—	—		112,014.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	77,061.00	12.84	—	—		77,061.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	71,890.00	11.98	—	—		71,890.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	71,894.00	11.98	—	—		71,894.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	465,786.00	77.63	—	—		465,786.00		0	0	2.99	0	0
Talos Production LLC	—	—	—	454,977.00	75.83	—	—		454,977.00		0	0	2.99	0	0

Schedule 8.20 - 2

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000F9-3AVKV	10/18/2016	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000F9-3B4QR	10/19/2016	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000F9-3B8GB	10/19/2016	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	ING		88500183	12/12/2016	December	5/25/2018	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	ING		88548529	12/16/2016	December	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	ING		88548529	12/16/2016	December	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	ING		88548529	12/16/2016	December	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	ING		88548529	12/16/2016	December	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	ING		88548529	12/16/2016	December	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	ING		88548529	12/16/2016	December	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	ING		88548529	12/16/2016	December	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	ING		88548529	12/16/2016	December	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	ING		88548529	12/16/2016	December	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Regions		114279	12/16/2016	December	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Regions		114279	12/16/2016	December	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Regions		114279	12/16/2016	December	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Regions		114279	12/16/2016	December	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Regions		114279	12/16/2016	December	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Regions		114279	12/16/2016	December	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Regions		114279	12/16/2016	December	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Regions		114279	12/16/2016	December	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Regions		114279	12/16/2016	December	1/25/2019	WTI	PDP

Schedule 8.20 - 3

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	60,000.00	—	60,000.00		60.00	60,000.00	—					54.5
Talos Production LLC	62,000.00	—	62,000.00		62.00	62,000.00	—					54.5
Talos Production LLC	60,000.00	—	60,000.00		60.00	60,000.00	—					54.5
Talos Production LLC	62,000.00	—	62,000.00		62.00	62,000.00	—					54.5
Talos Production LLC	62,000.00	—	62,000.00		62.00	62,000.00	—					54.5
Talos Production LLC	60,000.00	—	60,000.00		60.00	60,000.00	—					54.5
Talos Production LLC	62,000.00	—	62,000.00		62.00	62,000.00	—					54.5
Talos Production LLC	60,000.00	—	60,000.00		60.00	60,000.00	—					54.5
Talos Production LLC	62,000.00	—	62,000.00		62.00	62,000.00	—					54.5
Talos Production LLC	16,500.00	—	16,500.00		16.50	16,500.00	—					55.15
Talos Production LLC	17,050.00	—	17,050.00		17.05	17,050.00	—					55.15
Talos Production LLC	16,500.00	—	16,500.00		16.50	16,500.00	—					55.15
Talos Production LLC	17,050.00	—	17,050.00		17.05	17,050.00	—					55.15
Talos Production LLC	17,050.00	—	17,050.00		17.05	17,050.00	—					55.15
Talos Production LLC	16,500.00	—	16,500.00		16.50	16,500.00	—					55.15
Talos Production LLC	17,050.00	—	17,050.00		17.05	17,050.00	—					55.15
Talos Production LLC	16,500.00	—	16,500.00		16.50	16,500.00	—					55.15
Talos Production LLC	17,050.00	—	17,050.00		17.05	17,050.00	—					55.15
Talos Production LLC	58,500.00	—	58,500.00		58.50	58,500.00	—					55.43
Talos Production LLC	60,450.00	—	60,450.00		60.45	60,450.00	—					55.43
Talos Production LLC	58,500.00	—	58,500.00		58.50	58,500.00	—					55.43
Talos Production LLC	60,450.00	—	60,450.00		60.45	60,450.00	—					55.43
Talos Production LLC	60,450.00	—	60,450.00		60.45	60,450.00	—					55.43
Talos Production LLC	58,500.00	—	58,500.00		58.50	58,500.00	—					55.43
Talos Production LLC	60,450.00	—	60,450.00		60.45	60,450.00	—					55.43
Talos Production LLC	58,500.00	—	58,500.00		58.50	58,500.00	—					55.43
Talos Production LLC	60,450.00	—	60,450.00		60.45	60,450.00	—					55.43
Talos Production LLC	35,546.00	—	35,546.00		35.55	35,546.00	—					$55.00
Talos Production LLC	30,000.00	—	30,000.00		30.00	30,000.00	—					$54.59
Talos Production LLC	31,000.00	—	31,000.00		31.00	31,000.00	—					$54.59
Talos Production LLC	30,000.00	—	30,000.00		30.00	30,000.00	—					$54.59
Talos Production LLC	31,000.00	—	31,000.00		31.00	31,000.00	—					$54.59
Talos Production LLC	31,000.00	—	31,000.00		31.00	31,000.00	—					$54.59
Talos Production LLC	30,000.00	—	30,000.00		30.00	30,000.00	—					$54.59
Talos Production LLC	31,000.00	—	31,000.00		31.00	31,000.00	—					$54.59
Talos Production LLC	30,000.00	—	30,000.00		30.00	30,000.00	—					$54.59
Talos Production LLC	31,000.00	—	31,000.00		31.00	31,000.00	—					$54.59
Talos Production LLC	42,000.00	—	42,000.00		42.00	42,000.00	—					$54.60
Talos Production LLC	43,400.00	—	43,400.00		43.40	43,400.00	—					$54.60
Talos Production LLC	42,000.00	—	42,000.00		42.00	42,000.00	—					$54.60
Talos Production LLC	43,400.00	—	43,400.00		43.40	43,400.00	—					$54.60
Talos Production LLC	43,400.00	—	43,400.00		43.40	43,400.00	—					$54.60
Talos Production LLC	42,000.00	—	42,000.00		42.00	42,000.00	—					$54.60
Talos Production LLC	43,400.00	—	43,400.00		43.40	43,400.00	—					$54.60
Talos Production LLC	42,000.00	—	42,000.00		42.00	42,000.00	—					$54.60
Talos Production LLC	43,400.00	—	43,400.00		43.40	43,400.00	—					$54.60

Schedule 8.20 - 4

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10596345	12/20/2016	December	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10596345	12/20/2016	December	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10596345	12/20/2016	December	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10596345	12/20/2016	December	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10596345	12/20/2016	December	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10596345	12/20/2016	December	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10596345	12/20/2016	December	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10596345	12/20/2016	December	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10596345	12/20/2016	December	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Shell		10596343	12/20/2016	December	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Shell		10596343	12/20/2016	December	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Shell		10596343	12/20/2016	December	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Shell		10596343	12/20/2016	December	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Shell		10596343	12/20/2016	December	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Shell		10596343	12/20/2016	December	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Shell		10596343	12/20/2016	December	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Shell		10596343	12/20/2016	December	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Shell		10596343	12/20/2016	December	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Shell		10596343	12/20/2016	December	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	Shell		10596343	12/20/2016	December	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Shell		10596343	12/20/2016	December	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Regions		114415	1/4/2017	January	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Regions		114415	1/4/2017	January	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Regions		114415	1/4/2017	January	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Regions		114415	1/4/2017	January	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Regions		114415	1/4/2017	January	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Regions		114415	1/4/2017	January	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Regions		114415	1/4/2017	January	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Regions		114415	1/4/2017	January	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Regions		114415	1/4/2017	January	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	ING		89479528	4/5/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	ING		89479528	4/5/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	ING		89479528	4/5/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	ING		89479528	4/5/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	ING		89479528	4/5/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	ING		89479528	4/5/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	ING		89479528	4/5/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	ING		89479528	4/5/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	ING		89479528	4/5/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	ING		89479528	4/5/2017	April	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	ING		89479528	4/5/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	ING		89479528	4/5/2017	April	1/25/2020	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	ING		89493101	4/7/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	ING		89493101	4/7/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	ING		89493101	4/7/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	ING		89493101	4/7/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	ING		89493101	4/7/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	ING		89493101	4/7/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	ING		89493101	4/7/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	ING		89493101	4/7/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	ING		89493101	4/7/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	ING		89493101	4/7/2017	April	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	ING		89493101	4/7/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	ING		89493101	4/7/2017	April	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10980652	4/10/2017	April	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10980652	4/10/2017	April	6/25/2018	GAS	PDP

Schedule 8.20 - 5

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.72
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.72
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.72
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.72
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	42,000.00	—	42,000.00		42.00	42,000.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	45,000.00	—	45,000.00		45.00	45,000.00	—					$54.15
Talos Production LLC	46,500.00	—	46,500.00		46.50	46,500.00	—					$54.15
Talos Production LLC	13,500.00	—	13,500.00		13.50	13,500.00	—					$56.22
Talos Production LLC	13,950.00	—	13,950.00		13.95	13,950.00	—					$56.22
Talos Production LLC	13,500.00	—	13,500.00		13.50	13,500.00	—					$56.22
Talos Production LLC	13,950.00	—	13,950.00		13.95	13,950.00	—					$56.22
Talos Production LLC	13,950.00	—	13,950.00		13.95	13,950.00	—					$56.22
Talos Production LLC	13,500.00	—	13,500.00		13.50	13,500.00	—					$56.22
Talos Production LLC	13,950.00	—	13,950.00		13.95	13,950.00	—					$56.22
Talos Production LLC	13,500.00	—	13,500.00		13.50	13,500.00	—					$56.22
Talos Production LLC	13,950.00	—	13,950.00		13.95	13,950.00	—					$56.22
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	16,800.00		16,800.00		16.80	16,800.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.00
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	16,800.00		16,800.00		16.80	16,800.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Production LLC	18,000.00		18,000.00		18.00	18,000.00	—					$52.25
Talos Production LLC	18,600.00		18,600.00		18.60	18,600.00	—					$52.25
Talos Energy Phoenix LLC	—			18,000.00	3.00	—	—		18,000.00				$3.01
Talos Energy Phoenix LLC	—			18,600.00	3.10	—	—		18,600.00				$3.01

Schedule 8.20 - 6

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10980652	4/10/2017	April	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10980652	4/10/2017	April	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10980652	4/10/2017	April	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10980652	4/10/2017	April	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10980652	4/10/2017	April	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10980652	4/10/2017	April	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10980652	4/10/2017	April	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis		200873187	4/10/2017	April	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis		200873187	4/10/2017	April	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis		200873187	4/10/2017	April	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis		200873187	4/10/2017	April	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis		200873187	4/10/2017	April	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis		200873187	4/10/2017	April	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis		200873187	4/10/2017	April	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis		200873187	4/10/2017	April	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis		200873187	4/10/2017	April	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis		200872631	4/10/2017	April	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis		200872631	4/10/2017	April	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis		200872631	4/10/2017	April	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis		200872631	4/10/2017	April	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis		200872631	4/10/2017	April	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis		200872631	4/10/2017	April	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis		200872631	4/10/2017	April	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis		200872631	4/10/2017	April	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis		200872631	4/10/2017	April	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		850000YV-73FQ	4/10/2017	April	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000YV-73AD	4/10/2017	April	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10984122	4/11/2017	April	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10984122	4/11/2017	April	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10984122	4/11/2017	April	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10984122	4/11/2017	April	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10984122	4/11/2017	April	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10984122	4/11/2017	April	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10984122	4/11/2017	April	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10984122	4/11/2017	April	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10984122	4/11/2017	April	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Shell		10984123	4/11/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Shell		10984123	4/11/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Shell		10984123	4/11/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Shell		10984123	4/11/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Shell		10984123	4/11/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Shell		10984123	4/11/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Shell		10984123	4/11/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Shell		10984123	4/11/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Shell		10984123	4/11/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Shell		10984123	4/11/2017	April	11/25/2019	WTI	PDP

Schedule 8.20 - 7

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Energy Phoenix LLC	—			18,000.00	3.00	—	—		18,000.00				$3.01
Talos Energy Phoenix LLC	—			18,600.00	3.10	—	—		18,600.00				$3.01
Talos Energy Phoenix LLC	—			18,600.00	3.10	—	—		18,600.00				$3.01
Talos Energy Phoenix LLC	—			18,000.00	3.00	—	—		18,000.00				$3.01
Talos Energy Phoenix LLC	—			18,600.00	3.10	—	—		18,600.00				$3.01
Talos Energy Phoenix LLC	—			18,000.00	3.00	—	—		18,000.00				$3.01
Talos Energy Phoenix LLC	—			18,600.00	3.10	—	—		18,600.00				$3.01
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	—			45,000.00	7.50	—	—		45,000.00				$3.03
Talos Production LLC	—			46,500.00	7.75	—	—		46,500.00				$3.03
Talos Production LLC	—			45,000.00	7.50	—	—		45,000.00				$3.03
Talos Production LLC	—			46,500.00	7.75	—	—		46,500.00				$3.03
Talos Production LLC	—			46,500.00	7.75	—	—		46,500.00				$3.03
Talos Production LLC	—			45,000.00	7.50	—	—		45,000.00				$3.03
Talos Production LLC	—			46,500.00	7.75	—	—		46,500.00				$3.03
Talos Production LLC	—			45,000.00	7.50	—	—		45,000.00				$3.03
Talos Production LLC	—			46,500.00	7.75	—	—		46,500.00				$3.03
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.50
Talos Production LLC	—		—	45,000.00	7.50	—	—		45,000.00				$3.05
Talos Production LLC	—		—	46,500.00	7.75	—	—		46,500.00				$3.05
Talos Production LLC	—		—	45,000.00	7.50	—	—		45,000.00				$3.05
Talos Production LLC	—		—	46,500.00	7.75	—	—		46,500.00				$3.05
Talos Production LLC	—		—	46,500.00	7.75	—	—		46,500.00				$3.05
Talos Production LLC	—		—	45,000.00	7.50	—	—		45,000.00				$3.05
Talos Production LLC	—		—	46,500.00	7.75	—	—		46,500.00				$3.05
Talos Production LLC	—		—	45,000.00	7.50	—	—		45,000.00				$3.05
Talos Production LLC	—		—	46,500.00	7.75	—	—		46,500.00				$3.05
Talos Energy Phoenix LLC	5,250.00		5,250.00		5.25	5,250.00	—					$53.20
Talos Energy Phoenix LLC	5,425.00		5,425.00		5.43	5,425.00	—					$53.20
Talos Energy Phoenix LLC	5,250.00		5,250.00		5.25	5,250.00	—					$53.20
Talos Energy Phoenix LLC	5,425.00		5,425.00		5.43	5,425.00	—					$53.20
Talos Energy Phoenix LLC	5,425.00		5,425.00		5.43	5,425.00	—					$53.20
Talos Energy Phoenix LLC	5,250.00		5,250.00		5.25	5,250.00	—					$53.20
Talos Energy Phoenix LLC	5,425.00		5,425.00		5.43	5,425.00	—					$53.20
Talos Energy Phoenix LLC	5,250.00		5,250.00		5.25	5,250.00	—					$53.20
Talos Energy Phoenix LLC	5,425.00		5,425.00		5.43	5,425.00	—					$53.20
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	3,360.00		3,360.00		3.36	3,360.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	3,600.00		3,600.00		3.60	3,600.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	3,600.00		3,600.00		3.60	3,600.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	3,600.00		3,600.00		3.60	3,600.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40

Schedule 8.20 - 8

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
11/1/2019	11/30/2019	November	2019	365	Swap	Shell		10984123	4/11/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Shell		10984123	4/11/2017	April	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10988695	4/13/2017	April	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10988695	4/13/2017	April	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10988695	4/13/2017	April	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10988695	4/13/2017	April	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10988695	4/13/2017	April	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10988695	4/13/2017	April	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10988695	4/13/2017	April	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10988695	4/13/2017	April	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10988695	4/13/2017	April	1/25/2019	GAS	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10989626	4/13/2017	April	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10989626	4/13/2017	April	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10989626	4/13/2017	April	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10989626	4/13/2017	April	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10989626	4/13/2017	April	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10989626	4/13/2017	April	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10989626	4/13/2017	April	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10989626	4/13/2017	April	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10989626	4/13/2017	April	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Shell		10989628	4/13/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Shell		10989628	4/13/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Shell		10989628	4/13/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Shell		10989628	4/13/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Shell		10989628	4/13/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Shell		10989628	4/13/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Shell		10989628	4/13/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Shell		10989628	4/13/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Shell		10989628	4/13/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Shell		10989628	4/13/2017	April	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	Shell		10989628	4/13/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Shell		10989628	4/13/2017	April	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		10987455	4/13/2017	April	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		10987455	4/13/2017	April	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		10987455	4/13/2017	April	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		10987455	4/13/2017	April	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		10987455	4/13/2017	April	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		10987455	4/13/2017	April	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		10987455	4/13/2017	April	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		10987455	4/13/2017	April	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		10987455	4/13/2017	April	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Shell		10987462	4/13/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Shell		10987462	4/13/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Shell		10987462	4/13/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Shell		10987462	4/13/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Shell		10987462	4/13/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Shell		10987462	4/13/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Shell		10987462	4/13/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Shell		10987462	4/13/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Shell		10987462	4/13/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Shell		10987462	4/13/2017	April	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	Shell		10987462	4/13/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Shell		10987462	4/13/2017	April	1/25/2020	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	ING		89549160	4/13/2017	April	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	ING		89549160	4/13/2017	April	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	ING		89549160	4/13/2017	April	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	ING		89549160	4/13/2017	April	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	ING		89549160	4/13/2017	April	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	ING		89549160	4/13/2017	April	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	ING		89549160	4/13/2017	April	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	ING		89549160	4/13/2017	April	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	ING		89549160	4/13/2017	April	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	ING		89549160	4/13/2017	April	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	ING		89549160	4/13/2017	April	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	ING		89549160	4/13/2017	April	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	5/25/2018	GAS	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	6/25/2018	GAS	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	7/25/2018	GAS	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	8/25/2018	GAS	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	9/25/2018	GAS	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	10/25/2018	GAS	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	11/25/2018	GAS	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	12/25/2018	GAS	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		8500012F-3ITI	4/26/2017	April	1/25/2019	GAS	PDP

Schedule 8.20 - 9

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Energy Phoenix LLC	3,600.00		3,600.00		3.60	3,600.00	—					$52.40
Talos Energy Phoenix LLC	3,720.00		3,720.00		3.72	3,720.00	—					$52.40
Talos Energy Phoenix LLC	—			15,000.00	2.50	—	—		15,000.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,500.00	2.58	—	—		15,500.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,000.00	2.50	—	—		15,000.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,500.00	2.58	—	—		15,500.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,500.00	2.58	—	—		15,500.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,000.00	2.50	—	—		15,000.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,500.00	2.58	—	—		15,500.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,000.00	2.50	—	—		15,000.00		$—	$—	$3.03
Talos Energy Phoenix LLC	—			15,500.00	2.58	—	—		15,500.00		$—	$—	$3.03
Talos Energy Phoenix LLC	10,500.00	—	10,500.00	—	10.50	10,500.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,850.00	—	10,850.00	—	10.85	10,850.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,500.00	—	10,500.00	—	10.50	10,500.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,850.00	—	10,850.00	—	10.85	10,850.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,850.00	—	10,850.00	—	10.85	10,850.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,500.00	—	10,500.00	—	10.50	10,500.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,850.00	—	10,850.00	—	10.85	10,850.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,500.00	—	10,500.00	—	10.50	10,500.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	10,850.00	—	10,850.00	—	10.85	10,850.00	—		—		$—	$53.30	$—
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,000.00		7,000.00		7.00	7,000.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,500.00		7,500.00		7.50	7,500.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,500.00		7,500.00		7.50	7,500.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,500.00		7,500.00		7.50	7,500.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	7,500.00		7,500.00		7.50	7,500.00	—					$52.75
Talos Energy Phoenix LLC	7,750.00		7,750.00		7.75	7,750.00	—					$52.75
Talos Energy Phoenix LLC	9,000.00		9,000.00		9.00	9,000.00	—					$53.50
Talos Energy Phoenix LLC	9,300.00		9,300.00		9.30	9,300.00	—					$53.50
Talos Energy Phoenix LLC	9,000.00		9,000.00		9.00	9,000.00	—					$53.50
Talos Energy Phoenix LLC	9,300.00		9,300.00		9.30	9,300.00	—					$53.50
Talos Energy Phoenix LLC	9,300.00		9,300.00		9.30	9,300.00	—					$53.50
Talos Energy Phoenix LLC	9,000.00		9,000.00		9.00	9,000.00	—					$53.50
Talos Energy Phoenix LLC	9,300.00		9,300.00		9.30	9,300.00	—					$53.50
Talos Energy Phoenix LLC	9,000.00		9,000.00		9.00	9,000.00	—					$53.50
Talos Energy Phoenix LLC	9,300.00		9,300.00		9.30	9,300.00	—					$53.50
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	5,600.00		5,600.00		5.60	5,600.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	6,000.00		6,000.00		6.00	6,000.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	6,000.00		6,000.00		6.00	6,000.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	6,000.00		6,000.00		6.00	6,000.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Energy Phoenix LLC	6,000.00		6,000.00		6.00	6,000.00	—					$53.00
Talos Energy Phoenix LLC	6,200.00		6,200.00		6.20	6,200.00	—					$53.00
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	42,000.00		42,000.00		42.00	42,000.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.35
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.35
Talos Production LLC	—			195,000.00	32.50	—	—		195,000.00				$3.11
Talos Production LLC	—			201,500.00	33.58	—	—		201,500.00				$3.11
Talos Production LLC	—			195,000.00	32.50	—	—		195,000.00				$3.11
Talos Production LLC	—			201,500.00	33.58	—	—		201,500.00				$3.11
Talos Production LLC	—			201,500.00	33.58	—	—		201,500.00				$3.11
Talos Production LLC	—			195,000.00	32.50	—	—		195,000.00				$3.11
Talos Production LLC	—			201,500.00	33.58	—	—		201,500.00				$3.11
Talos Production LLC	—			195,000.00	32.50	—	—		195,000.00				$3.11
Talos Production LLC	—			201,500.00	33.58	—	—		201,500.00				$3.11

Schedule 8.20 - 10

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Swap	ING		90494176	8/8/2017	August	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	ING		90494176	8/8/2017	August	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	ING		90494176	8/8/2017	August	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	ING		90494176	8/8/2017	August	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	ING		90494176	8/8/2017	August	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	ING		90494176	8/8/2017	August	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	ING		90494176	8/8/2017	August	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	ING		90494176	8/8/2017	August	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	ING		90494176	8/8/2017	August	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		11366985	9/6/2017	September	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		11366985	9/6/2017	September	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		11366985	9/6/2017	September	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		11366985	9/6/2017	September	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		11366985	9/6/2017	September	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		11366985	9/6/2017	September	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		11366985	9/6/2017	September	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		11366985	9/6/2017	September	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		11366985	9/6/2017	September	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis		208617115	9/14/2017	September	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis		208617115	9/14/2017	September	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis		208617115	9/14/2017	September	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis		208617115	9/14/2017	September	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis		208617115	9/14/2017	September	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis		208617115	9/14/2017	September	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis		208617115	9/14/2017	September	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis		208617115	9/14/2017	September	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis		208617115	9/14/2017	September	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis		208617115	9/14/2017	September	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis		208617115	9/14/2017	September	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis		208617115	9/14/2017	September	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		11385418	9/14/2017	September	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		11385418	9/14/2017	September	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		11385418	9/14/2017	September	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		11385418	9/14/2017	September	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		11385418	9/14/2017	September	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		11385418	9/14/2017	September	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		11385418	9/14/2017	September	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		11385418	9/14/2017	September	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		11385418	9/14/2017	September	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Shell		11385442	9/14/2017	September	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Shell		11385442	9/14/2017	September	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Shell		11385442	9/14/2017	September	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Shell		11385442	9/14/2017	September	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Shell		11385442	9/14/2017	September	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Shell		11385442	9/14/2017	September	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Shell		11385442	9/14/2017	September	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Shell		11385442	9/14/2017	September	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Shell		11385442	9/14/2017	September	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	Shell		11385574	9/14/2017	September	2/25/2019	WTI	PDP
2/1/2019	2/28/2019	February	2019	365	Swap	Shell		11385574	9/14/2017	September	3/25/2019	WTI	PDP
3/1/2019	3/31/2019	March	2019	365	Swap	Shell		11385574	9/14/2017	September	4/25/2019	WTI	PDP
4/1/2019	4/30/2019	April	2019	365	Swap	Shell		11385574	9/14/2017	September	5/25/2019	WTI	PDP
5/1/2019	5/31/2019	May	2019	365	Swap	Shell		11385574	9/14/2017	September	6/25/2019	WTI	PDP
6/1/2019	6/30/2019	June	2019	365	Swap	Shell		11385574	9/14/2017	September	7/25/2019	WTI	PDP
7/1/2019	7/31/2019	July	2019	365	Swap	Shell		11385574	9/14/2017	September	8/25/2019	WTI	PDP
8/1/2019	8/31/2019	August	2019	365	Swap	Shell		11385574	9/14/2017	September	9/25/2019	WTI	PDP
9/1/2019	9/30/2019	September	2019	365	Swap	Shell		11385574	9/14/2017	September	10/25/2019	WTI	PDP
10/1/2019	10/31/2019	October	2019	365	Swap	Shell		11385574	9/14/2017	September	11/25/2019	WTI	PDP
11/1/2019	11/30/2019	November	2019	365	Swap	Shell		11385574	9/14/2017	September	12/25/2019	WTI	PDP
12/1/2019	12/31/2019	December	2019	365	Swap	Shell		11385574	9/14/2017	September	1/25/2020	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000F9-4T7OB	10/30/2017	October	1/25/2019	WTI	PDP

Schedule 8.20 - 11

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	10,500.00		10,500.00		10.50	10,500.00	—					$50.00
Talos Production LLC	10,850.00		10,850.00		10.85	10,850.00	—					$50.00
Talos Production LLC	10,500.00		10,500.00		10.50	10,500.00	—					$50.00
Talos Production LLC	10,850.00		10,850.00		10.85	10,850.00	—					$50.00
Talos Production LLC	10,850.00		10,850.00		10.85	10,850.00	—					$50.00
Talos Production LLC	10,500.00		10,500.00		10.50	10,500.00	—					$50.00
Talos Production LLC	10,850.00		10,850.00		10.85	10,850.00	—					$50.00
Talos Production LLC	10,500.00		10,500.00		10.50	10,500.00	—					$50.00
Talos Production LLC	10,850.00		10,850.00		10.85	10,850.00	—					$50.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$50.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$50.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$50.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$50.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$50.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$50.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$50.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$50.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$50.00
Talos Production LLC	142,285.00		142,285.00		142.29	142,285.00	—					$50.76
Talos Production LLC	121,366.00		121,366.00		121.37	121,366.00	—					$50.76
Talos Production LLC	127,781.00		127,781.00		127.78	127,781.00	—					$50.76
Talos Production LLC	117,690.00		117,690.00		117.69	117,690.00	—					$50.76
Talos Production LLC	115,876.00		115,876.00		115.88	115,876.00	—					$50.76
Talos Production LLC	106,177.00		106,177.00		106.18	106,177.00	—					$50.76
Talos Production LLC	104,573.00		104,573.00		104.57	104,573.00	—					$50.76
Talos Production LLC	45,839.00		45,839.00		45.84	45,839.00	—					$50.76
Talos Production LLC	40,983.00		40,983.00		40.98	40,983.00	—					$50.76
Talos Production LLC	39,034.00		39,034.00		39.03	39,034.00	—					$50.76
Talos Production LLC	82,974.00		82,974.00		82.97	82,974.00	—					$50.76
Talos Production LLC	81,598.00		81,598.00		81.60	81,598.00	—					$50.76
Talos Energy Phoenix LLC	—			46,382.00	7.73	—	—		46,382.00				$3.02
Talos Energy Phoenix LLC	—			47,196.00	7.87	—	—		47,196.00				$3.02
Talos Energy Phoenix LLC	—			44,986.00	7.50	—	—		44,986.00				$3.02
Talos Energy Phoenix LLC	—			45,795.00	7.63	—	—		45,795.00				$3.02
Talos Energy Phoenix LLC	—			14,621.00	2.44	—	—		14,621.00				$3.02
Talos Energy Phoenix LLC	—			13,560.00	2.26	—	—		13,560.00				$3.02
Talos Energy Phoenix LLC	—			12,051.00	2.01	—	—		12,051.00				$3.02
Talos Energy Phoenix LLC	—			26,510.00	4.42	—	—		26,510.00				$3.02
Talos Energy Phoenix LLC	—			25,306.00	4.22	—	—		25,306.00				$3.02
Talos Energy Phoenix LLC	19,271.00		19,271.00		19.27	19,271.00	—					$50.73
Talos Energy Phoenix LLC	19,681.00		19,681.00		19.68	19,681.00	—					$50.73
Talos Energy Phoenix LLC	18,826.00		18,826.00		18.83	18,826.00	—					$50.73
Talos Energy Phoenix LLC	19,232.00		19,232.00		19.23	19,232.00	—					$50.73
Talos Energy Phoenix LLC	7,352.00		7,352.00		7.35	7,352.00	—					$50.73
Talos Energy Phoenix LLC	6,911.00		6,911.00		6.91	6,911.00	—					$50.73
Talos Energy Phoenix LLC	6,413.00		6,413.00		6.41	6,413.00	—					$50.73
Talos Energy Phoenix LLC	11,513.00		11,513.00		11.51	11,513.00	—					$50.73
Talos Energy Phoenix LLC	11,071.00		11,071.00		11.07	11,071.00	—					$50.73
Talos Energy Phoenix LLC	11,756.00		11,756.00		11.76	11,756.00	—					$50.05
Talos Energy Phoenix LLC	10,046.00		10,046.00		10.05	10,046.00	—					$50.05
Talos Energy Phoenix LLC	10,520.00		10,520.00		10.52	10,520.00	—					$50.05
Talos Energy Phoenix LLC	9,606.00		9,606.00		9.61	9,606.00	—					$50.05
Talos Energy Phoenix LLC	9,361.00		9,361.00		9.36	9,361.00	—					$50.05
Talos Energy Phoenix LLC	8,538.00		8,538.00		8.54	8,538.00	—					$50.05
Talos Energy Phoenix LLC	8,310.00		8,310.00		8.31	8,310.00	—					$50.05
Talos Energy Phoenix LLC	3,926.00		3,926.00		3.93	3,926.00	—					$50.05
Talos Energy Phoenix LLC	3,474.00		3,474.00		3.47	3,474.00	—					$50.05
Talos Energy Phoenix LLC	3,271.00		3,271.00		3.27	3,271.00	—					$50.05
Talos Energy Phoenix LLC	6,277.00		6,277.00		6.28	6,277.00	—					$50.05
Talos Energy Phoenix LLC	6,085.00		6,085.00		6.09	6,085.00	—					$50.05
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.62
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.62
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.62
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.62
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.62
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.62
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.62
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.62
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.62

Schedule 8.20 - 12

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Swap	ING		91163012	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	ING		91163012	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	ING		91163012	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	ING		91163012	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	ING		91163012	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	ING		91163012	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	ING		91163012	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	ING		91163012	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	ING		91163012	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis		210836452	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis		210836452	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis		210836452	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis		210836452	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis		210836452	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis		210836452	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis		210836452	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis		210836452	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis		210836452	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis		210836493	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis		210836493	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis		210836493	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis		210836493	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis		210836493	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis		210836493	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis		210836493	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis		210836493	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis		210836493	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	J.P. Morgan		85000F9-4T7VI	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Regions		117442	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Regions		117442	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Regions		117442	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Regions		117442	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Regions		117442	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Regions		117442	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Regions		117442	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Regions		117442	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Regions		117442	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	TD		589023	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	TD		589023	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	TD		589023	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	TD		589023	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	TD		589023	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	TD		589023	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	TD		589023	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	TD		589023	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	TD		589023	10/30/2017	October	1/25/2019	WTI	PDP
4/1/2018	4/30/2018	April	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	5/25/2018	WTI	PDP
5/1/2018	5/31/2018	May	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	6/25/2018	WTI	PDP
6/1/2018	6/30/2018	June	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	7/25/2018	WTI	PDP
7/1/2018	7/31/2018	July	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	8/25/2018	WTI	PDP
8/1/2018	8/31/2018	August	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	9/25/2018	WTI	PDP
9/1/2018	9/30/2018	September	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	10/25/2018	WTI	PDP
10/1/2018	10/31/2018	October	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	11/25/2018	WTI	PDP
11/1/2018	11/30/2018	November	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	12/25/2018	WTI	PDP
12/1/2018	12/31/2018	December	2018	365	Swap	Goldman Sachs		QE1D009192597	10/30/2017	October	1/25/2019	WTI	PDP
1/1/2019	1/31/2019	January	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	J.P. Morgan		85000F9-4V7N0	11/10/2017	November	7/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	J.P. Morgan		85000F9-4VBN2	11/10/2017	November	7/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	J.P. Morgan		85000F9-4V81R	11/10/2017	November	7/25/2019	WTI

Schedule 8.20 - 13

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.38
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.38
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.38
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.38
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.38
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.38
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.38
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—					$53.38
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—					$53.38
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.44
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.44
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.44
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.44
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.44
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.44
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.44
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.44
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.44
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.37
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.37
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.37
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.37
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.37
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.37
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.37
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.37
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.37
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.55
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.55
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.55
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.55
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.55
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.55
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.55
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—					$53.55
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—					$53.55
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—					$53.50
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—					$53.50
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—					$53.50
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—					$53.50
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—					$53.50
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—					$53.50
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—					$53.50
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—					$53.50
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—					$53.50
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.42
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.42
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.42
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.42
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.42
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.42
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.42
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—					$53.42
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—					$53.42
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$53.60
Talos Production LLC	28,000.00		28,000.00		28.00	28,000.00	—	—				$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$53.60
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$53.60
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$53.60
Talos Production LLC	65,100.00		65,100.00		65.10	65,100.00	—	—				$53.60
Talos Production LLC	58,800.00		58,800.00		58.80	58,800.00	—	—				$53.60
Talos Production LLC	65,100.00		65,100.00		65.10	65,100.00	—	—				$53.60
Talos Production LLC	63,000.00		63,000.00		63.00	63,000.00	—	—				$53.60
Talos Production LLC	65,100.00		65,100.00		65.10	65,100.00	—	—				$53.60
Talos Production LLC	63,000.00		63,000.00		63.00	63,000.00	—	—				$53.60
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$53.54
Talos Production LLC	56,000.00		56,000.00		56.00	56,000.00	—	—				$53.54
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$53.54
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$53.54
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$53.54
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$53.54

Schedule 8.20 - 14

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
10/1/2018	10/31/2018	October	2018	365	Swap	ING		91441615	12/4/2017	December	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	ING		91441615	12/4/2017	December	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	ING		91441615	12/4/2017	December	1/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	ING		91441615	12/4/2017	December	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	ING		91441615	12/4/2017	December	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	ING		91441615	12/4/2017	December	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	ING		91441615	12/4/2017	December	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	ING		91441615	12/4/2017	December	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	ING		91441615	12/4/2017	December	7/25/2019	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	ING		91428692	12/4/2017	December	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	ING		91428692	12/4/2017	December	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	ING		91428692	12/4/2017	December	1/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	ING		91428692	12/4/2017	December	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	ING		91428692	12/4/2017	December	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	ING		91428692	12/4/2017	December	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	ING		91428692	12/4/2017	December	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	ING		91428692	12/4/2017	December	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	ING		91428692	12/4/2017	December	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Citi		40098463	1/9/2018	January	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Citi		40098463	1/9/2018	January	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Citi		40098463	1/9/2018	January	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Citi		40098463	1/9/2018	January	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Citi		40098463	1/9/2018	January	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Citi		40098463	1/9/2018	January	1/25/2020	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Citi		40110082	1/9/2018	January	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Citi		40110082	1/9/2018	January	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Citi		40110082	1/9/2018	January	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Citi		40110082	1/9/2018	January	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Citi		40110082	1/9/2018	January	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Citi		40110082	1/9/2018	January	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis		213452741	12/21/2017	December	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis		213452741	12/21/2017	December	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis		213452741	12/21/2017	December	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis		213452741	12/21/2017	December	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis		213452741	12/21/2017	December	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis		213452741	12/21/2017	December	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis		213452741	12/21/2017	December	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis		213452741	12/21/2017	December	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis		213452741	12/21/2017	December	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis		213452741	12/21/2017	December	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis		213452741	12/21/2017	December	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis		213452741	12/21/2017	December	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis		213639956	12/26/2017	December	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis		213639956	12/26/2017	December	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis		213639956	12/26/2017	December	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis		213639956	12/26/2017	December	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis		213639956	12/26/2017	December	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis		213639956	12/26/2017	December	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis		213859926	12/29/2017	December	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis		213859926	12/29/2017	December	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis		213859926	12/29/2017	December	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis		213859926	12/29/2017	December	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis		213859926	12/29/2017	December	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis		213859926	12/29/2017	December	1/25/2020	WTI
4/1/2018	4/30/2018	April	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Put (Premium Paid Upfront)	Natixis	Natixis	191505760	1/9/2017	January	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Put (Premium Paid Upfront)	Bank of Nova Scotia	JPM	1928670	3/28/2017	March	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Bank of Nova Scotia	JPM	1912092	2/17/2017	February	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Goldman Sachs		QE1D008694159,0S1 1 1	9/26/2017	September	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Goldman Sachs		QE1D008690929,0S1 1 1	9/26/2017	September	1/25/2019	WTI

Schedule 8.20 - 15

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$54.53
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$54.53
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$54.53
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$54.53
Talos Production LLC	28,000.00		28,000.00		28.00	28,000.00	—	—				$54.53
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$54.53
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$54.53
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$54.53
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$54.53
Talos Production LLC	77,500.00		77,500.00		77.50	77,500.00	—	—				$54.00
Talos Production LLC	75,000.00		75,000.00		75.00	75,000.00	—	—				$54.00
Talos Production LLC	77,500.00		77,500.00		77.50	77,500.00	—	—				$54.00
Talos Production LLC	77,500.00		77,500.00		77.50	77,500.00	—	—				$54.00
Talos Production LLC	70,000.00		70,000.00		70.00	70,000.00	—	—				$54.00
Talos Production LLC	77,500.00		77,500.00		77.50	77,500.00	—	—				$54.00
Talos Production LLC	75,000.00		75,000.00		75.00	75,000.00	—	—				$54.00
Talos Production LLC	77,500.00		77,500.00		77.50	77,500.00	—	—				$54.00
Talos Production LLC	75,000.00		75,000.00		75.00	75,000.00	—	—				$54.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.00
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.00
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.50
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.50
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.50
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	56,000.00		56,000.00		56.00	56,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$54.00
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$55.76
Talos Production LLC	56,000.00		56,000.00		56.00	56,000.00	—	—				$55.76
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$55.76
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$55.76
Talos Production LLC	62,000.00		62,000.00		62.00	62,000.00	—	—				$55.76
Talos Production LLC	60,000.00		60,000.00		60.00	60,000.00	—	—				$55.76
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$55.12
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$55.12
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$55.12
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$55.12
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$55.12
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$55.12
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$54.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$54.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$54.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$54.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$54.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$54.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$54.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$54.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$54.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$45.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$45.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$45.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$45.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$45.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$45.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$45.00
Stone Energy	30,000.00		30,000.00		30.00	—		30,000.00						$45.00
Stone Energy	31,000.00		31,000.00		31.00	—		31,000.00						$45.00
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$52.50
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$52.50
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$52.50
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$52.50
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$52.50
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$52.50
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$52.50
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$52.50
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$52.50
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$52.00
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$52.00
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$52.00
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$52.00
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$52.00
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$52.00
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$52.00
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$52.00
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$52.00
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$51.95
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$51.95
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$51.95
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$51.95
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$51.95
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$51.95
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$51.95
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$51.95
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$51.95

Schedule 8.20 - 16

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis	Natixis	209171288	9/26/2017	September	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis	Natixis	209172394	9/26/2017	September	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Natixis	Natixis	210833520	10/30/2017	October	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Goldman Sachs		QE1D009190252,0S1-1-1	10/30/2017	October	1/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Goldman Sachs		QE1D008688863,0S1 1 1	9/26/2017	September	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Goldman Sachs		QE1D008694160,0S1 1 1	9/26/2017	September	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Goldman Sachs		QE1D009190271,0S1-1-1	10/30/2017	October	1/25/2020	WTI

Schedule 8.20 - 17

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Stone Energy	6,200.00		6,200.00		6.20	6,200.00	—	—				$51.94
Stone Energy	6,000.00		6,000.00		6.00	6,000.00	—	—				$51.94
Stone Energy	6,200.00		6,200.00		6.20	6,200.00	—	—				$51.94
Stone Energy	6,200.00		6,200.00		6.20	6,200.00	—	—				$51.94
Stone Energy	6,000.00		6,000.00		6.00	6,000.00	—	—				$51.94
Stone Energy	6,200.00		6,200.00		6.20	6,200.00	—	—				$51.94
Stone Energy	6,000.00		6,000.00		6.00	6,000.00	—	—				$51.94
Stone Energy	6,200.00		6,200.00		6.20	6,200.00	—	—				$51.94
Stone Energy	9,000.00		9,000.00		9.00	9,000.00	—	—				$52.00
Stone Energy	9,300.00		9,300.00		9.30	9,300.00	—	—				$52.00
Stone Energy	9,000.00		9,000.00		9.00	9,000.00	—	—				$52.00
Stone Energy	9,300.00		9,300.00		9.30	9,300.00	—	—				$52.00
Stone Energy	9,300.00		9,300.00		9.30	9,300.00	—	—				$52.00
Stone Energy	9,000.00		9,000.00		9.00	9,000.00	—	—				$52.00
Stone Energy	9,300.00		9,300.00		9.30	9,300.00	—	—				$52.00
Stone Energy	9,000.00		9,000.00		9.00	9,000.00	—	—				$52.00
Stone Energy	9,300.00		9,300.00		9.30	9,300.00	—	—				$52.00
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.64
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.64
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.64
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.64
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.64
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.64
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.64
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.64
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.64
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.70
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.70
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.70
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.70
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.70
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.70
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.70
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$53.70
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$53.70
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,000.00		7,000.00		7.00	7,000.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	7,500.00		7,500.00		7.50	7,500.00	—	—				$50.98
Stone Energy	7,750.00		7,750.00		7.75	7,750.00	—	—				$50.98
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	21,000.00		21,000.00		21.00	21,000.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	22,500.00		22,500.00		22.50	22,500.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	22,500.00		22,500.00		22.50	22,500.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	22,500.00		22,500.00		22.50	22,500.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	22,500.00		22,500.00		22.50	22,500.00	—	—				$51.00
Stone Energy	23,250.00		23,250.00		23.25	23,250.00	—	—				$51.00
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	14,000.00		14,000.00		14.00	14,000.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.60
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.60

Schedule 8.20 - 18

Contract Date	Term Date	Month	Contract Year	Days	Type	Counterparty	Post-Close Counterparty	Trans. ID	Trans. Date	Trans. Month	Cash Payment Date	Commodity	ResCat
4/1/2018	4/30/2018	April	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	5/25/2018	WTI
5/1/2018	5/31/2018	May	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	6/25/2018	WTI
6/1/2018	6/30/2018	June	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	7/25/2018	WTI
7/1/2018	7/31/2018	July	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	32327225/32327224	5/19/2017	May	1/25/2019	WTI
4/1/2018	4/30/2018	April	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	5/25/2018	GAS
5/1/2018	5/31/2018	May	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	6/25/2018	GAS
6/1/2018	6/30/2018	June	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	7/25/2018	GAS
7/1/2018	7/31/2018	July	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	8/25/2018	GAS
8/1/2018	8/31/2018	August	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	9/25/2018	GAS
9/1/2018	9/30/2018	September	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	10/25/2018	GAS
10/1/2018	10/31/2018	October	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	11/25/2018	GAS
11/1/2018	11/30/2018	November	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	12/25/2018	GAS
12/1/2018	12/31/2018	December	2018	365	Collar (Buy Put/Sell Call)	BAML	JPM	3276578/32726579	6/21/2017	June	1/25/2019	GAS
7/1/2018	7/31/2018	July	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	1/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	1/25/2020	WTI
7/1/2018	7/31/2018	July	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	8/25/2018	WTI
8/1/2018	8/31/2018	August	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	9/25/2018	WTI
9/1/2018	9/30/2018	September	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	10/25/2018	WTI
10/1/2018	10/31/2018	October	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	11/25/2018	WTI
11/1/2018	11/30/2018	November	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	12/25/2018	WTI
12/1/2018	12/31/2018	December	2018	365	Swap	Citi		Ram Powell	4/13/2018	April	1/25/2019	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Citi		Ram Powell	4/13/2018	April	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis		224419403	4/24/2018	April	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis		224419403	4/24/2018	April	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis		224419403	4/24/2018	April	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis		224419403	4/24/2018	April	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis		224419403	4/24/2018	April	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis		224419403	4/24/2018	April	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis		224419403	4/24/2018	April	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis		224419403	4/24/2018	April	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis		224419403	4/24/2018	April	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis		224419403	4/24/2018	April	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis		224419403	4/24/2018	April	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis		224419403	4/24/2018	April	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis	Natixis	210833522	10/30/2017	October	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis	Natixis	214187862	1/3/2018	January	1/25/2020	WTI
1/1/2019	1/31/2019	January	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	2/25/2019	WTI
2/1/2019	2/28/2019	February	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	3/25/2019	WTI
3/1/2019	3/31/2019	March	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	4/25/2019	WTI
4/1/2019	4/30/2019	April	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	5/25/2019	WTI
5/1/2019	5/31/2019	May	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	6/25/2019	WTI
6/1/2019	6/30/2019	June	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	7/25/2019	WTI
7/1/2019	7/31/2019	July	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	8/25/2019	WTI
8/1/2019	8/31/2019	August	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	9/25/2019	WTI
9/1/2019	9/30/2019	September	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	10/25/2019	WTI
10/1/2019	10/31/2019	October	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	11/25/2019	WTI
11/1/2019	11/30/2019	November	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	12/25/2019	WTI
12/1/2019	12/31/2019	December	2019	365	Swap	Natixis	Natixis	214201231	1/3/2018	January	1/25/2020	WTI

Schedule 8.20 - 19

Entity	OIL Volume	LLS Notional Volume	WTI Notional Volume	GAS Notional Volume	TOTAL Notional MBOE	Oil Swap Volume	Oil Collar Volume	Oil Put Volume	Gas Swap Volume	Gas Collar Volume	LLS Swap Price	WTI Swap Price	GAS Swap Price	WTI Put Price	WTI Call Price	NG Put Price	NG Call Price
Stone Energy	30,000.00		30,000.00		30.00	—	30,000.00							$45.00	$55.35
Stone Energy	31,000.00		31,000.00		31.00	—	31,000.00							$45.00	$55.35
Stone Energy	30,000.00		30,000.00		30.00	—	30,000.00							$45.00	$55.35
Stone Energy	31,000.00		31,000.00		31.00	—	31,000.00							$45.00	$55.35
Stone Energy	31,000.00		31,000.00		31.00	—	31,000.00							$45.00	$55.35
Stone Energy	30,000.00		30,000.00		30.00	—	30,000.00							$45.00	$55.35
Stone Energy	31,000.00		31,000.00		31.00	—	31,000.00							$45.00	$55.35
Stone Energy	30,000.00		30,000.00		30.00	—	30,000.00							$45.00	$55.35
Stone Energy	31,000.00		31,000.00		31.00	—	31,000.00							$45.00	$55.35
Stone Energy	—			180,000.00	30.00	—	—	—		180,000.00						$2.75	$3.24
Stone Energy	—			186,000.00	31.00	—	—	—		186,000.00						$2.75	$3.24
Stone Energy	—			180,000.00	30.00	—	—	—		180,000.00						$2.75	$3.24
Stone Energy	—			186,000.00	31.00	—	—	—		186,000.00						$2.75	$3.24
Stone Energy	—			186,000.00	31.00	—	—	—		186,000.00						$2.75	$3.24
Stone Energy	—			180,000.00	30.00	—	—	—		180,000.00						$2.75	$3.24
Stone Energy	—			186,000.00	31.00	—	—	—		186,000.00						$2.75	$3.24
Stone Energy	—			180,000.00	30.00	—	—	—		180,000.00						$2.75	$3.24
Stone Energy	—			186,000.00	31.00	—	—	—		186,000.00						$2.75	$3.24
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	28,000.00		28,000.00		28.00	28,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	30,000.00		30,000.00		30.00	30,000.00	—	—				$61.25
Talos Production LLC	31,000.00		31,000.00		31.00	31,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	14,000.00		14,000.00		14.00	14,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	15,000.00		15,000.00		15.00	15,000.00	—	—				$61.25
Talos Production LLC	15,500.00		15,500.00		15.50	15,500.00	—	—				$61.25
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	—		—		—	—	—	—				$—
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—	—				$60.00
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—	—				$60.00
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—	—				$60.00
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—	—				$60.00
Talos Production LLC	45,000.00		45,000.00		45.00	45,000.00	—	—				$60.00
Talos Production LLC	46,500.00		46,500.00		46.50	46,500.00	—	—				$60.00
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	14,000.00		14,000.00		14.00	14,000.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	15,000.00		15,000.00		15.00	15,000.00	—	—				$51.53
Stone Energy	15,500.00		15,500.00		15.50	15,500.00	—	—				$51.53
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	28,000.00		28,000.00		28.00	28,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.16
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	28,000.00		28,000.00		28.00	28,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10
Stone Energy	30,000.00		30,000.00		30.00	30,000.00	—	—				$56.10
Stone Energy	31,000.00		31,000.00		31.00	31,000.00	—	—				$56.10

Schedule 8.20 - 20

SCHEDULE 9.9

CLOSING DATE AFFILIATE TRANSACTIONS

None.

Schedule 9.9 - 1

SCHEDULE 9.13(b)

FURTHER ASSURANCES

1.	Deposit account control agreements to be entered into 10 Business Days following the Closing Date.

2.	The Borrower will deliver any insurance certificates with respect to Stone Energy Holding, L.L.C., Talos Petroleum LLC, and Talos Resources LLC not delivered on the Closing Date within five (5) Business Days of the effectiveness of the merger (which will occur on the Closing Date.

Schedule 9.13(b) - 1

SCHEDULE 10.1

CLOSING DATE INDEBTEDNESS

None.

Schedule 10.1 - 1

SCHEDULE 10.2(d)

CLOSING DATE LIENS

Cash Collateral in an amount not to exceed $1,192,5501 securing the following letters of credit:

BAML-TD	STONE ENERGY	300,000.00	Zurich American Insurance	13-Jun-13	11-May-18
BAML-TBD	STONE ENERGY	737,000.00	Berkley Oil & Gas Specialty	27-Jun-13	11-May-18

[1]	NTD: This number is 115% of the outstanding amount of the LCs being cash collateralized

Schedule 10.2(d) - 1

SCHEDULE 10.4(i)

SCHEDULED DISPOSITIONS

None.

Schedule 10.4(i) - 1

SCHEDULE 10.5(d)

CLOSING DATE INVESTMENTS

None.

Schedule 10.5(d) - 1

SCHEDULE 10.8

CLOSING DATE NEGATIVE PLEDGE AGREEMENTS

None.

Schedule 10.8 - 1

SCHEDULE 13.2

NOTICE ADDRESSES

Talos Production LLC
500 Dallas Street, Suite 2000
Houston, TX 77002
ATTN: Michael L. Harding, EVP & CFO

JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender
712 Main Street, 5th Floor
Houston, TX 77002
ATTN: Jo Linda Papadakis

JPMorgan Chase Bank, N.A., as Issuing Bank
10 South Dearborn
Chicago, Illinois 60603-2003
ATTN: PJ Balaji
Chicago.LC.Agency.Activity.Team@JPMChase.com
Fax No. 214-307-6874

Schedule 13.2 - 1

SCHEDULE 13.22

LEGACY STONE HEDGE TRANSACTION

All Hedge Transactions in effect on the Closing Date between J. Aron & Company LLC and the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, Stone Energy and its Subsidiaries)

Schedule 13.22 - 1

EXHIBIT A TO

CREDIT AGREEMENT

[FORM OF] RESERVE REPORT CERTIFICATE

This Reserve Report Certificate (this “Certificate”), dated as of , 201[ ], relates to the Reserve Report dated as of [December 31][June 30] [other date in case of Interim Redetermination], 201[ ] delivered pursuant to Section 9.14 [(a)] [(b)] of that certain Credit Agreement dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Talos Energy Inc., a Delaware corporation (“Holdings”), Talos Production LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch and The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto. Each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified. The undersigned certifies he/she is an Authorized Officer and, on behalf of the Borrower, certifies that in all material respects:

(a) in the case of Reserve Reports prepared by or under the supervision of the engineers of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports) such Reserve Report has been prepared, except as set forth in an exhibit to such Reserve Report, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(b) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(c) except as set forth on Annex I hereto, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (i) Disposed of in compliance with Section 10.4 of the Credit Agreement since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 10.2 of the Credit Agreement;

(d) Annex II sets forth the amount of the “Borrowing Base” as determined in accordance with the provisions of the Junior Lien Indenture (or, any comparable defined term or calculation set forth in the Senior Notes Indenture, the Stone Energy Notes Indenture, any indenture or credit agreement in respect of Permitted Additional Indebtedness that constitutes Material Indebtedness, or any indenture or credit agreement in respect of any Permitted Refinancing Indebtedness), together with supporting information and calculations;

(e) except as set forth on Annex III hereto, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 9.1(h) of the Credit Agreement with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(f) none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties set forth on Annex IV hereto; and

(g) Annex IV sets forth a list of all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating that the PV-10 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum.

(Remainder of page intentionally left blank; signature page follows)

EXECUTED AND DELIVERED as of the date first set forth above.

TALOS PRODUCTION LLC

By:
Name:
Title:

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF

NOTICE OF BORROWING

JPMORGAN CHASE BANK, N.A.

712 Main Street

Houston, Texas 77002

Attention: Jo Linda Papadakis

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 10, 2018, among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMORGAN CHASE BANK, N.A., NATIXIS, NEW YORK BRANCH, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Issuing Banks, and the other Persons from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	The aggregate principal amount of Borrowing:

(B)	The date of Borrowing[1] (which is a Business Day):

(C)	The type of Borrowing:[2]

(D)	Interest Period (if LIBOR Borrowing):[3]

(E)	The location and number of the Account to which funds are to be disbursed:

[1]	Date of Notice of Borrowing: To be submitted (A) prior to 1:00 p.m. (New York City time) at least three (3) Business Days prior to each Borrowing of Loans if such Loans are to be initially LIBOR Loans; (B) prior to 11:00 a.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans; or (C) prior to 1:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be Swingline Loans.
[2]	Specify a LIBOR Borrowing, an ABR Borrowing or Swingline Borrowing.
[3]	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement. If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

B-1

TALOS PRODUCTION LLC

By:
Name:
Title:

B-2

EXHIBIT C TO

CREDIT AGREEMENT

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (this “Guarantee”), dated as of May 10, 2018, by and among TALOS ENERGY INC., a Delaware corporation (“Holdings”), TALOS PRODUCTION LLC, a Delaware limited liability company (the “Borrower”), each Legacy Blocker Entity, the Domestic Subsidiaries of the Borrower listed on the signature page hereof (together with Holdings, the Borrower and each Legacy Blocker Entity, each a “Guarantor” and collectively, the “Guarantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties referred to below (in such capacity, together with any successor thereto, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Holdings, the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis New York Branch and The Toronto-Dominion Bank, New York Branch, each as an Issuing Bank and the other Persons from time to time party thereto, have entered into a Credit Agreement, dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans, the issuance of Letters of Credit for the account of the Borrower and the extension of credit in the form of Swingline Loans to the Borrower;

WHEREAS, it is a condition to the making of Loans to, and the issuance of Letters of Credit for the account of, and the extension of credit in the form of Swingline Loans to, the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered this Guarantee; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by, the issuance of Letters of Credit for the account of, and the extension of credit in the form of Swingline Loans to, the Borrower, and accordingly desires to execute this Guarantee in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to, each Issuing Bank to issue Letters of Credit for the account of, and the Swingline Lender to extend credit in the form of Swingline Loans to, the Borrower.

WHEREAS, the Borrower hereby joins this Guarantee to guarantee unconditionally the due and punctual payment and performance of the Obligations comprising Hedging Obligations under any Secured Hedge Transactions (but excluding, for the avoidance of doubt, any Excluded Hedge Obligation) between a Hedge Bank and any other Guarantor or any Restricted Subsidiary of the Borrower or Cash Management Obligations under any Secured Cash Management Agreements between a Cash Management Bank and any other Guarantor or any Restricted Subsidiary of the Borrower (including, in each case, any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations).

1.	DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein. References to this “Guarantee” shall mean this Guarantee, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guarantee as the same may be in effect at the time such reference becomes operative. The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Guarantee.

2.	THE GUARANTY

(a) Guaranty of Guaranteed Obligations. (i) Each Guarantor other than the Borrower unconditionally guarantees to the Collateral Agent, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations other than the Excluded Hedge Obligations and (ii) the Borrower joins this Guarantee to guarantee unconditionally to the Collateral Agent, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations comprising Hedging Obligations under any Secured Hedge Transactions (but excluding, for the avoidance of doubt, any Excluded Hedge Obligation) between a Hedge Bank and any other Guarantor or any Restricted Subsidiary of the Borrower or Cash Management Obligations under any Secured Cash Management Agreements between a Cash Management Bank and any other Guarantor or any Restricted Subsidiary of the Borrower (collectively, the “Guaranteed Obligations”) for the ratable benefit of the Secured Parties (which, for the avoidance of doubt, are each of the following: the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Transaction, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 of the Credit Agreement by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document). Anything herein or any other Credit Document or other agreement evidencing the Guaranteed Obligations to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under any other Credit Document or other agreement evidencing the Guaranteed Obligations shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable federal and state Requirements of Law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Credit Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b) Guaranty of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

(c) No Limitations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 5(g), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Guarantee; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations); (viii) the existence of any claim, setoff or other rights that the Guarantor may have at any time against the Borrower, the Collateral Agent, the Administrative Agent or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Credit Party or any other guarantor or surety. Each Guarantor expressly authorizes the Collateral Agent, on behalf of the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(d) Reinstatement. Notwithstanding the provisions of Section 5(g)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations (except for contingent indemnities and cost and expense reimbursement obligations to the extent no claim has been made).

(f) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(g) Holdings and Legacy Blocker Entities. The Obligations of Holdings and each Legacy Blocker Entity under this Guarantee are limited recourse obligations payable solely from the Collateral pledged by Holdings or any Legacy Blocker Entity pursuant to the Collateral Agreement and, following realization of the Collateral pledged by Holdings or any Legacy Blocker Entity (whether through sale, foreclosure or otherwise) and the application thereof in accordance with this Guarantee and the Collateral Agreement, such Obligations of Holdings or of such Legacy Blocker Entity hereunder shall be extinguished and shall not revive.

3.	FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Collateral Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Collateral Agent to cause this Guarantee to be, become or remain valid and effective in accordance with its terms.

4.	PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that such Guarantor will perform or observe all of the terms, covenants and agreements that Section 5.4 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein.

5.	OTHER TERMS

(a) Entire Agreement. This Guarantee, together with the other Credit Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Credit Documents.

(b) Headings. The headings in this Guarantee are for convenience of reference only and are not part of the substance of this Guarantee.

(c) Severability. Whenever possible, each provision of this Guarantee shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d) Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 13.2 of the Credit Agreement.

(e) Successors and Assigns. Whenever in this Guarantee any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (in accordance with the terms of the Credit Agreement); and all covenants, promises and agreements by any Guarantor that are contained in this Guarantee shall bind and inure to the benefit of its respective permitted successors and assigns.

(f) No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Collateral Agent in exercising any right, power or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have. No waiver of any provision of this Guarantee or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 5(f), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan, the issuance of any Letter of Credit or any extension of credit in the form of Swingline Loans shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither this Guarantee nor any provision hereof may be waived, amended or modified (other than termination of this Guarantee pursuant to Section 5(g)) except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement.

(g) Termination and Release.

(i) This Guarantee shall terminate, when all the Guaranteed Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or immediately available funds, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped (“Payment in Full”).

(ii) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement resulting in such Guarantor ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary.

(iii) In connection with any release pursuant to this Section 5(g), the Collateral Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 5(g) shall be without recourse to or warranty by the Collateral Agent.

(h) Counterparts. This Guarantee may be executed in any number of counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), each of which shall collectively and separately constitute one and the same agreement.

6.	INDEMNITY. SUBROGATION AND SUBORDINATION

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guarantee in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Guarantee or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6(a), the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.11 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6(b) shall be subrogated to the rights of such Claiming Guarantor under Section 6(a) to the extent of such payment. The provisions of this Section 6(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c) Subordination. Notwithstanding any provision of this Guarantee to the contrary, all rights of the Guarantors under Sections 6(a) and 6(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to Payment in Full of the Guaranteed Obligations (other than contingent or unliquidated obligations or liabilities to the extent no claim therefor has been made). Notwithstanding any payment or payments made by any of the Guarantors hereunder or any setoff or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until Payment in Full of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until Payment in Full of the Guaranteed Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Collateral Agent to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6(a) and 6(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

7.	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS

(a) The terms of Sections 13.12, 13.13 and 13.15 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms (and, for the avoidance of doubt, as incorporated into this Guarantee, Section 13.15 of the Credit Agreement shall apply to each party hereto).

(b) Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 5(d). Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

8.	RIGHT OF SETOFF

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guarantee owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guarantee and although such obligations may be unmatured. Notwithstanding anything to the contrary contained herein, no Lender or any of its respective Affiliates shall have a right to setoff and apply any deposits held by, or other Indebtedness owing by, such Lender or any of its Affiliates to or for the credit or the account of any Subsidiary of a Credit Party that (i) is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) is a Subsidiary of a Person described in clause (i), unless (in either case) such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender agrees promptly to notify the Borrower, the Collateral Agent and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 8 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

9.	ADDITIONAL SUBSIDIARIES

Upon execution and delivery by the Collateral Agent and any Subsidiary of the Borrower that is required to become a party hereto by Section 9.11 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guarantee. The rights and obligations of each party to this Guarantee shall remain in full force and effect notwithstanding the addition of any new party to this Guarantee. Each reference to “Guarantor” in this Guarantee shall be deemed to include such Subsidiary.

(Signatures begin on following page)

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be executed and delivered as of the date first above written.

TALOS ENERGY INC., as Holdings,

TALOS PRODUCTION LLC, as the Borrower,

AIF VII (TALOS DC), LLC, as a Legacy Blocker Entity,

ANRP (TALOS DC), LLC, as a Legacy Blocker Entity,

AP OVERSEAS TALOS HOLDINGS (DC I), LLC, as a Legacy Blocker Entity,

AP OVERSEAS TALOS HOLDINGS (DC II), LLC, as a Legacy Blocker Entity,

AP OVERSEAS TALOS HOLDINGS (DC III), LLC, as a Legacy Blocker Entity,

AP OVERSEAS TALOS HOLDINGS (DC IV), LLC, as a Legacy Blocker Entity,

NEW TALOS SUB INC., as a Legacy Blocker Entity,

RIVERSTONE V NON-U.S. TALOS CORP, as a Legacy Blocker Entity,

TALOS ENERGY OFFSHORE LLC, as Subsidiary Guarantor,

TALOS ENERGY OPERATING GP LLC, as Subsidiary Guarantor,

TALOS ENERGY OPERATING COMPANY LLC, as Subsidiary Guarantor,

TALOS PRODUCTION FINANCE INC., as Subsidiary Guarantor,

TALOS ERT LLC, as Subsidiary Guarantor,

CKB PETROLEUM, LLC, as Subsidiary Guarantor,

TALOS ENERGY INTERNATIONAL LLC, as Subsidiary Guarantor,

TALOS GULF COAST LLC, as Subsidiary Guarantor,

TALOS GULF COAST ONSHORE LLC, as Subsidiary Guarantor,

TALOS GULF COAST OFFSHORE LLC, as Subsidiary Guarantor,

TALOS MANAGEMENT INTERMEDIARY LLC, as Subsidiary Guarantor,

TALOS MANAGEMENT HOLDINGS LLC, as Subsidiary Guarantor,

TALOS ENERGY LLC, as Subsidiary Guarantor,

TALOS ENERGY PHOENIX LLC, as Subsidiary Guarantor,

TALOS ENERGY HOLDINGS LLC, as Subsidiary Guarantor,

TALOS ARGO INC., as Subsidiary Guarantor,

TALOS PETROLEUM LLC, as Subsidiary Guarantor,

STONE ENERGY HOLDING, L.L.C., as Subsidiary Guarantor, and

TALOS RESOURCES LLC, as Subsidiary Guarantor

By:
Name: Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer

S-1	-Signature Page to Guarantee-

Accepted and Agreed to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name: Jo Linda Papadakis
Title: Authorized Officer

S-2	-Signature Page to Guarantee-

Exhibit I

to Guarantee

SUPPLEMENT NO. _______ dated as of _______ (this “Supplement”), to the Guarantee Agreement dated as of May 10, 2018 (the “Guarantee”), among TALOS ENERGY INC., a Delaware corporation (“Holdings”), the Borrower, each Domestic Subsidiary of the Borrower (defined below) party thereto (the “Existing Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders (as defined therein).

A. Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Talos Production LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and the Swingline Lender, and JPMorgan Chase Bank, N.A., Natixis, New York Branch and The Toronto-Dominion Bank, New York Branch, each as an Issuing Bank, and each other Issuing Bank from time to time party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee, as applicable.

C. The Existing Guarantors have entered into the Guarantee in order to induce the Lenders to make Loans, each Issuing Bank to issue Letters of Credit and the Swingline Lender to extend credit in the form of Swingline Loans. Section 9 of the Guarantee provides that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Loans, each Issuing Bank to issue additional Letters of Credit and the Swingline Lender to extend additional credit in the form of Swingline Loans, and as consideration for Loans previously made, Letters of Credit previously issued and credit previously extended in the form of Swingline Loans.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 9 of the Guarantee, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Collateral Agent the due and punctual payment of the Guaranteed Obligations as set forth in the Guarantee. Each reference to a “Guarantor” in the Guarantee and in this Supplement shall be deemed to include the New Subsidiary. The Guarantee is hereby incorporated herein by reference.

Ex I - 1

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’ shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5(d) of the Guarantee.

SECTION 8. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Guarantee as of the day and year first above written.

(Remainder of page left intentionally blank.)

Ex I - 2

[Name of New Subsidiary]

By:
Name:
Title:

Ex I - 3

EXHIBIT D-1

TO CREDIT AGREEMENT

WHEN RECORDED OR FILED,

PLEASE RETURN TO:

Mayer Brown LLP

700 Louisiana Street, Ste 3400

Houston, TX 77002

Attn: Karl Brandt

Phone: 713-238-2735

Space above for County Recorder’s Use

DEED OF TRUST, ASSIGNMENT OF PRODUCTION,

SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

FROM

TALOS ERT LLC

(Organizational ID: 4098427)

TO

RONALD L. DIERKER, TRUSTEE

FOR THE BENEFIT OF

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent for the benefit of itself

and the Other Secured Persons

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE THAT MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO. THIS FINANCING STATEMENT MAY BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS, UNIFORM COMMERCIAL CODE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBITS HERETO. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT MAY BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS, UNIFORM COMMERCIAL CODE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED OR WHICH LIES SHOREWARD OF ANY MORTGAGED PROPERTY (I.E., TO THE EXTENT A MORTGAGED PROPERTY LIES OFFSHORE WITHIN THE PROJECTED SEAWARD EXTENSION OF THE RELEVANT PARISH BOUNDARIES). THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UNIFORM COMMERCIAL CODE RECORDS.

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	SECTION 1
	Definitions

1.1.	Terms Defined Above	2

1.2.	UCC and Other Defined Terms	2

1.3.	Definitions	2

	SECTION 2
	Grant of Lien and Obligations

2.1.	Grant of Liens	4

2.2.	Grant of Security Interest	6

2.3.	Obligations	6

2.4.	Fixture Filing, Etc.	6

2.5.	Pro Rata Benefit	7

2.6.	Excluded Properties	7

	SECTION 3
	Assignment of PRODUCTION

3.1.	Assignment of Production	8

3.2.	Event of Default	8

3.3.	No Liability of the Mortgagee in Collecting	9

3.4.	No Modification of Payment Obligations	9

3.5.	Status of Assignment	9

	SECTION 4
	Representations, Warranties and Covenants

4.1.	Title	10

4.2.	Defend Title	10

4.3.	Not a Foreign Person	10

4.4.	Revenue and Cost Bearing Interest	10

	SECTION 5
	Rights and Remedies

5.1.	Event of Default	11

5.2.	Foreclosure and Sale	11

5.3.	Substitute Trustees and Agents	12

5.4.	Judicial Foreclosure; Receivership	12

5.5.	Foreclosure for Installments	13

5.6.	Separate Sales	13

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5.7.	Possession of Mortgaged Property	13

5.8.	Occupancy After Foreclosure	13

5.9.	Remedies Cumulative, Concurrent and Nonexclusive	14

5.10.	Discontinuance of Proceedings	14

5.11.	No Release of Obligations	14

5.12.	Release of and Resort to Collateral	14

5.13.	Waiver of Redemption, Notice and Marshalling of Assets, Etc.	15

5.14.	Application of Proceeds	15

5.15.	Resignation of Operator	15

5.16.	Indemnity	15

5.17.	Failure to Perform	16

	SECTION 6
	The Trustee.

6.1.	Duties, Rights, and Powers of Trustee	16

6.2.	Successor Trustee	16

6.3.	Retention of Moneys	17

	SECTION 7
	Miscellaneous

7.1.	Releases	17

7.2.	Severability	18

7.3.	Successors and Assigns	18

7.4.	Satisfaction of Prior Encumbrance	18

7.5.	Application of Payments to Certain Obligations	18

7.6.	Nature of Covenants	18

7.7.	Notices	18

7.8.	Expenses	18

7.9.	Counterparts	18

7.10.	Governing Law	19

7.11.	Financing Statement; Fixture Filing	19

7.12.	Filing of Financing Statements	19

7.13.	Limit on Obligations and Collateral	20

7.14.	References	20

Exhibit A Hydrocarbon Interests

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THIS DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Mortgage”) is entered into as of May 10, 2018 (the “Effective Date”) by TALOS ERT LLC, a Delaware limited liability company (the “Mortgagor”), in favor of Ronald L. Dierker, as Trustee for the benefit of JPMORGAN CHASE BANK, N.A., in its capacity as Collateral Agent (as defined in the Credit Agreement (as hereinafter defined), together with its successors and assigns in such capacity, the “Mortgagee”), for its benefit and the benefit of the Other Secured Persons (as hereinafter defined) with respect to all Mortgaged Properties (as hereinafter defined) and with respect to all UCC Collateral (as hereinafter defined).

R E C I T A L S

A. Talos Energy Inc., a Delaware corporation (“Holdings”), Talos Production LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, an Issuing Bank and Swingline Lender (as each such term is defined in the Credit Agreement) and the other persons from time to time party thereto executed a Credit Agreement dated as of even date herewith (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Borrower.

B. The Borrower and its Restricted Subsidiaries and certain Hedge Banks have or may enter into Secured Hedge Transactions (as defined in the Credit Agreement).

C. The Borrower and its Restricted Subsidiaries and certain Cash Management Banks have or may enter into Secured Cash Management Agreements (as defined in the Credit Agreement).

D. The Credit Agreement, the Secured Hedge Transactions and the Secured Cash Management Agreements are collectively referred to herein as the “Secured Transaction Documents”.

E. The Mortgagor, each of the other signatories thereto, and Mortgagee, executed a Guarantee dated as of even date herewith (such agreement, as may from time to time be amended, restated, supplemented or otherwise modified, the “Guarantee”) pursuant to which, upon terms and conditions stated therein, the Mortgagor has agreed to guarantee the Obligations under the Secured Transaction Documents.

F. The Mortgagee and the Other Secured Persons have conditioned their obligations under the Secured Transaction Documents upon the execution and delivery by the Mortgagor of this Mortgage, and the Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the Other Secured Persons under the Secured Transaction Documents and the other Credit Documents.

G. The Mortgagor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and the other Credit Documents and is willing to execute and deliver this Mortgage in order to induce the Lenders to make the Loans and to extend other credit and to induce the Other Secured Persons Lenders to make their respective extensions of credit thereunder.

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H. Therefore, in order to comply with the terms and conditions of the Secured Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

SECTION 1

DEFINITIONS

1.1. Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

1.2. UCC and Other Defined Terms. Each capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning ascribed to such term in the Credit Agreement. Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC. The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Mortgage, including terms defined in the preamble and recitals to this Mortgage.

1.3. Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated (or is offshore of) or that otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Mortgage.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral.

“Event of Default” has the meaning ascribed to such term in Section 5.1.

“Future Advances” means future obligations and future advances that the Mortgagee or any Other Secured Person may make pursuant to any Secured Transaction Document.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the oil and gas leases, oil, gas and mineral leases, wellbore interests, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, and other interests and estates and the lands and premises covered or affected thereby, including any reserved or residual interests of whatever nature, in each case, that are described on Exhibit A.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals that may be produced and saved from or attributable to the Oil and Gas Properties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.

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“Indemnified Parties” means the Trustee, the Mortgagee, each Other Secured Person and their Related Parties.

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.1(a) through Section 2.1(f).

“Obligations” has the meaning assigned to such term in Section 2.3.

“Oil and Gas Properties” means (a) the Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with the Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including, without limitation, production sharing contracts and agreements, production sales contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, and equipment leases, described or referred to in this Mortgage or that relate to any of the Hydrocarbon Interests or interests in the Hydrocarbon Interests or the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, the lands pooled or unitized therewith and the Mortgagor’s interests therein, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, the lands pooled or unitized therewith and the Mortgagor’s interests therein; and (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, the rights, titles, interests and estates described or referred to above, that are now owned or that are hereafter acquired by the Mortgagor, including, without limitation, any and all property, real or personal, immoveable or moveable, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, pipeline systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Secured Persons” means each Lender, each Agent under the Credit Agreement, each Issuing Bank under the Credit Agreement, each Hedge Bank, each Cash Management Bank and each sub-agent pursuant to Section 12 of the Credit Agreement.

“Permitted Encumbrances” means all Liens permitted under Section 10.2 of the Credit Agreement.

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“Termination Date” shall mean the date on which all Obligations are paid in full (other than Hedging Obligations under any Secured Hedge Transactions, Cash Management Obligations under any Secured Cash Management Agreements or contingent indemnification obligations not then due) and the Total Commitment and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms reasonably satisfactory to each Issuing Bank in respect thereof or back-stopped following the termination of the Commitments).

“Trustee” means Ronald L. Dierker of Harris County, Texas, 77002 whose address for notice hereunder is c/o JPMorgan Chase Bank, N.A., 712 Main Street, 5th Floor, Houston, Texas 77002, and any successors and substitutes in trust hereunder.

“UCC Collateral” means the property and other assets described in Section 2.2.

SECTION 2

GRANT OF LIEN AND OBLIGATIONS

2.1. Grant of Liens. To secure payment of the Obligations when due, the Mortgagor does by these presents hereby:

GRANT, BARGAIN, SELL, WARRANT, MORTGAGE, ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE and CONVEY to the Trustee, for the use and benefit of the Mortgagee and the Other Secured Persons, all of the following properties, rights and interests that are located in the State of Texas or within the offshore area over which the United States of America asserts jurisdiction and to which the laws of the State of Texas are made applicable as a matter of federal law with respect to this Mortgage and/or lien or security interests created hereby, TO HAVE AND TO HOLD unto the Trustee forever to secure the Obligations:

(a) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties.

(b) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title and other technical or business data concerning the Oil and Gas Properties or the Hydrocarbons, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all Hydrocarbons.

(d) Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Trustee and/or the Mortgagee are hereby authorized to receive the same at any time as additional security hereunder.

(e) All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any

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rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances or other Liens to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to such related rights, titles, interests or estates.

(f) All of the Mortgagor’s rights, titles and interests in and to all surface fees and fee estates described in Exhibit A, if any, compressor sites, settling ponds, equipment or pipe yards, office sites and all property and fixtures located thereon, whether such surface fees, fee estates, compressor sites, settling ponds, equipment or pipe yards, office sites, property and fixtures are fee simple estates, leasehold estates or otherwise, together with all present and future rights, titles, easements and estates now owned or hereafter acquired by the Mortgagor under or in connection with such interest.

It is the intention of the Mortgagor and the Mortgagee herein to cover and affect hereby all interests that the Mortgagor may now own or may hereafter acquire in and to the interests and Property described on Exhibit A, even though the Mortgagor’s interests or the property be incorrectly described on Exhibit A or a description of a part or all of the interests or property described on Exhibit A or the Mortgagor’s interests therein be omitted, and notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

Notwithstanding any provision in this Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 as now hereafter in effect or any successor statute thereto and (v) the Biggert Waters Flood Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and any regulations promulgated thereunder.

Any fractions or percentages specified in Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to Section 4.1 and Section 4.4 and shall in no manner limit the quantum of interest affected by this Section 2.1 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

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2.2. Grant of Security Interest. To further secure payment of the Obligations when due, the Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the Other Secured Persons, a security interest in and to all of the following (whether now or hereafter acquired by operation of law or otherwise):

(a) all As-Extracted Collateral from or attributable to the Mortgaged Property (including, without limitation, the Oil and Gas Properties described on Exhibit A);

(b) all Fixtures on the Mortgaged Property (including the Mortgaged Property described or to which reference is made herein or on Exhibit A); and

(c) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

2.3. Obligations. This Mortgage is executed and delivered by the Mortgagor to secure the payment and performance when due of the following (the “Obligations”): all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party (and any Restricted Subsidiary of the Borrower in the case of any Secured Transaction Document) arising under any Credit Document or arising otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or under any Hedge Agreement with respect to any Secured Hedge Transaction, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party, Restricted Subsidiary of the Borrower or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents and the other Secured Transaction Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents or the other Secured Transaction Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts (including reimbursement obligations for amounts drawn under Letters of Credit) payable by any Credit Party (or any Restricted Subsidiary, as the case may be) under any Credit Document or any other Secured Transaction Document (including amounts payable in respect of an early termination under Secured Hedge Transactions and any unpaid amounts owing in respect thereof). Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Transaction and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Mortgage and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Transactions or of the holders of Cash Management Obligations under Secured Cash Management Agreements, and (c) in no event shall Excluded Hedge Obligations (as defined in the Guarantee) be included as Obligations hereunder.

2.4. Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made

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herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral and all other Hydrocarbons; (iii) this Mortgage may be filed of record in the real estate records, Uniform Commercial Code records or other appropriate records as a financing statement; and (iv) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

2.5. Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Mortgagee and the Other Secured Persons to secure the Obligations for so long as same remains unpaid and thereafter until the Termination Date.

2.6. Excluded Properties. Notwithstanding anything herein to the contrary, in no event shall the Mortgaged Property include, and the Mortgagor shall not be deemed to have granted a Lien under this Mortgage in, any of the Mortgagor’s right, title or interest in any of the following property:

(a) (i) any property to the extent that such grant of a Lien on such property is prohibited by any Requirement of Law or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (ii) any property to the extent that such grant of a Lien on such property is (x) prohibited by, or constitutes a breach or default under, or results in (or would result in) the termination of (or would give any other party a right of termination of), or requires any consent not obtained under, any Contractual Requirement or equity holder or similar agreement or (y) otherwise constitutes or results (or would result) in the abandonment, invalidation or unenforceability of (or would give any other party a right of abandonment, invalidation or unenforceability of) any right, title or interest of the Mortgagor under any Contractual Requirement or equity holder or similar agreement, except, in each case, to the extent that such Requirement of Law or the term in such Contractual Requirement or equity holder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Requirements of Law or purports to prohibit the granting of a Lien over all assets of the Mortgagor or (iii) any property to the extent that such grant of a Lien on such property would result in the forfeiture of the Mortgagor’s rights in the property; provided, however, that the foregoing exclusions shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Applicable UCC of any relevant jurisdiction or any other applicable Requirement of Law; and provided, further, that the Mortgagor shall be deemed to have granted a Lien in all its rights, title and interests in any portion of such property that does not result in any of the consequences specified above including any Proceeds of such property; and provided, further, that, immediately upon the ineffectiveness, lapse or termination of any such Requirement of Law, prohibition or other limitation giving rise to the consequences specified above, the Mortgaged Property shall include, and Mortgagor shall be deemed to have granted a security interest in, all such rights and interests as if such Requirement of Law, prohibition or other limitation had never been in effect; or

(b) any property constituting “Excluded Assets” as such term is defined in the Collateral Agreement.

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For the avoidance of doubt, nothing in this Section 2.6 shall be deemed to negate the requirement in the Credit Agreement that the Collateral Coverage Minimum be satisfied.

SECTION 3

ASSIGNMENT OF PRODUCTION

3.1. Assignment of Production. As further security for the payment of the Obligations and performance of the Mortgagor’s obligations under the Credit Agreement, the other Credit Documents and the Secured Transaction Documents, the Mortgagor hereby transfers, assigns, warrants and conveys to the Mortgagee for the pro rata and pari passu use and benefit of the Other Secured Persons, effective as of the date hereof, at 7:00 A.M., local time, all Hydrocarbons that are thereafter produced from and that accrue to the Mortgaged Property, and all proceeds therefrom until the Termination Date and the release or cancellation of the Mortgage. All parties producing, purchasing or receiving any such Hydrocarbons, or having such, or proceeds therefrom, in their possession for which they or others are accountable to the Mortgagee by virtue of the provisions of this Section, are authorized and directed to treat and regard the Mortgagee as the assignee and transferee of the Mortgagor and entitled in the Mortgagor’s place and stead to receive such Hydrocarbons and all proceeds therefrom; and said parties and each of them shall be fully protected in so treating and regarding the Mortgagee and shall be under no obligation to see to the application by the Mortgagee of any such proceeds or payments received by it.

3.2. Event of Default. (a) If an Event of Default shall occur and only for so long as such event shall be continuing, after written notice is provided to the Mortgagor by the Mortgagee, and to the extent permitted by applicable Requirement of Law:

(i) All Hydrocarbons and products thereof shall be delivered into pipelines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the Other Secured Persons and all such revenues and proceeds thereof shall be paid directly to the Mortgagee, at its offices in New York, New York, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter;

(ii) The Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be reasonably required or desired by the Mortgagee, after receipt of a written request from the Mortgagee, in order to have said proceeds and revenues so paid to the Mortgagee and, in addition to any and all rights of a secured party under Sections 9-607 and 9-609 of the Applicable UCC, the Mortgagee is fully authorized to receive and receipt for said revenues and proceeds, to endorse and cash any and all checks and drafts payable to the order of the Mortgagor or the Mortgagee for the account of the Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a deposit account that is subject to a Control Agreement with the Mortgagee, a Lender or other acceptable commercial bank as additional collateral securing the Obligations, and to execute transfer and division orders in the name of the Mortgagor, or otherwise, with warranties binding the Mortgagor; provided that all proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14;

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(iii) The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder, but the Mortgagee shall have the right, at its election after written notice is provided to the Mortgagor, in the name of the Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or the Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Mortgagor; and

(iv) The Mortgagor hereby appoints the Mortgagee as its attorney-in-fact to pursue any and all rights of the Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons, which power of attorney shall be coupled with an interest and shall be irrevocable until the Termination Date.

(b) The Mortgagor does hereby specifically agree that third-parties shall be entitled to rely, and shall be fully protected in relying, upon any written notice by the Mortgagee that an Event of Default has occurred and is continuing for the purposes of Section 3.2 above.

3.3. No Liability of the Mortgagee in Collecting. The Mortgagee is hereby absolved from all liability for failure to enforce collection of any proceeds so assigned (and no such failure shall be deemed to be a waiver of any right of the Mortgagee or the Other Secured Persons under this Section 3) and from all other responsibility in connection therewith, except the responsibility to account to the Mortgagor for funds actually received.

3.4. No Modification of Payment Obligations. Nothing herein contained shall modify, detract from, limit or otherwise alter the absolute obligation of the Mortgagor to make prompt payment of all amounts constituting Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations. Nothing in this Section 3 is intended to be an acceptance of collateral in satisfaction of the Obligations.

3.5. Status of Assignment. Notwithstanding the other provisions of this Section 3, the Mortgagee has agreed not to exercise its right to receive direct delivery of Hydrocarbons and payment of proceeds immediately. Rather, each party producing, purchasing or receiving Hydrocarbons may continue to make such deliveries or payments to the Mortgagor until such time as such party has received notice from the Mortgagee that an Event of Default has occurred and is continuing and that such party is directed to make delivery or payment directly to the Mortgagee. The Mortgagee or any receiver appointed in judicial proceedings for the enforcement of this Mortgage shall have the right to receive all of the Hydrocarbons herein assigned and the proceeds therefrom after any Obligations has been declared due and payable in accordance with the provisions of the Credit Agreement and the other Credit Documents and to apply all of said proceeds as provided in Section 5.14 hereof. Upon any sale of the Mortgaged

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Property or any part thereof, whether pursuant to Section 5 or as permitted by the Credit Agreement, the Hydrocarbons thereafter produced from the property so sold, and the proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Section.

SECTION 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Mortgagor hereby represents, warrants and covenants as follows:

4.1. Title. The Mortgagor has good and defensible title to and is possessed of the Hydrocarbon Interests and has good title to the UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

4.2. Defend Title. This Mortgage is, and always will be kept as, a first priority Lien upon the Collateral, subject to any Permitted Encumbrances (provided that Liens permitted by Section 10.2 of the Credit Agreement may exist and attach to the Mortgaged Properties and may have whatever priority such Liens have under applicable law, provided that for the avoidance of doubt, no intent to subordinate priority of the Liens created hereby is intended or to be inferred by the existence thereof). The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances. The Mortgagor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Termination Date. If (i) an adverse claim be made against or a cloud develop upon the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to defend immediately against such adverse claim or take appropriate action to remove such cloud, in each case, at the Mortgagor’s sole cost and expense. The Mortgagor further agrees that the Trustee and/or the Mortgagee may take such other action as they deem advisable to protect and preserve their interests in the Collateral, and in such event the Mortgagor will indemnify the Trustee and/or the Mortgagee against any and all cost, attorneys’ fees and other expenses that they may incur in defending against any such adverse claim or taking action to remove any such cloud. For the avoidance of doubt, Section 4.1 and Section 4.2 shall not restrict, and are subject to, any disposition permitted by Section 10.4 of the Credit Agreement.

4.3. Not a Foreign Person. The Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e., the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.4. Revenue and Cost Bearing Interest. The Mortgagor’s ownership of the Hydrocarbon Interests and the undivided interests therein as specified on Exhibit A will, after giving full effect to all Permitted Encumbrances, afford the Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or that is allocated to such Hydrocarbon Interest specified as net revenue interest (as specified on Exhibit A) on attached Exhibit A and will cause the Mortgagor to bear not more than that portion

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(expressed as a fraction, percentage or decimal), specified as working interest on attached Exhibit A, of the costs of drilling, developing and operating the wells identified on attached Exhibit A except to the extent of any proportionate corresponding increase in the net revenue interest.

SECTION 5

RIGHTS AND REMEDIES

5.1. Event of Default. An Event of Default under the Credit Agreement shall be an “Event of Default” under this Mortgage.

5.2. Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, to the extent provided by applicable Requirements of Law, the Mortgagee shall have the right and option to proceed with foreclosure by directing the Trustee to proceed with foreclosure and to sell all or any portion of such Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in (or offshore of) more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.2 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the Requirements of Law of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. The Mortgagor hereby irrevocably appoints, effective upon the occurrence and during the continuance of an Event of Default, the Trustee and the Mortgagee, with full power of substitution, to be the attorney-in-fact of the Mortgagor and in the name and on behalf of the Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices that the Mortgagor ought to execute and deliver and do and perform any and all such acts and things that the Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of the Mortgagor in the exercise of all or any of the powers hereby conferred on the Trustee and/or the Mortgagee. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Trustee or the Mortgagee, as appropriate, to have physically present, or to have constructive possession of, the Mortgaged Property (the Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Trustee or the Mortgagee immediately upon the Mortgagee’s demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee or the Mortgagee shall contain a general warranty of title, binding upon the Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Trustee or the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation,

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nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Trustee, Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral and/or (ii) the Trustee or the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Trustee or the Mortgagee under any other provision of this Mortgage or under any other Credit Document. Written notice mailed to the Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral that is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

5.3. Substitute Trustees and Agents. The Trustee or Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee or Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee or Mortgagee. If the Trustee or Mortgagee shall have given notice of sale hereunder, any successor or substitute trustee or mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee or mortgagee agent conducting the sale.

5.4. Judicial Foreclosure; Receivership. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.

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5.5. Foreclosure for Installments. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Obligations that have not been paid when due either through the courts or by directing the Trustee to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Obligations then due; such sale may be made subject to the unmatured portion of the Obligations, and any such sale shall not in any manner affect the unmatured portion of the Obligations, but as to such unmatured portion of the Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that upon the occurrence of and during the continuance of an Event of Default, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Obligations.

5.6. Separate Sales. Upon the occurrence of and during the continuance of an Event of Default, the Collateral may be sold in one or more parcels and to the extent permitted by applicable Requirement of Law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

5.7. Possession of Mortgaged Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Trustee or the Mortgagee shall have the right and power, but not the obligation, to enter into and upon and take possession of all or any part of the Collateral in the possession of the Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude the Mortgagor, its successors or assigns, and all persons claiming under the Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of the Mortgagor, in the name, place and stead of the Mortgagor, or otherwise as the Mortgagee shall deem best, in its sole discretion.

5.8. Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale the Mortgagor or the Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under the Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

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5.9. Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Trustee or the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Trustee or the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Trustee or the Mortgagee or any Other Secured Person in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

5.10. Discontinuance of Proceedings. If the Trustee or the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Credit Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Obligations, this Mortgage, the Credit Agreement, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Trustee and the Mortgagee, as applicable, shall continue as if same had never been invoked.

5.11. No Release of Obligations. Neither the Mortgagor, any Guarantor nor any other person hereafter obligated for payment of all or any part of the Obligations shall be relieved of such obligation, to the extent the Obligations remain due and owing, by reason of: (a) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (b) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to the Mortgagor, any Guarantor or such other Person, and in such event the Mortgagor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (c) by any other act or occurrence save and except upon the Termination Date.

5.12. Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a first and prior Lien, in and to the Collateral, provided that Permitted Encumbrances may exist, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Obligations. For payment of the Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee in such order and manner as the Mortgagee may elect.

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5.13. Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, the Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which the Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state that provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

5.14. Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all reasonable expenses incurred by the Trustee or the Mortgagee incident to the enforcement of this Mortgage, the Credit Agreement or any other Credit Document to collect any portion of the Obligations, including expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, a reasonable commission to the Trustee acting and reasonable legal fees, and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Trustee or the Mortgagee under this Mortgage or in executing any trust or power hereunder; and

(b) Second, as set forth in Section 11.11 of the Credit Agreement.

5.15. Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and be continuing and the Trustee or the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or the Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon the Mortgagor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Mortgaged Property that is either the Mortgagor or any Affiliate of the Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Mortgagor of any such request, the Mortgagor shall resign (or, to the extent it is able to do so, cause such other Person to resign) as operator of such Collateral.

5.16. Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS THAT MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE

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INDEMNIFIED PARTY SEEKING INDEMNITY OR ANY OF ITS RELATED PARTIES. NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE MORTGAGOR. THE MORTGAGOR AGREES TO PAY, AND TO SAVE THE INDEMNIFIED PARTIES HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND ADMINISTRATION OF THIS MORTGAGE TO THE EXTENT THE BORROWER WOULD BE REQUIRED TO DO SO PURSUANT TO SECTION 13.5 OF THE CREDIT AGREEMENT. THE LIABILITIES OF THE MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

5.17. Failure to Perform. The Mortgagor agrees that if it fails to perform any act or to take any action that it is required to perform or take hereunder or pay any money that the Mortgagor is required to pay hereunder, the Mortgagee, in the Mortgagor’s name or its or their own name or names, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money.

SECTION 6

THE TRUSTEE.

6.1. Duties, Rights, and Powers of Trustee. The Trustee shall have no duty to see to any recording, filing or registration of this Mortgage or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge that may be levied or assessed on the Mortgaged Property, or any part thereof, or against the Mortgagor, or to see to the performance or observance by the Mortgagor of any of the covenants and agreements contained herein. The Trustee shall not be responsible for the execution, acknowledgment or validity of this Mortgage or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the Mortgagee. The Trustee shall have the right to consult with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. The Trustee shall not incur any personal liability hereunder except for the Trustee’s own willful misconduct; and the Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

6.2. Successor Trustee. The Trustee may resign by written notice addressed to the Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of the Mortgagee. In case of the death, resignation or removal of the Trustee, a successor may be appointed by the Mortgagee by instrument of substitution complying with any applicable Governmental Requirements, or, in the absence of any such requirement, without formality other than appointment and designation in writing. Written notice of such appointment and designation shall be given by the Mortgagee to the Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to

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make the same and of all the facts therein recited. Upon the making of any such appointment and designation, this Mortgage shall vest in the successor all the estate and title in and to all of the Mortgaged Property, and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until the Termination Date has occurred. To facilitate the administration of the duties hereunder, the Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Mortgagee may designate.

6.3. Retention of Moneys. All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and the Trustee shall be under no liability for interest on any moneys received by him hereunder.

SECTION 7

MISCELLANEOUS

7.1. Releases.

(a) Full Release. On the Termination Date, the Mortgagee shall forthwith cause a full release and termination of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property. Other than as set forth in the foregoing sentence, this Mortgage shall remain and continue in full force and effect and be binding in accordance with and to the extent of its terms upon the Mortgagor and the successors and assigns thereof and shall inure to the benefit of the Mortgagee and the Other Secured Persons and their respective successors, indorsees, transferees and assigns; notwithstanding that from time to time prior to the Termination Date, the Mortgagor may be free from any Obligations.

(b) Partial Release. The Mortgagee, at the request and sole expense of the Mortgagor, shall promptly execute and deliver to the Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property, which shall include, without limitation, the agreement of the Mortgagee (on behalf of itself and on behalf of the Other Secured Persons) to release the security interests in, and the Liens on, the Collateral granted herein and created hereby, (i) upon any Disposition by the Mortgagor of any Mortgaged Property that is permitted under the Credit Agreement (other than to a Guarantor) and (ii) to the extent that the first sentence of Section 13.17(a) of the Credit Agreement provides for such release with respect to the Mortgaged Property.

(c) Possession of Notes. The Mortgagor acknowledges and agrees that possession of any Note (or any replacements of any said Note or other instrument evidencing any part of the Obligations) at any time by the Mortgagor or any other Credit Party shall not in any manner extinguish the Obligations or this Mortgage, and the Mortgagor shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Obligations or the Lien of this Mortgage.

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7.2. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee and the Other Secured Persons in order to effectuate the provisions hereof. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

7.3. Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

7.4. Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding Lien against the Mortgaged Property then the parties agree that: (a) such proceeds have been advanced at the Mortgagor’s request, and (b) the Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released. It is expressly understood that, in consideration of the payment of such other indebtedness, the Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Trustee and the Mortgagee and their successors and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

7.5. Application of Payments to Certain Obligations. If any part of the Obligations cannot be lawfully secured by this Mortgage or if any part of the Collateral cannot be lawfully subject to the Lien hereof to the full extent of the Obligations, then all payments made shall be applied on said Obligations first in discharge of that portion thereof that is not secured by this Mortgage.

7.6. Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

7.7. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement (and notice to the Mortgagor shall be made in the manner for providing notice to and in care of the Borrower).

7.8. Expenses. The Mortgagor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Mortgagee in administering, enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Mortgagor under this Mortgage to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

7.9. Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in (or offshore of) more than one county, descriptions of only those portions of the Mortgaged Property located in (or offshore of) the county in which a particular counterpart is recorded shall be

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attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Complete copies of this Mortgage containing the entire Exhibit A have been retained by the Mortgagee.

7.10. Governing Law. Insofar as permitted by otherwise applicable law, this Mortgage shall be construed under and governed by the laws of the State of Texas.

7.11. Financing Statement; Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property may be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said fixtures) is situated (or is offshore of). This Mortgage shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value that may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, UCC records or other appropriate records of each jurisdiction where any part of the Mortgaged Property is situated (or is offshore of).

7.12. Filing of Financing Statements. Pursuant to the Applicable UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagor in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	TALOS ERT LLC

Address of Debtor:	c/o Talos Production LLC
500 Dallas Street, Suite 2000
Houston, TX 77002-4727
Attention: Michael Harding
Fax: (713) 351-4100

State of Formation/Location:	Delaware

With a copy of any notice to:	c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019

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Name of Secured Party:	JPMORGAN CHASE BANK, N.A.
as Collateral Agent

Address of Secured Party:	712 Main Street
Houston, Texas 77002
Attention: Jo Linda Papadakis

Facsimile:	713-216-7770

Owner of Record of Real Property:	Mortgagor

7.13. Limit on Obligations and Collateral. It is the intention of the Mortgagor, the Mortgagee and the Other Secured Persons that this Mortgage not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. The Mortgagor and, by the Mortgagee’s acceptance hereof, the Mortgagee and the Other Secured Persons hereby acknowledge and agree that, notwithstanding any other provision of this Mortgage, the indebtedness secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by the Mortgagor without rendering this Mortgage voidable under applicable law relating to fraudulent conveyances or fraudulent transfers.

7.14. References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein

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EXECUTED this 10th day of May, 2018, to be effective as of the date first written above.

TALOS ERT LLC, as Mortgagor

By:
Name:	Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this 10th day of May, 2018, before me, a notary public personally appeared Michael L. Harding II, known to me (or satisfactorily proven) to be the Executive Vice President, Chief Financial Officer and Treasurer of TALOS ERT LLC, a Delaware limited liability company, and who acknowledged that such person, being authorized to do so, executed the foregoing instrument as such officer on behalf of such limited liability company for the purposes therein provided.

Witness my hand and Official Seal.

Printed Name:
Notarial No.:
My commission expires:

Seal:

Texas Deed of Trust

Signature Page

EXHIBIT A

to

DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT,

FIXTURE FILING AND FINANCING STATEMENT

Introduction

All references contained in this Exhibit A to the wells are intended to include references to Mortgagor’s well identification number and well name for any existing well, including any replacement well drilled in lieu thereof from which crude oil, natural gas or other Hydrocarbons are now or hereafter produced. All references contained in this Exhibit A to the Oil and Gas Properties are intended to include: (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county or parish in the state where each such lease or other such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county or parish record, as applicable, regardless of whether such amendments are expressly described herein. A special reference is herein made to each such lease or other instrument and the record thereof for a more particular description of the property and the interest sought to be affected by this Mortgage and for all other purposes.

Exhibit A – Page 1

EXHIBIT D-2 TO

CREDIT AGREEMENT

WHEN RECORDED OR FILED,

PLEASE RETURN TO:

Mayer Brown LLP

700 Louisiana Street, Ste 3400

Houston, TX 77002

Attn: Karl Brandt

Phone: 713-238-2735

Space above for Parish Recorder’s Use

MORTGAGE, ASSIGNMENT OF PRODUCTION,

SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

FROM

TALOS ERT LLC,

(Organizational ID: 4098427)

TALOS ENERGY OFFSHORE LLC,

(Organizational ID: 5137912)

TALOS ENERGY PHOENIX LLC,

(Organizational ID: 6198093)

TALOS GULF COAST OFFSHORE LLC,

(Organizational ID: 4932768)

TALOS GULF COAST ONSHORE LLC,

(Organizational ID: 4901051)

and

TALOS RESOURCES LLC

(Organizational ID: 4537731)

TO

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent for the benefit of itself and the Other Secured Persons

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE THAT MAY BE EXTRACTED FROM THE EARTH (INCLUDING, WITHOUT LIMITATION, OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO. THIS FINANCING STATEMENT MAY BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS, UNIFORM COMMERCIAL CODE RECORDS OR SIMILAR RECORDS OF THE CLERKS OF COURT OF THE PARISHES LISTED ON THE EXHIBITS HERETO. ONE OR MORE OF THE MORTGAGORS HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT MAY BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS, UNIFORM COMMERCIAL CODE RECORDS OR SIMILAR RECORDS OF EACH PARISH IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED OR WHICH LIES SHOREWARD OF ANY MORTGAGED PROPERTY (I.E., TO THE EXTENT A MORTGAGED PROPERTY LIES OFFSHORE WITHIN THE PROJECTED SEAWARD EXTENSION OF THE RELEVANT PARISH BOUNDARIES). ONE OR MORE OF THE MORTGAGORS IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UNIFORM COMMERCIAL CODE RECORDS.

5.9	Remedies Cumulative, Concurrent and Nonexclusive	14

5.10	Discontinuance of Proceedings	15

5.11	No Release of Obligations	15

5.12	Release of and Resort to Collateral	15

5.13	Waiver of Redemption, Notice and Marshalling of Assets, Etc.	15

5.14	Application of Proceeds	16

5.15	Resignation of Operator	16

5.16	Indemnity	16

5.17	Failure to Perform	17

SECTION 6	[Reserved]	17

SECTION 7	Miscellaneous	17

7.1	Releases	17

7.2	Severability	18

7.3	Successors and Assigns	18

7.4	Satisfaction of Prior Encumbrance	18

7.5	Application of Payments to Certain Obligations	18

7.6	Nature of Covenants	18

7.7	Notices	18

7.8	Expenses	18

7.9	Counterparts	19

7.10	Governing Law	19

7.11	Financing Statement; Fixture Filing	19

7.12	Filing of Financing Statements	19

7.13	Limit on Obligations and Collateral	20

7.14	References	20

SECTION 8	Louisiana Provisions	20

8.1	Principles of Construction	20

8.2	Future Advances	21

8.3	Maximum Amount Secured	21

8.4	Alienation	21

8.5	Confession of Judgment	21

8.6	Additional Louisiana Remedies	21

8.7	Keeper	22

8.8	Waivers	22

8.9	Authentic Evidence	22

8.10	Louisiana Defined Terms	22

8.11	Waiver and Release	24

8.12	No Paraph	24

8.13	Acceptance	24

8.14	Reliance	24

Exhibit A Hydrocarbon Interests

STATE OF TEXAS

COUNTY OF HARRIS

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

BE IT KNOWN, that on the date set forth on the signature page hereof (the “Effective Date”), before me, the undersigned Notary Public, duly commissioned and qualified in and for the State of Texas, and in the presence of the undersigned competent witnesses, personally came and appeared:

TALOS ERT LLC, a Delaware limited liability company (“ERT”), TALOS ENERGY OFFSHORE LLC, a Delaware limited liability company (“Offshore”), TALOS ENERGY PHOENIX LLC, a Delaware limited liability company (“Phoenix”), TALOS GULF COAST OFFSHORE LLC, a Delaware limited liability company (“Gulf Coast”), TALOS GULF COAST ONSHORE LLC, a Delaware limited liability company (“Onshore”), TALOS RESOURCES LLC, a Delaware limited liability company (“Resources” collectively with ERT, Offshore, Phoenix, Gulf Coast and Onshore, the “Mortgagors” and each a “Mortgagor”), whose respective employer identification numbers end in 8947, 6175, 7461, 3866, 5735 and 5413, and whose addresses are c/o Talos Production LLC, 500 Dallas Street, Suite 2000, Houston, TX 77002, herein represented by their undersigned duly authorized officer, pursuant to resolutions of each Mortgagor, a certified copy of which is attached hereto and made a part hereof;

who, being duly sworn, declared and acknowledged to the undersigned Notary Public, that:

It executes this MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Mortgage”) in favor of JPMORGAN CHASE BANK, N.A., in its capacity as Collateral Agent (as defined in the Credit Agreement (as hereinafter defined), together with its successors and assigns in such capacity, the “Mortgagee”), for its benefit and the benefit of the Other Secured Persons (as hereinafter defined) with respect to all Mortgaged Properties (as hereinafter defined) and with respect to all UCC Collateral (as hereinafter defined).

R E C I T A L S

A. Talos Energy, Inc., a Delaware corporation (“Holdings”), Talos Production LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, an Issuing Bank and Swingline Lender (as each such term is defined in the Credit Agreement) and the other persons from time to time party thereto executed a Credit Agreement dated as of even date herewith (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Borrower.

B. The Borrower and its Restricted Subsidiaries and certain Hedge Banks have or may enter into Secured Hedge Transactions (as defined in the Credit Agreement).

C. The Borrower and its Restricted Subsidiaries and certain Cash Management Banks have or may enter into Secured Cash Management Agreements (as defined in the Credit Agreement).

D. The Credit Agreement, the Secured Hedge Transactions and the Secured Cash Management Agreements are collectively referred to herein as the “Secured Transaction Documents”.

E. Each Mortgagor, each of the other signatories thereto, and Mortgagee, executed a Guarantee dated as of even date herewith (such agreement, as may from time to time be amended, restated, supplemented or otherwise modified, the “Guarantee”) pursuant to which, upon terms and conditions stated therein, each such Mortgagor has agreed to guarantee the Obligations under the Secured Transaction Documents.

F. The Mortgagee and the Other Secured Persons have conditioned their obligations under the Secured Transaction Documents upon the execution and delivery by each Mortgagor of this Mortgage, and each such Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the Other Secured Persons under the Secured Transaction Documents and the other Credit Documents.

G. Each Mortgagor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and the other Credit Documents and is willing to execute and deliver this Mortgage in order to induce the Lenders to make the Loans and to extend other credit and to induce the Other Secured Persons Lenders to make their respective extensions of credit thereunder.

H. Therefore, in order to comply with the terms and conditions of the Secured Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Mortgagor hereby agrees as follows:

SECTION 1

DEFINITIONS

1.1 Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

1.2 UCC and Other Defined Terms. Each capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning ascribed to such term in the Credit Agreement. Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC. The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Mortgage, including terms defined in the preamble and recitals to this Mortgage.

1.3 Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated (or is offshore of) or that otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Mortgage.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral.

“Event of Default” has the meaning ascribed to such term in Section 5.1.

“Future Advances” means future obligations and future advances that the Mortgagee or any Other Secured Person may make pursuant to any Secured Transaction Document.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by any Mortgagor in and to the oil and gas leases, oil, gas and mineral leases, wellbore interests, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, mineral servitude interests, overriding royalty and royalty interests, net profit interests and production payment interests, and other interests and estates and the lands and premises covered or affected thereby, including any reserved or residual interests of whatever nature, in each case, that are described on Exhibit A.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals that may be produced and saved from or attributable to the Oil and Gas Properties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.

“Indemnified Parties” means the Mortgagee, each Other Secured Person and their Related Parties.

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.1(a) through Section 2.1(f).

“Obligations” has the meaning assigned to such term in Section 2.3.

“Oil and Gas Properties” means (a) the Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with the Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including, without limitation, production sharing contracts and agreements, production sales contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, and equipment leases, described or referred to in this Mortgage or that relate to any of the Hydrocarbon Interests or interests in the Hydrocarbon Interests or the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, the lands pooled or unitized therewith and any Mortgagor’s interests therein, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, the lands pooled or unitized therewith and any such Mortgagor’s interests therein; and (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, the rights, titles, interests and estates described or referred to above, that are now owned or that are hereafter acquired by any Mortgagor, including, without limitation, any and all property, real or personal, immoveable or moveable, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, pipeline systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Secured Persons” means each Lender, each Agent under the Credit Agreement, each Issuing Bank under the Credit Agreement, each Hedge Bank, each Cash Management Bank and each sub-agent pursuant to Section 12 of the Credit Agreement.

“Permitted Encumbrances” means all Liens permitted under Section 10.2 of the Credit Agreement.

“Termination Date” shall mean the date on which all Obligations are paid in full (other than Hedging Obligations under any Secured Hedge Transactions, Cash Management Obligations under any Secured Cash Management Agreements or contingent indemnification obligations not then due) and the Total Commitment and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms reasonably satisfactory to each Issuing Bank in respect thereof or back-stopped following the termination of the Commitments).

“UCC Collateral” means the property and other assets described in Section 2.2.

SECTION 2

GRANT OF LIEN AND OBLIGATIONS

2.1 Grant of Liens. To secure payment of the Obligations when due, each Mortgagor does by these presents hereby:

MORTGAGE, ASSIGN, PLEDGE, and HYPOTHECATE to the Mortgagee, for the use and benefit of itself and the Other Secured Persons, all of the following properties, rights and interests that are located in the State of Louisiana or within the offshore area over which the United States of America asserts jurisdiction and to which the laws of the State of Louisiana are made applicable as a matter of federal law with respect to this Mortgage and/or lien or security interests created hereby, TO HAVE AND TO HOLD unto the Mortgagee, for the benefit of itself and the Other Secured Persons, to secure the Obligations:

(a) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to the Oil and Gas Properties.

(b) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to all geological, geophysical, engineering, accounting, title and other technical or business data concerning the Oil and Gas Properties, or the Hydrocarbons, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c) All rights, titles, interests and estates now owned or hereafter acquired by such Mortgagor in and to all Hydrocarbons.

(d) Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by such Mortgagor or by anyone on such Mortgagor’s behalf; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder.

(e) All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by such Mortgagor in and to the Oil and Gas Properties and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances or other Liens to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of such Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by such Mortgagor in and to such related rights, titles, interests or estates.

(f) All of such Mortgagor’s rights, titles and interests in and to all surface fees and fee estates described in Exhibit A, if any, compressor sites, settling ponds, equipment or pipe yards, office sites and all property and fixtures located thereon, whether such surface fees, fee estates, compressor sites, settling ponds, equipment or pipe yards, office sites, property and fixtures are fee simple estates, leasehold estates or otherwise, together with all present and future rights, titles, easements and estates now owned or hereafter acquired by such Mortgagor under or in connection with such interest.

It is the intention of each Mortgagor and the Mortgagee herein to cover and affect hereby all interests that each Mortgagor may now own or may hereafter acquire in and to the interests and Property described on Exhibit A, even though such Mortgagor’s interests or the property be incorrectly described on Exhibit A or a description of a part or all of the interests or property described on Exhibit A or such Mortgagor’s interests therein be omitted, and notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

Notwithstanding any provision in this Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 as now hereafter in effect or any successor statute thereto and (v) the Biggert Waters Flood Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and any regulations promulgated thereunder.

Any fractions or percentages specified in Exhibit A in referring to a Mortgagor’s interests are solely for purposes of the warranties made by such Mortgagor pursuant to Section 4.1 and Section 4.4 and shall in no manner limit the quantum of interest affected by this Section 2.1 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

2.2 Grant of Security Interest. To further secure payment of the Obligations when due, each Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the Other Secured Persons, a security interest in and to all of the following (whether now or hereafter acquired by operation of law or otherwise):

(a) all As-Extracted Collateral from or attributable to the Mortgaged Property (including, without limitation, the Oil and Gas Properties described on Exhibit A);

(b) all Fixtures on the Mortgaged Property (including the Mortgaged Property described or to which reference is made herein or on Exhibit A); and

(c) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

2.3 Obligations. This Mortgage is executed and delivered by each Mortgagor to secure the payment and performance when due of the following (the “Obligations”): all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party (and any Restricted Subsidiary of the Borrower in the case of any Secured Transaction Document) arising under any Credit Document or arising otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or under any Hedge Agreement with respect to any Secured Hedge Transaction, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party, Restricted Subsidiary of the Borrower or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents and the other Secured Transaction Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents or the other Secured Transaction Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts (including reimbursement obligations for amounts drawn under Letters of Credit) payable by any Credit Party (or any Restricted Subsidiary, as the case may be) under any Credit Document or any other Secured Transaction Document (including amounts payable in respect of an early termination under Secured Hedge Transactions and any unpaid amounts owing in respect thereof). Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Transaction and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Mortgage and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Transactions or of the holders of Cash Management Obligations under Secured Cash Management Agreements , and (c) in no event shall Excluded Hedge Obligations (as defined in the Guarantee) be included as Obligations hereunder.

2.4 Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral and all other Hydrocarbons; (iii) this Mortgage may be filed of record in the real estate records, Uniform Commercial Code records or other appropriate records as a financing statement; and (iv) one or more of the Mortgagors is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

2.5 Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Mortgagee and the Other Secured Persons to secure the Obligations for so long as same remains unpaid and thereafter until the Termination Date.

2.6 Excluded Properties. Notwithstanding anything herein to the contrary, in no event shall the Mortgaged Property include, and no Mortgagor shall be deemed to have granted a Lien under this Mortgage in, any of such Mortgagor’s right, title or interest in any of the following property:

(a) (i) any property to the extent that such grant of a Lien on such property is prohibited by any Requirement of Law or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (ii) any property to the extent that such grant of a Lien on such property is (x) prohibited by, or constitutes a breach or default under, or results in (or would result in) the termination of (or would give any other party a right of termination of), or requires any consent not obtained under, any Contractual Requirement or equity holder or similar agreement or (y) otherwise constitutes or results (or would result) in the abandonment, invalidation or unenforceability of (or would give any other party a right of abandonment, invalidation or unenforceability of) any right, title or interest of such Mortgagor under any Contractual Requirement or equity holder or similar agreement, except, in each case, to the extent that such Requirement of Law or the term in such Contractual Requirement or equity holder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Requirements of Law or purports to prohibit the granting of a Lien over all assets of such Mortgagor or (iii) any property to the extent that such grant of a Lien on such property would result in the forfeiture of such Mortgagor’s rights in the property; provided, however, that the foregoing exclusions shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Applicable UCC of any relevant jurisdiction or any other applicable Requirement of Law; and provided, further, that each Mortgagor shall be deemed to have granted a Lien in all its rights, title and interests in any portion of such property that does not result in any of the consequences specified above including any Proceeds of such property; and provided, further, that, immediately upon the ineffectiveness, lapse or termination of any such Requirement of Law, prohibition or other limitation giving rise to the consequences specified above, the Mortgaged Property shall include, and each Mortgagor shall be deemed to have granted a security interest in, all such rights and interests as if such Requirement of Law, prohibition or other limitation had never been in effect; or

(b) Any property constituting “Excluded Assets” as such term is defined in the Collateral Agreement.

For the avoidance of doubt, nothing in this Section 2.6 shall be deemed to negate the requirement in the Credit Agreement that the Collateral Coverage Minimum be satisfied.

SECTION 3

ASSIGNMENT OF PRODUCTION

3.1 Assignment of Production. As further security for the payment of the Obligations and performance of each Mortgagor’s obligations under the Credit Agreement, the other Credit Documents and the Secured Transaction Documents, each Mortgagor hereby transfers, assigns, warrants and conveys to the Mortgagee for the pro rata and pari passu use and benefit of the Other Secured Persons, effective as of the date hereof, at 7:00 A.M., local time, all Hydrocarbons that are thereafter produced from and that accrue to the Mortgaged Property, and all proceeds therefrom until the Termination Date and the release or cancellation of the Mortgage. All parties producing, purchasing or receiving any such Hydrocarbons, or having such, or proceeds therefrom, in their possession for which they or others are accountable to the Mortgagee by virtue of the provisions of this Section, are authorized and directed to treat and regard the Mortgagee as the assignee and transferee of such Mortgagor and entitled in such Mortgagor’s place and stead to receive such Hydrocarbons and all proceeds therefrom; and said parties and each of them shall be fully protected in so treating and regarding the Mortgagee and shall be under no obligation to see to the application by the Mortgagee of any such proceeds or payments received by it.

3.2 Event of Default. If an Event of Default shall occur and only for so long as such event shall be continuing, after written notice is provided to a Mortgagor by the Mortgagee, and to the extent permitted by applicable Requirement of Law:

(a) All of such Mortgagor’s Hydrocarbons and products thereof shall be delivered into pipelines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the Other Secured Persons and all such revenues and proceeds thereof shall be paid directly to the Mortgagee, at its offices in New York, New York, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter;

(b) Such Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be reasonably required or desired by the Mortgagee, after receipt of a written request from the Mortgagee, in order to have said proceeds and revenues so paid to the Mortgagee and, in addition to any and all rights of a secured party under Sections 9-607 and 9-609 of the Applicable UCC, the Mortgagee is fully authorized to receive and receipt for said revenues and proceeds, to endorse and cash any and all checks and drafts payable to the order of such Mortgagor or the Mortgagee for the account of such Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a deposit account that is subject to a Control Agreement with the Mortgagee, a Lender or other acceptable commercial bank as additional collateral securing the Obligations, and to execute transfer and division orders in the name of such Mortgagor, or otherwise, with warranties binding such Mortgagor; provided that all proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14;

(c) The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder, but the Mortgagee shall have the right, at its election after written notice is provided to such Mortgagor, in the name of such Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or such Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by such Mortgagor; and

(d) Such Mortgagor hereby appoints the Mortgagee as its attorney-in-fact to pursue any and all rights of such Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons, which power of attorney shall be coupled with an interest and shall be irrevocable until the Termination Date.

(e) Such Mortgagor does hereby specifically agree that third-parties shall be entitled to rely, and shall be fully protected in relying, upon any written notice by the Mortgagee that an Event of Default has occurred and is continuing for the purposes of Section 3.2 above.

3.3 No Liability of the Mortgagee in Collecting. The Mortgagee is hereby absolved from all liability for failure to enforce collection of any proceeds so assigned (and no such failure shall be deemed to be a waiver of any right of the Mortgagee or the Other Secured Persons under this Section 3) and from all other responsibility in connection therewith, except the responsibility to account to any applicable Mortgagor for funds actually received.

3.4 No Modification of Payment Obligations. Nothing herein contained shall modify, detract from, limit or otherwise alter the absolute obligation of any Mortgagor to make prompt payment of all amounts constituting Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations. Nothing in this Section 3 is intended to be an acceptance of collateral in satisfaction of the Obligations.

3.5 Status of Assignment. Notwithstanding the other provisions of this Section 3, the Mortgagee has agreed not to exercise its right to receive direct delivery of Hydrocarbons and payment of proceeds immediately. Rather, each party producing, purchasing or receiving Hydrocarbons may continue to make such deliveries or payments to the applicable Mortgagor until such time as such party has received notice from the Mortgagee that an Event of Default has occurred and is continuing and that such party is directed to make delivery or payment directly to the Mortgagee. The Mortgagee or any receiver appointed in judicial proceedings for the enforcement of this Mortgage shall have the right to receive all of the Hydrocarbons herein assigned and the proceeds therefrom after any Obligations has been declared due and payable in accordance with the provisions of the Credit Agreement and the other Credit Documents and to apply all of said proceeds as provided in Section 5.14 hereof. Upon any sale of the Mortgaged Property or any part thereof, whether pursuant to Section 5 or as permitted by the Credit Agreement, the Hydrocarbons thereafter produced from the property so sold, and the proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Section.

SECTION 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Mortgagor hereby represents, warrants and covenants as follows:

4.1 Title. Mortgagor has good and defensible title to and is possessed of the Hydrocarbon Interests and has good title to the UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

4.2 Defend Title. This Mortgage is, and always will be kept as, a first priority Lien upon the Collateral, subject to any Permitted Encumbrances (provided that Liens permitted by Section 10.2 of the Credit Agreement may exist and attach to the Mortgaged Properties and may have whatever priority such Liens have under applicable law, provided that for the avoidance of doubt, no intent to subordinate priority of the Liens created hereby is intended or to be inferred by the existence thereof). Mortgagor further agrees that the Collateral shall remain affected and hypothecated unto and in favor of the Mortgagee until the full and final payment of the Obligations and Mortgagor consents and agrees not to sell, alienate, encumber or deteriorate the Collateral to the prejudice of this act, in each case, except as may be permitted by the Credit Agreement or any other Credit Document. Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances. Mortgagor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Termination Date. If (i) an adverse claim be made against or a cloud develop upon the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person shall challenge the priority or validity of the Liens created by this Mortgage, then Mortgagor agrees to defend immediately against such adverse claim or take appropriate action to remove such cloud, in each case, at Mortgagor’s sole cost and expense. Mortgagor further agrees that the Mortgagee may take such other action as it deems advisable to protect and preserve its interests in the Collateral, and in such event Mortgagor will indemnify the Mortgagee against any and all cost, attorneys’ fees and other expenses that it may incur in defending against any such adverse claim or taking action to remove any such cloud. For the avoidance of doubt, Section 4.1 and Section 4.2 shall not restrict, and are subject to, any disposition permitted by Section 10.4 of the Credit Agreement.

4.3 Not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e., Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.4 Revenue and Cost Bearing Interest. Mortgagor’s ownership of the Hydrocarbon Interests and the undivided interests therein as specified on Exhibit A will, after giving full effect to all Permitted Encumbrances, afford Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or that is allocated to such Hydrocarbon Interest specified as net revenue interest (as specified on Exhibit A) on attached Exhibit A and will cause Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest on attached Exhibit A, of the costs of drilling, developing and operating the wells identified on attached Exhibit A except to the extent of any proportionate corresponding increase in the net revenue interest.

SECTION 5

RIGHTS AND REMEDIES

5.1 Event of Default. An Event of Default under the Credit Agreement shall be an “Event of Default” under this Mortgage.

5.2 Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, to the extent provided by applicable Requirements of Law, the Mortgagee shall have the right and option to proceed with foreclosure and to sell all or any portion of such Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in (or offshore of) more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.2 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the Requirements of Law of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Each Mortgagor hereby irrevocably appoints, effective upon the occurrence and during the continuance of an Event of Default, the Mortgagee, with full power of substitution, to be the attorney-in-fact of such Mortgagor and in the name and on behalf of such Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices that such Mortgagor ought to execute and deliver and do and perform any and all such acts and things that such Mortgagor ought to do and perform under the covenants herein contained, and generally to use the name of such Mortgagor in the exercise of all or any of the powers hereby conferred on the Mortgagee. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Mortgagee to be physically present at, or to have constructive possession of, the Mortgaged Property (each Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Mortgagee immediately upon the Mortgagee’s demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Mortgagee shall contain a general warranty of title, binding upon the applicable Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor agent hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, each Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against each Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under each such Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral and/or (ii) the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Mortgagee under any other provision of this Mortgage or under any other Credit Document. Written notice mailed to a Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral owned by such Mortgagor that is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

5.3 Substitute Agents. The Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Mortgagee. If the Mortgagee shall have given notice of sale hereunder, any successor, substitute mortgagee or agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor, substitute mortgagee or agent conducting the sale.

5.4 Judicial Foreclosure; Receivership. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall have the right and power, but not the obligation, to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.

5.5 Foreclosure for Installments. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Obligations that have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Obligations then due; such sale may be made subject to the unmatured portion of the Obligations, and any such sale shall not in any manner affect the unmatured portion of the Obligations, but as to such unmatured portion of the Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that upon the occurrence of and during the continuance of an Event of Default, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Obligations.

5.6 Separate Sales. Upon the occurrence of and during the continuance of an Event of Default, the Collateral may be sold in one or more parcels and to the extent permitted by applicable Requirement of Law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

5.7 Possession of Mortgaged Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Mortgagee shall have the right and power, but not the obligation, to enter into and upon and take possession of all or any part of the Collateral in the possession of any Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude each Mortgagor, its successors or assigns, and all persons claiming under any Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the applicable Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of such Mortgagor, in the name, place and stead of such Mortgagor, or otherwise as the Mortgagee shall deem best, in its sole discretion.

5.8 Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale any Mortgagor or any Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under any Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

5.9 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Mortgagee or any Other Secured Person in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

5.10 Discontinuance of Proceedings. If the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Credit Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Obligations, this Mortgage, the Credit Agreement, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Mortgagee shall continue as if same had never been invoked.

5.11 No Release of Obligations. No Mortgagor, Guarantor or other person hereafter obligated for payment of all or any part of the Obligations shall be relieved of such obligation, to the extent the Obligations remain due and owing, by reason of: (a) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (b) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to any Mortgagor, any Guarantor or such other Person, and in such event each Mortgagor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (c) by any other act or occurrence save and except upon the Termination Date.

5.12 Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a first and prior Lien, in and to the Collateral, provided that Permitted Encumbrances may exist, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Obligations. For payment of the Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee in such order and manner as the Mortgagee may elect.

5.13 Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, each Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to such Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which any Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state that provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

5.14 Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all reasonable expenses incurred by the Mortgagee incident to the enforcement of this Mortgage, the Credit Agreement or any other Credit Document to collect any portion of the Obligations, including expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, a reasonable commission to the keeper, if any, and reasonable legal fees, and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Mortgagee under this Mortgage or in executing any trust or power hereunder; and

(b) Second, as set forth in Section 11.11 of the Credit Agreement.

5.15 Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and be continuing and the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or any Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon such Mortgagor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Mortgaged Property that is either a Mortgagor or any Affiliate of a Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by such Mortgagor of any such request, such Mortgagor shall resign (or, to the extent it is able to do so, cause such other Person to resign) as operator of such Collateral.

5.16 Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY ANY MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS THAT MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY OR ANY OF ITS RELATED PARTIES. NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF ANY MORTGAGOR. EACH MORTGAGOR AGREES TO PAY, AND TO SAVE THE INDEMNIFIED PARTIES HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND

ADMINISTRATION OF THIS MORTGAGE TO THE EXTENT THE BORROWER WOULD BE REQUIRED TO DO SO PURSUANT TO SECTION 13.5 OF THE CREDIT AGREEMENT. THE LIABILITIES OF ANY MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

5.17 Failure to Perform. Each Mortgagor agrees that if it fails to perform any act or to take any action that it is required to perform or take hereunder or pay any money that such Mortgagor is required to pay hereunder, the Mortgagee, in such Mortgagor’s name or its or their own name or names, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money.

SECTION 6

[RESERVED].

SECTION 7

MISCELLANEOUS

7.1 Releases.

(a) Full Release. On the Termination Date, the Mortgagee shall forthwith cause a full release and termination of this Mortgage to be entered upon the record at the expense of the applicable Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property. Other than as set forth in the foregoing sentence, this Mortgage shall remain and continue in full force and effect and be binding in accordance with and to the extent of its terms upon each Mortgagor and the successors and assigns thereof and shall inure to the benefit of the Mortgagee and the Other Secured Persons and their respective successors, indorsees, transferees and assigns; notwithstanding that from time to time prior to the Termination Date, any Mortgagor may be free from any Obligations.

(b) Partial Release. The Mortgagee, at the request and sole expense of a Mortgagor, shall promptly execute and deliver to such Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property, which shall include, without limitation, the agreement of the Mortgagee (on behalf of itself and on behalf of the Other Secured Persons) to release the security interests in, and the Liens on, the Collateral granted herein and created hereby, (i) upon any Disposition by such Mortgagor of any Mortgaged Property that is permitted under the Credit Agreement (other than to a Guarantor) and (ii) to the extent that the first sentence of Section 13.17(a) of the Credit Agreement provides for such release with respect to the Mortgaged Property.

(c) Possession of Notes. Each Mortgagor acknowledges and agrees that possession of any Note (or any replacements of any said Note or other instrument evidencing any part of the Obligations) at any time by such Mortgagor or any other Credit Party shall not in any manner extinguish the Obligations or this Mortgage, and such Mortgagor shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Obligations or the Lien of this Mortgage.

7.2 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee and the Other Secured Persons in order to effectuate the provisions hereof. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

7.3 Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and permitted assigns of such Persons.

7.4 Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding Lien against the Mortgaged Property then the parties agree that: (a) such proceeds have been advanced at such Mortgagor’s request, and (b) the Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released. It is expressly understood that, in consideration of the payment of such other indebtedness, each Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Mortgagee and its successors and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

7.5 Application of Payments to Certain Obligations. If any part of the Obligations cannot be lawfully secured by this Mortgage or if any part of the Collateral cannot be lawfully subject to the Lien hereof to the full extent of the Obligations, then all payments made shall be applied on said Obligations first in discharge of that portion thereof that is not secured by this Mortgage.

7.6 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

7.7 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement (and notice to any Mortgagor shall be made in the manner for providing notice to and in care of the Borrower).

7.8 Expenses. Each Mortgagor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Mortgagee in administering, enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, any Mortgagor under this Mortgage to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

7.9 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in (or offshore of) more than one parish, descriptions of only those portions of the Mortgaged Property located in (or offshore of) the parish in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

7.10 Governing Law. Insofar as permitted by otherwise applicable law, this Mortgage shall be construed under and governed by the laws of the State of Louisiana.

7.11 Financing Statement; Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property may be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said fixtures) is situated (or is offshore of). This Mortgage shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value that may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, UCC records or other appropriate records of each jurisdiction where any part of the Mortgaged Property is situated (or is offshore of).

7.12 Filing of Financing Statements. Pursuant to the Applicable UCC, each Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of such Mortgagor in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. Each Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. Each Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Mortgagor:	TALOS ERT LLC TALOS ENERGY OFFSHORE LLC TALOS ENERGY PHOENIX LLC TALOS GULF COAST OFFSHORE LLC TALOS GULF COAST ONSHORE LLC TALOS RESOURCES LLC

Address of Mortgagor:	c/o Talos Production LLC 500 Dallas Street, Suite 2000 Houston, TX 77002-4727 Attention: Michael Harding Fax: (713) 351-4100

State of Formation/Location of each Mortgagor:	Delaware

[With a copy of any notice to: c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor New York, NY 10019]

Name of Secured Party:	JPMorgan Chase Bank, N.A., as Collateral Agent

Address of Secured Party:	712 Main Street Houston, Texas 77002 Attention: Jo Linda Papadakis

Facsimile:	713-216-7770

Owner of Record of Real Property:	One or more Mortgagors

7.13 Limit on Obligations and Collateral. It is the intention of each Mortgagor, the Mortgagee and the Other Secured Persons that this Mortgage not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. Each Mortgagor and, by the Mortgagee’s acceptance hereof, the Mortgagee and the Other Secured Persons hereby acknowledge and agree that, notwithstanding any other provision of this Mortgage, the indebtedness of each Mortgagor secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by such Mortgagor without rendering this Mortgage voidable under applicable law relating to fraudulent conveyances or fraudulent transfers.

7.14 References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

SECTION 8

LOUISIANA PROVISIONS

8.1 Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Section 8 and the other terms and conditions of this Mortgage, the terms and conditions of this Section 8 shall control and be binding. In the event of any conflict between this Section 8 and the Credit Agreement, the provisions hereof shall be controlling as necessary to create, preserve, perfect and maintain a valid mortgage lien and security interest upon the Collateral, otherwise the provision of the Credit Agreement shall be controlling.

8.2 Future Advances. This Mortgage may secure future advances, and in accordance with Article 3298 of the Louisiana Civil Code, and as to all Obligations, present and future, secured by this Mortgage, notwithstanding the nature of such obligations or the date they arise, this Mortgage has effect between the parties from the time this Mortgage is executed, and as to third persons from the time this Mortgage is filed for registry.

8.3 Maximum Amount Secured. The maximum amount of Obligations that may be outstanding at any time and from time to time that this Mortgage secures shall be $1,500,000,000 (the “Maximum Amount”).

8.4 Alienation. The Mortgaged Property is to remain so specially mortgaged, affected and hypothecated unto and in favor of Mortgagee for the benefit of itself and the Other Secured Persons subject to the terms and conditions of Section 7.1, and each Mortgagor is herein and hereby bound and obligated not to sell, alienate, mortgage or encumber the Mortgaged Property, or any part thereof, to the prejudice of this act, and not to permit or suffer the same to be so sold, alienated, deteriorated or encumbered, subject in each case to Permitted Encumbrances and any disposition permitted by Section 10.4 of the Credit Agreement.

8.5 Confession of Judgment. For purposes of foreclosure under Louisiana executory process procedures, each Mortgagor hereby acknowledges and confesses judgment in favor of the Mortgagee and the Other Secured Persons for the full amount of the Obligations.

8.6 Additional Louisiana Remedies. Upon the occurrence of an Event of Default, the Mortgagee may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against any Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Mortgagee: (i) institute proceedings for the complete foreclosure of this Mortgage in which case the Mortgaged Property may be sold for cash or upon credit in one or more parcels under ordinary or executory process, at the Mortgagee’s sole option, and with or without appraisement, appraisement being expressly waived; or (ii) to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the Obligations then due and payable, subject to the continuing lien of this Mortgage for the balance of the Obligations not then due; or (iii) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained in this Mortgage, the Credit Agreement or the other Credit Documents; or (iv) recover judgment on the Obligations either before, during or after any proceedings for the enforcement of this Mortgage; or (v) apply for the appointment of a trustee, receiver, liquidator or conservator of the Mortgaged Property, without regard for the adequacy of the security for the Obligations and without regard for the solvency of any Mortgagor or of any person, firm or other entity liable for the payment of the Obligations; or (vi) sell the UCC Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, at such price or prices as the Mortgagee may deem satisfactory, and in connection with any such sale, each Mortgagor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted and agrees that 10 days prior written notice of the time and place of any such sale or other intended disposition of any of the UCC Collateral constitutes “reasonable notification” within the meaning of the Uniform Commercial Code, except that shorter or no notice shall be reasonable as to any UCC Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market; or (vii) pursue such other remedies as the Mortgagee may have under applicable law, including, without limitation, as a secured party under the Uniform Commercial Code.

8.7 Keeper. In the event the Mortgaged Property, or any part thereof, is seized as an incident to an action for the recognition or enforcement of this Mortgage by executory process, ordinary process, sequestration, writ of fieri facias or otherwise, each Mortgagor and the Mortgagee agree that the court issuing any such order shall, if petitioned for by Mortgagee, direct the applicable sheriff to appoint as a keeper of the Mortgaged Property, Mortgagee or any agent designated by Mortgagee or any person named by the Mortgagee at the time such seizure is effected. This designation is pursuant to Louisiana Revised Statutes 9:5131, et seq., and 9:5136, et seq., as the same may be amended, and Mortgagee shall be entitled to all the rights and benefits afforded thereunder. It is hereby agreed that the keeper shall be entitled to receive as compensation the reasonable costs and expenses incurred in the administration or preservation of the Mortgaged Property. The designation of keeper made herein shall not be deemed to require Mortgagee to provoke the appointment of such a keeper.

8.8 Waivers. Each Mortgagor waives in favor of the Mortgagee and the Other Secured Persons any and all homestead exemptions and other exemptions of seizure or otherwise to which such Mortgagor is or may be entitled under the constitution and statutes of the State of Louisiana insofar as the Mortgaged Property is concerned. Each Mortgagor further waives: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (c) the three days delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (d) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above.

8.9 Authentic Evidence. Any and all declarations of fact made by authentic act before a notary public in the presence of two competent witnesses by a person declaring that such facts lie within his knowledge, shall constitute authentic evidence of such facts for the purpose of executory process. Each Mortgagor specifically agrees that such an affidavit by a representative of Mortgagee as to the existence, amount, terms, and maturity of the Obligations and of a default thereunder shall, to the extent not prohibited by applicable law, constitute authentic evidence of such facts for the purpose of executory process.

8.10 Louisiana Defined Terms.

All references to the Uniform Commercial Code (and words of similar import) shall also refer to and include the Uniform Commercial Code, Louisiana Revised Statutes 10:1-101, et seq., and any and all provisions thereof corresponding to the Uniform Commercial Code.

All references to a “receiver” or any person, entity or officer appointed for the purpose of administering and preserving the Mortgaged Property shall also mean, refer to and include a “keeper” under Louisiana Revised Statutes 9:5136, et seq.

All references to “real property” shall include “immovable property” as that term is used in the Louisiana Civil Code, and any and all references to “personal property” shall also include “movable property”.

All references to “tangible property” shall include “corporeal property” and any and all references to “intangible property” shall include “incorporeal property”.

The terms “fee estate”, “fee simple” or “fee title” with respect to property shall mean “ownership” as provided in Louisiana Civil Code Art. 477 unburdened by real rights in favor of others.

The term “condemnation” will include “expropriation” as that term is used in Louisiana law.

The term “easement” will include “servitude and advantages” as used in the Louisiana Civil Code.

The term “building” will include “other constructions” as that term is used in the Louisiana Civil Code.

References to “county” shall mean “parish”, if the reference is to a political subdivision of Louisiana.

The term “Lien” or “lien” shall include privilege, mortgage, security interest, assignment or other encumbrance.

All references to joint and several liability in relation to an obligation governed by Louisiana law shall include joint, several and solidary liability.

The phrase “covenant running with the land” and other words of similar import shall be deemed to include a real right in, or a recorded lease of, immovable property.

The term “environmental laws” shall include the Louisiana Environmental Quality Act, Louisiana Revised Statutes. 30:2001, et seq., as amended, and the rules and regulations promulgated thereunder, and the term “hazardous materials” shall include hazardous materials as defined in such laws.

The terms “deed in lieu of foreclosure,” “conveyance in lieu of foreclosure” and words of similar import shall include a giving in payment within the meaning of Louisiana Civil Code 2655-59, provided that such transaction shall be construed a transfer in partial payment of the Obligations unless otherwise expressly provided.

“Mortgaged Property” shall include the right to receive proceeds attributable to the insurance loss of the Mortgaged Property, as provided in Louisiana Revised Statutes 9:5386.

8.11 Waiver and Release. Each Mortgagor and Mortgagee hereby waive the production of mortgage, conveyance, tax, paving, assignment of accounts receivable and other certificates and relieve and release the Notary Public before whom this Mortgage was passed from all responsibilities and liabilities in connection therewith.

8.12 No Paraph. Each Mortgagor acknowledges that no note or other evidence of Obligations has been paraphed for identification with this Mortgage.

8.13 Acceptance. The acceptance of this Mortgage by Mortgagee and the consent by Mortgagee to the terms and conditions of this Mortgage are presumed and, under the provisions of Louisiana Civil Code article 3289, Mortgagee has not been required to sign this Mortgage.

8.14 Reliance. Notwithstanding any reference herein to the Credit Agreement or any Secured Transaction Documents or other Credit Documents, no third party shall be obligated to inquire as to whether any term or condition set forth therein has occurred but shall be entitled to rely upon the certificate of the Mortgagee as to all events, including but not limited to the occurrence of an Event of Default and the right of the Mortgagee to enforce this Mortgage.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES BEGIN NEXT PAGE]

THUS DONE AND PASSED, on this 10th day of May, 2018, in multiple originals before me, the undersigned Notary Public in and for the County of Harris, State of Texas, and in the presence of the undersigned competent witnesses, who hereunto signed their names with the undersigned Mortgagor and me, Notary Public, after due reading of the whole.

WITNESSES:	TALOS ERT LLC, TALOS ENERGY OFFSHORE LLC, TALOS ENERGY PHOENIX LLC, TALOS GULF COAST OFFSHORE LLC, TALOS GULF COAST ONSHORE LLC, and TALOS RESOURCES LLC each as a Mortgagor

By:
Printed Name:		Name: Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer
Printed Name:

Printed Name:
NOTARY PUBLIC, in and for State of Texas

My commission expires:
Notarial No.

[SEAL]

Signature Page

EXHIBIT A

to

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE

FILING AND FINANCING STATEMENT

Introduction

All references contained in this Exhibit A to the wells are intended to include references to the applicable Mortgagor’s well identification number and well name for any existing well, including any replacement well drilled in lieu thereof from which crude oil, natural gas or other Hydrocarbons are now or hereafter produced. All references contained in this Exhibit A to the Oil and Gas Properties are intended to include: (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county or parish in the state where each such lease or other such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county or parish record, as applicable, regardless of whether such amendments are expressly described herein. A special reference is herein made to each such lease or other instrument and the record thereof for a more particular description of the property and the interest sought to be affected by this Mortgage and for all other purposes.

Exhibit A

CERTIFIED COPY OF RESOLUTIONS OF MORTGAGORS

[SEE ATTACHED]

CERTIFIED RESOLUTIONS

Resolutions of

TALOS ERT LLC,

TALOS ENERGY OFFSHORE LLC,

TALOS ENERGY PHOENIX LLC,

TALOS GULF COAST OFFSHORE LLC,

TALOS GULF COAST ONSHORE LLC, and

TALOS RESOURCES LLC

May 10, 2018

The undersigned, the Executive Vice President, Chief Financial Officer and Treasurer of TALOS ERT LLC, a Delaware limited liability company, TALOS ENERGY OFFSHORE LLC, a Delaware limited liability company, TALOS ENERGY PHOENIX LLC, a Delaware limited liability company, TALOS GULF COAST OFFSHORE LLC, a Delaware limited liability company, TALOS GULF COAST ONSHORE LLC, a Delaware limited liability company, and TALOS RESOURCES LLC, a Delaware limited liability company (each a “Mortgagor”), does hereby certify in his/her official capacity, stated above, of each Mortgagor, and not in his/her individual capacity, as of the date hereof that the resolutions attached hereto as Exhibit A were adopted by each Mortgagor, by written consent in lieu of a meeting.

TALOS ERT LLC, TALOS ENERGY OFFSHORE LLC, TALOS ENERGY PHOENIX LLC, TALOS GULF COAST OFFSHORE LLC, TALOS GULF COAST ONSHORE LLC, and TALOS RESOURCES LLC

By:
Name: Michael L. Harding II
Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT E

TO CREDIT AGREEMENT

COLLATERAL AGREEMENT

dated and effective as of

May 10, 2018,

among

TALOS ENERGY INC.,

TALOS PRODUCTION LLC,

each Pledgor identified herein,

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

		Page
	ARTICLE I.

	DEFINITIONS

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	2

	ARTICLE II.

	PLEDGE OF EQUITY INTERESTS AND SECURITIES

SECTION 2.01.	Pledge	6
SECTION 2.02.	Delivery of the Pledged Collateral	6
SECTION 2.03.	Representations, Warranties and Covenants	7
SECTION 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	8
SECTION 2.05.	Registration in Nominee Name; Denominations	9
SECTION 2.06.	Voting Rights; Dividends and Interest, etc.	9

	ARTICLE III.

	SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 3.01.	Security Interest	11
SECTION 3.02.	Representations and Warranties	14
SECTION 3.03.	Covenants	15
SECTION 3.04.	Other Actions	18
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	19

	ARTICLE IV.

	REMEDIES

SECTION 4.01.	Remedies upon Default	20
SECTION 4.02.	Application of Proceeds	22
SECTION 4.03.	Grant of License to Use Intellectual Property	22
SECTION 4.04.	Securities Act, etc.	23

-i-

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement
Exhibit II	Form of Perfection Certificate

-ii-

This COLLATERAL AGREEMENT dated and effective as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is among TALOS ENERGY INC., a Delaware corporation (“Holdings”), TALOS PRODUCTION LLC, a Delaware limited liability company and a direct Subsidiary of Holdings (the “Borrower”), each Legacy Blocker Entity (as defined below), each Subsidiary of the Borrower listed on Schedule I hereto and each Subsidiary of the Borrower that becomes a party hereto after the date hereof (each, a “Subsidiary Party”) and JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity, the “Agent” or the “Collateral Agent”) for the Secured Parties.

WHEREAS, pursuant to the Credit Agreement, dated as of May 10, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, the lenders from time to time parties thereto and the other Persons from time to time party thereto, the Borrower will from time to time incur loans and letter of credit obligations;

WHEREAS, each Pledgor is executing and delivering this Agreement pursuant to the terms of the Credit Agreement to induce the Lenders to extend credit;

WHEREAS, the Subsidiary Parties are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit thereunder.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All capitalized terms referred to in Article III hereof that are defined in Article 9 of the New York UCC and not defined in this Agreement have the meanings specified in Article 9 of the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agent” means the party named as such in this Agreement until a successor (including successors under the Credit Agreement) replaces it and, thereafter, means such successor.

“Agreement” has the meaning assigned to such term in the recitals hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Agent” means the party named as such in this Agreement until a successor (including successors under the Credit Agreement) replaces it and, thereafter, means such successor.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Excluded Accounts” shall have the meaning assigned to such term in the Credit Agreement.

“Excluded Assets” has the meaning assigned to such term in Section 3.01(a).

“Excluded Securities” means:

(a) any Equity Interests or debt with respect to which, in the reasonable judgment of the Agent and the Borrower evidenced in writing, the cost or other consequences of pledging such Equity Interests or debt in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;

(b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Party) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 99.99% of the outstanding Equity Interests of such class (except with respect to Talos Mex Holding Coöperatief U.A. (Netherlands), of which 100% of the outstanding Equity Interests shall be pledged);

(c) any Equity Interests or debt to the extent the pledge thereof would be prohibited by any Requirement of Law;

(d) any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable organizational documents, joint venture agreement or shareholder agreement (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law);

(e) any Equity Interests of any Immaterial Subsidiary and any Unrestricted Subsidiary;

(f) any Equity Interests of any Subsidiary of a Foreign Subsidiary;

(g) any Equity Interests set forth on Schedule 1.1(b) of the Credit Agreement that have been identified on or prior to the Closing Date in writing to the Agent by an Authorized Officer of the Borrower and agreed to by the Agent; and

(h) any “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“General Intangibles” means all “general intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, any Hedge Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

“Grantor” means the Borrower and each Subsidiary Party.

“Holdings” has the meaning assigned to such term in the recitals of this Agreement.

“Indemnitee” has the meaning assigned to such term in Section 5.06.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Legacy Blocker Entity” shall mean each of (i) AIF VII (Talos DC), LLC, a Delaware limited liability company, (ii) ANRP (Talos DC), LLC, a Delaware limited liability company, (iii) AP Overseas Talos Holdings (DC I), LLC, a Delaware limited liability company, (iv) AP Overseas Talos Holdings (DC II), LLC, a Delaware limited liability company, (v) AP Overseas Talos Holdings (DC III), LLC, a Delaware limited liability company, (vi) AP Overseas Talos Holdings (DC IV), LLC, a Delaware limited liability company, (vii) New Talos Sub Inc., a Delaware corporation, and (viii) Riverstone V Non-U.S. Talos Corp, a Delaware corporation (collectively, the “Legacy Blocker Entities”).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means “Obligations” as defined in the Credit Agreement other than Excluded Hedge Obligations as defined in the Credit Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all patents of the United States or the equivalent thereof in any other country, and all applications for patents of the United States or the equivalent thereof in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II or another form reasonably acceptable to the Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an officer of the Borrower.

“Permitted Liens” means Liens that are not prohibited by the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” shall mean Holdings, the Borrower, each Subsidiary Party, and each Legacy Blocker Entity.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Trademark License,” any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

Pledge of Equity Interests and Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests in each Material Subsidiary directly owned by it (which such Equity Interests constituting Pledged Stock as of the date hereof shall be listed on Schedule II) and any other Equity Interests in a Material Subsidiary obtained in the future by such Pledgor and any certificates representing all such Equity Interests (collectively, the “Pledged Stock”); provided that (i) the Pledged Stock shall not include any Excluded Securities and (ii) in the case of Holdings and each Legacy Blocker Entity, such pledge shall be limited to the Equity Interests of the Borrower or any Legacy Blocker Entity directly owned by it; (b)(i) the debt securities currently issued to any Grantor (which such debt securities constituting Pledged Debt Securities as of the date hereof shall be listed on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments, if any, evidencing such debt securities (collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Securities; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) Except as otherwise required in accordance with Section 6 of the Credit Agreement with respect to the delivery of Pledge Collateral required on the Closing Date, each Pledgor agrees promptly (and in any event within 45 days after the acquisition (or such longer time as the Agent shall permit in its reasonable discretion)) to deliver or cause to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities are either (i) Equity Interests in Subsidiaries of such Pledgor or (ii) in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Each Pledgor will cause any Indebtedness (other than Excluded Securities) (i) having an aggregate principal amount in excess of $10,000,000 or (ii) payable by the Borrower or any Subsidiary (other than intercompany Indebtedness having a term not exceeding 364 days and made in the ordinary course of business) to be evidenced by a duly executed promissory note that is pledged and delivered to the Agent, for the benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 11.1 or 11.5 of the Credit Agreement.

(c) Upon delivery to the Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Agent and by such other instruments and documents as the Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. Each Grantor (and Holdings and each Legacy Blocker Entity solely with respect to its Pledged Stock consisting of the Borrower’s Equity Interests) represents and warrants to, and covenants with, the Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy Section 6(e) or Section 9.11 of the Credit Agreement or (ii) delivered pursuant to Section 2.02(b);

(b) the Pledged Stock, to the best of each Pledgor’s knowledge, have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens, and (iv) subject to the rights of such Pledgor under the Credit Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto and except for restrictions and limitations imposed by the Credit Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Agent, for the benefit of the Secured Parties, in accordance with this Agreement, and a financing statement in respect of the Pledged Securities is filed in the appropriate filing office, the Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected (except for any Equity Interests with respect to which, in the reasonable judgment of the Agent and the Borrower evidenced in writing delivered to the Agent, the costs or other consequences of perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom) lien upon and security interest in such Pledged Securities, subject only to Permitted Liens, as security for the payment and performance of the Obligations; and

(h) the pledge effected hereby is effective to vest in the Agent, for the benefit of the Secured Parties, the rights of the Agent in the Pledged Collateral as set forth herein.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership controlled by any Pledgor, pledged hereunder and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, and each such interest shall at all times hereafter be represented by a certificate unless and until such interest is no longer such a “security” and the Pledgor complies with Section 2.04(b).

(b) Each interest in any limited liability company or limited partnership controlled by a Pledgor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC (or other applicable Uniform Commercial Code in effect in another jurisdiction), and the Pledgors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days (or such longer period as the Agent may agree to)) the applicable Pledgor provides notification to the Agent of such election and delivers, as applicable, any such certificate to the Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing, (a) the Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent), or the name of the applicable Pledgor, endorsed or assigned in blank in favor of the Agent, and (b) each Pledgor will promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.06. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner that could be reasonably likely to materially and adversely affect the rights and remedies of any of the Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.

(ii) The Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents, and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall be promptly (and in any event within 45 days of their receipt (or such longer time as the Agent shall permit in its reasonable discretion)) delivered to the Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Agent).

(b) After the occurrence and during the continuance of an Event of Default and upon notice by the Agent to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Agent). Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph (b) shall be retained by the Agent in an account to be established by the Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Agent a certificate to that effect, the Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Agent to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder, subject to applicable Requirements of Law, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Agent a certificate to that effect, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06, shall in each case be reinstated.

(d) Any notice given by the Agent to the Pledgors suspending their rights under paragraph (a) of this Section 2.06 (i) shall be in writing, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash;

(iv) all Deposit Accounts, all Commodity Accounts and all Securities Accounts;

(v) all Documents;

(vi) all Equipment;

(vii) all Fixtures;

(viii) all General Intangibles;

(ix) Goods;

(x) all Instruments;

(xi) all Intellectual Property;

(xii) all Inventory;

(xiii) all Investment Property other than the Pledged Collateral;

(xiv) all Letters of Credit and Letter of Credit Rights;

(xv) all minerals, oil, gas and As-Extracted Collateral;

(xvi) all books and records pertaining to the Article 9 Collateral; and

(xvii) substitutions, replacements, accessions, products and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in the Credit Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include) and the other provisions of the Credit Documents with respect to Collateral need not be satisfied with respect to (a) motor vehicles or other assets subject to certificates of title and commercial tort claims, (b) any assets over which the granting of security interests in such assets would be prohibited by an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets owned on the Closing Date or acquired after the Closing Date with Indebtedness of the type permitted pursuant to Section 10.1(h) of the Credit Agreement) including, for the avoidance of doubt any assets subject to a Lien, on the Closing Date, pursuant to the Whitney Term Loan Documents (as defined in the Credit Agreement), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in materially adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent, (c) those assets with respect to which, in the reasonable judgment of the Agent and the Borrower, evidenced in writing delivered by the Agent, the costs or other consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (d) any Letter of Credit Rights (other than to the extent a Lien thereon can be perfected by filing a customary financing statement), (e) any Excluded Securities, (f) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate the terms of applicable law or of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or regulation (including Title 11 of the United States Code) or principles of equity); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (g) any equipment or other asset owned by any Grantor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as not prohibited by the Credit Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Grantors as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is not prohibited by the Credit Agreement, (h) any foreign collateral or credit support with respect to such foreign collateral (other than any Pledged Stock of a Foreign Subsidiary directly owned by a Grantor and pledged pursuant to Article III hereof), (i) any real property (owned or leased) or oil and gas properties (owned or leased) other than the Mortgaged Properties or (j) the Excluded Accounts (the foregoing clauses (a) through (j), the “Excluded Assets”).

(b) Each Pledgor hereby irrevocably authorizes the Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar effect. Each Grantor agrees to provide such information to the Agent promptly upon request.

The Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement and the Schedules thereto.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete, in all material respects, as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Agent based upon the information provided to the Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in the Perfection Certificate (or specified by notice from the Borrower to the Agent after the Closing Date in the case of filings, recordings or registrations required by Section 9.13 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Grantor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof that shall be reasonably acceptable to the Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to registered United States Patents (and Patents for which registration applications are pending), registered United States Trademarks (and Trademarks for which registration applications are pending) and registered United States Copyrights (and Copyrights for which registration applications are pending) has been delivered to the Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the

United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Closing Date).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to Section 3.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) Except as set forth in the Perfection Certificate, as of the Closing Date, all Accounts owned by the Grantors have been originated by the Grantors and all Inventory owned by the Grantors has been acquired by the Grantors in the ordinary course of business.

SECTION 3.03. Covenants.

(a) Each Grantor agrees promptly (and in any event within 10 days thereof, or such longer period of time as may be agreed by the Agent) to notify the Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Grantor agrees promptly to provide the Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees that if it effects or permits any change referred to in the first sentence of this paragraph (a) it will ensure that all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent at all times following such change to have a valid, legal and perfected first priority security interest (subject to Permitted Liens) in all the Article 9 Collateral, for the benefit of the Secured Parties. Each Grantor agrees promptly to notify the Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Subject to the rights of such Grantor under the Credit Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Grantor shall have the right, exercisable within 90 days after it has been notified by the Agent of the specific identification of such Collateral, to advise the Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Article 9 Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 90 days after the date it has been notified by the Agent of the specific identification of such Article 9 Collateral.

(d) (i) After the occurrence of an Event of Default and during the continuance thereof, the Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification and each Grantor shall furnish all such assistance and information as Agent may reasonably request in connection with any such verification. The Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(ii) The Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Agent may curtail or terminate said authority at any time after written notice is provided by the Agent to such Grantor after the occurrence and during the continuance of an Event of Default.

(iii) At the Agent’s written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(e) At its option, the Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Agent on demand for any reasonable payment made or any reasonable expense incurred by the Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(f) Each Grantor (rather than the Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Grantor jointly and severally agrees to indemnify and hold harmless the Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as not prohibited by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except as not prohibited by the Credit Agreement. Notwithstanding the foregoing, if the Agent shall have notified the Grantors that an Event of Default under Section 11.1 or 11.5 of the Credit Agreement shall have occurred and be continuing, and during the continuance thereof, the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral to the extent requested by the Agent (which notice may be given by telephone if promptly confirmed in writing).

(h) None of the Grantors will, without the Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices, except as not prohibited by the Credit Agreement.

(i) Each Grantor irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Documents or to pay any premium in whole or part relating thereto, the Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Agent reasonably deems advisable. All sums disbursed by the Agent in connection with this Section 3.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Agent and shall be additional Obligations secured hereby.

(j) (i) With respect to any Deposit Account, Securities Account or Commodities Account (other than any Excluded Account, but only for so long as it is an Excluded Account) of a Grantor established, held or maintained on or after the Closing Date, such Grantor will promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such Deposit Account, Securities Account or Commodities Account (or by such later date as the Agent shall reasonably agree) or (y) the first date on which the funds in such Deposit Account, Securities Account or Commodities Account would exceed $1,000,000, enter into a Control Agreement with the Agent and the depositary bank, securities intermediary or commodities intermediary for such Deposit Account, Securities Account or Commodities Account, respectively, on terms reasonably satisfactory to the Administrative Agent.

(ii) Until the proceeds of any Loans are transferred to a third party in accordance with the Credit Documents, each Grantor will hold the proceeds of any Loans made under the Credit Agreement in a Deposit Account and/or a Securities Account that is a Controlled Account.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Agent to enforce, for the benefit of the Secured Parties, the Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Grantor shall at any time own or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $10,000,000, such Grantor shall promptly (and in any event within 30 days of its acquisition (or such longer period as the Agent may agree to)) notify the Agent and promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time reasonably request.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as not prohibited by the Credit Agreement:

(a) Each Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent material to the normal conduct of such Grantor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark material to the normal conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Grantor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Grantor shall notify the Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Grantor’s business may imminently become prematurely abandoned, lost or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments, in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Grantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Agent on an annual basis on or about the time of delivery of financial statements for such year (commencing with the financial statements for the fiscal year ended December 31, 2018) of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Agent, execute and deliver any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Grantor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Grantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Grantor’s business, including, when applicable and necessary in such Grantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Agent and shall, if such Grantor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(h) Upon and during the continuance of an Event of Default, at the request of the Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to (in the Agent’s sole discretion) the designee of the Agent or the Agent.

ARTICLE IV.

Remedies

SECTION 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable Requirements of Law, each Pledgor agrees to deliver each item of Collateral to the Agent on demand, and it is agreed that the Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Agent shall have the right, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate. The Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Agent shall give the applicable Pledgors 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. To the extent provided in this Section 4.01, any sale that complies with such provisions shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in accordance with Section 11 of the Credit Agreement.

The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to (in the Agent’s sole discretion) a designee of the Agent or the Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property; provided, however, that nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of, any contract, license, instrument or other agreement with an unaffiliated third party, to the extent not prohibited by the Credit Agreement, with respect to such Intellectual Property that is part of the Collateral now owned or hereafter acquired by such Grantor; and provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Agent may be exercised, at the option of the Agent, only during the continuation of an Event of Default. Furthermore, each Grantor hereby grants to the Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document that may be required by the United States Copyright Office or the United States Patent and Trademark Office or any state office in order to effect an absolute assignment of all right, title and interest in each Patent, Trademark or Copyright, and to record the same.

SECTION 4.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

ARTICLE V.

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect), as such address may be changed by written notice to the Agent and the Borrower. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect).

SECTION 5.02. Security Interest Absolute. All rights of the Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 5.03. Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all the provisions of this Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law or regulation.

SECTION 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such party and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as not prohibited by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.09.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Agent hereunder shall at all times be the same person that is the “Collateral Agent” under the Credit Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Credit Agreement shall also constitute notice of resignation as the Agent under this Agreement. Upon the acceptance of any appointment as the “Collateral Agent” under the Credit Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent pursuant hereto.

SECTION 5.06. Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 13.5 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Credit Documents, each Pledgor jointly and severally agrees to indemnify the Agent and the other Persons entitled to indemnification under Section 13.5 of the Credit Agreement (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to one counsel (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel or financial advisor), plus, if necessary, one local counsel per local jurisdiction, and one financial advisor, to the Administrative Agent) (except the allocated costs of in-house counsels), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby (including in connection with the appointment of any successor Agent in accordance with the applicable Credit Documents and in connection with any filings, registrations or any other actions to be taken to reflect the security interest of such successor Agent), (ii) the use of proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or any Pledgor; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) any material breach (or, in the case of a proceeding brought by the Borrower, any breach) of any Credit Document by the Indemnitee or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Agent in its capacity as such).

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within fifteen days of written demand therefor.

SECTION 5.07. Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to applicable Requirements of Law, the Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct.

SECTION 5.08. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE TERMS OF SECTIONS 13.13 AND 13.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED IN SECTION 5.01. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.09. Waivers; Amendment.

(a) No failure or delay by the Agent, any Issuing Bank, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agent, any Issuing Bank, the Lenders or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent, any Lender, any Issuing Bank or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof or of any other Security Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement. The Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.09(b) is permitted.

SECTION 5.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission (i.e. a “pdf” or a “tif”) shall be as effective as delivery of a manually signed original.

SECTION 5.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.13. Termination or Release.

(a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors, as of the date when all the Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or immediately available funds and the Lenders and any other Secured Parties have no further commitment to lend under the Credit Agreement, the aggregate Total Exposure has been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary or such Subsidiary is released from the Guarantee and from any other guarantee of the Credit Documents or otherwise ceases to be a Subsidiary Guarantor, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Subsidiary Party.

(c) (i) Upon any sale or other transfer by any Pledgor of any Collateral that is not prohibited by the Credit Agreement to any person that is not a Pledgor (including in connection with a Casualty Event), or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(d) A Subsidiary Party shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released upon the occurrence of any of the circumstances set forth in Section 13.17 of the Credit Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Subsidiary Party.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 5.13, the Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral that may be in the possession of the Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Agent. In connection with any release pursuant to paragraph (a), (b), (c) or (d) above, the Pledgors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents.

SECTION 5.14. Additional Subsidiaries. Upon execution and delivery by the Agent and any Subsidiary that is required to become a party hereto by Section 9.11 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.15. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Agent and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Agent or such Issuing Bank to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender, the Agent or such Issuing Bank, irrespective of whether or not such Lender, the Agent or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, the Agent and Issuing Bank under this Section 5.15 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Agent and such Issuing Bank may have. Notwithstanding anything to the contrary contained herein, no Secured Party or any of its respective Affiliates shall have a right to set off and apply any deposits held by, or other Indebtedness owing by, such Secured Party or any of its Affiliates to or for the credit or the account of any Subsidiary of a Credit Party that (i) is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) is a Subsidiary of a Person described in clause (i), unless (in either case) such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Secured Party agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 5.16. No Recourse. Notwithstanding anything to the contrary in this Agreement, no recourse shall be had, whether by levy or execution, or under any law, or by the enforcement of any assessment or penalty or otherwise, for the payment of any of the Obligations, against Holdings or any of the assets of Holdings, other than the Pledged Collateral consisting of the Equity Interests in the Borrower directly owned by Holdings, it being expressly understood that the sole remedies available to the Agent and the Secured Parties pursuant to this Agreement with respect to the Obligations of Holdings shall be against such Pledged Collateral.

SECTION 5.17. Corporate Formalities Representations.

(a) Corporate Status. Each Grantor represents and warrants to the Agent, for the benefit of the Secured Parties, that it (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Power and Authority; Enforceability. Each Grantor represents and warrants to the Agent, for the benefit of the Secured Parties, that it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement, any Guarantee to which such Grantor is a party and any supplement to this Agreement or any Guarantee to which such Grantor is a party (collectively, for purposes of this Section 5.17, the “Collateral Documents”) and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of each Collateral

Document to which it is a party. Each Grantor represents and warrants that it has duly executed and delivered each Collateral Document to which it is a party and each such Collateral Document to which it is a party constitutes the legal, valid and binding obligation of such Grantor enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 5.18. Collateral in the Possession or Control of the Agent. Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Agent in good faith. The Agent shall have no duty to act outside of the United States of America in respect of Collateral.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TALOS ENERGY INC., as Holdings,
TALOS PRODUCTION LLC, as the Borrower,
AIF VII (TALOS DC), LLC, as a Legacy Blocker Entity,
ANRP (TALOS DC), LLC, as a Legacy Blocker Entity,
AP OVERSEAS TALOS HOLDINGS (DC I), LLC, as a Legacy Blocker Entity,
AP OVERSEAS TALOS HOLDINGS (DC II), LLC, as a Legacy Blocker Entity,
AP OVERSEAS TALOS HOLDINGS (DC III), LLC, as a Legacy Blocker Entity,
AP OVERSEAS TALOS HOLDINGS (DC IV), LLC, as a Legacy Blocker Entity,
NEW TALOS SUB INC., as a Legacy Blocker Entity,
RIVERSTONE V NON-U.S. TALOS CORP, as a Legacy Blocker Entity,
TALOS ENERGY OFFSHORE LLC, as Subsidiary Guarantor,
TALOS ENERGY OPERATING GP LLC, as Subsidiary Guarantor,
TALOS ENERGY OPERATING COMPANY LLC, as Subsidiary Guarantor,
TALOS PRODUCTION FINANCE INC., as Subsidiary Guarantor,
TALOS ERT LLC, as Subsidiary Guarantor,
CKB PETROLEUM, LLC, as Subsidiary Guarantor,
TALOS ENERGY INTERNATIONAL LLC, as Subsidiary Guarantor,
TALOS GULF COAST LLC, as Subsidiary Guarantor,
TALOS GULF COAST ONSHORE LLC, as Subsidiary Guarantor,
TALOS GULF COAST OFFSHORE LLC, as Subsidiary Guarantor,
TALOS MANAGEMENT INTERMEDIARY LLC, as Subsidiary Guarantor,
TALOS MANAGEMENT HOLDINGS LLC, as Subsidiary Guarantor,
TALOS ENERGY LLC, as Subsidiary Guarantor,
TALOS ENERGY PHOENIX LLC, as Subsidiary Guarantor,
TALOS ENERGY HOLDINGS LLC, as Subsidiary Guarantor,
TALOS ARGO INC., as Subsidiary Guarantor,
TALOS PETROLEUM LLC, as Subsidiary Guarantor,
STONE ENERGY HOLDING, L.L.C., as Subsidiary Guarantor, and
TALOS RESOURCES LLC, as Subsidiary Guarantor

By:
	Name:	Michael L. Harding II
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

S-1	-Collateral Agreement-

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
	Name:	Jo Linda Papadakis
	Title:	Authorized Officer

S-2	-Collateral Agreement-

Schedule I

to the Collateral Agreement

Subsidiary Parties

Name	Jurisdiction of Organization
Talos Production Finance Inc.	Delaware
Talos Energy Operating GP LLC	Delaware
Talos Energy Operating Company LLC	Delaware
Talos Energy Offshore LLC	Delaware
Talos Gulf Coast LLC	Delaware
Talos ERT LLC	Delaware
CKB Petroleum, LLC	Delaware
Talos Management Intermediary LLC	Delaware
Talos Management Holdings LLC	Delaware
Talos Gulf Coast Onshore LLC	Delaware
Talos Gulf Coast Offshore LLC	Delaware
Talos Energy LLC	Delaware
Talos Energy Holdings LLC	Delaware
Talos Energy Phoenix LLC	Delaware
Talos Argo Inc.	Delaware
Talos Energy International LLC	Delaware
Talos Petroleum LLC	Delaware
Talos Resources LLC	Delaware
Stone Energy Holding, L.L.C.	Delaware

Schedule II

to the Collateral Agreement

Pledged Stock; Debt Securities

1) Pledged Stock

Registered Owner	Name of Issuer	Number and Class of Equity Interests	Percentage of Equity Interests Pledged	Number of Issuer Certificate
Talos Energy Inc.	Talos Production LLC	Limited liability company interests	[__]	N/A
New Talos Sub Inc.	Talos Production LLC	Limited liability company interests	[__]	N/A
Riverstone V Non-U.S. Talos Corp	Talos Production LLC	Limited liability company interests	[__]	N/A
AIF VII (Talos DC), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
ANRP (Talos DC), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
AP Overseas Talos Holdings (DC I), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
AP Overseas Talos Holdings (DC II), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
AP Overseas Talos Holdings (DC III), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
AP Overseas Talos Holdings (DC IV), LLC	Talos Production LLC	Limited liability company interests	[__]	N/A
Talos Energy LLC	Talos Energy Holdings LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos ERT LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Gulf Coast LLC	Limited liability company interests	100%	N/A
Talos Gulf Coast LLC	Talos Gulf Coast Onshore LLC	Limited liability company interests	100%	N/A
Talos Gulf Coast LLC	Talos Gulf Coast Offshore LLC	Limited liability company interests	100%	N/A
Talos Energy LLC	Talos Energy Phoenix LLC	Limited liability company interests	100%	N/A
Talos Energy LLC	Talos Argo Inc.	1,000 shares of common stock	100%	N/A
Talos Production LLC	Talos Energy LLC	Limited liability company interests	100%	N/A
Talos Gulf Coast LLC	Talos Management Intermediary LLC	Limited liability company interests	100%	N/A
Talos Gulf Coast LLC	Talos Management Holdings LLC	Limited liability company interests	99%	N/A
Talos Management Intermediary LLC	Talos Management Holdings LLC	Limited liability company interests	1%	N/A
Talos Production LLC	Talos Energy Offshore LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Energy Operating GP LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Energy Operating Company LLC	Limited liability company interests	99.99%	N/A
Talos Energy Operating GP LLC	Talos Energy Operating Company LLC	Limited liability company interests	.01%	N/A
Talos ERT LLC	CKB Petroleum, LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Production Finance Inc.	100 shares of Common Stock	100%	N/A
Talos Energy LLC	Talos Petroleum LLC	Limited liability company interests	100%	N/A
Talos Petroleum LLC	Talos Resources LLC	Limited liability company interests	100%	N/A
Talos Petroleum LLC	Stone Energy Holding, L.L.C.	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Energy International LLC	Limited liability company interests	100%	N/A
Talos Production LLC	Talos Mex Holding Coöperatief U.A.	Limited liability company interests	99%	N/A
Talos Energy International LLC	Talos Mex Holding Coöperatief U.A.	Limited liability company interests	1%	N/A

2) Pledged Debt Securities

[None]

Schedule III

to the Collateral Agreement

Intellectual Property

Trademark of “Talos Energy”; Registration No. 4,854,099; Registered November 17, 2015

Exhibit I

to the Collateral Agreement

SUPPLEMENT NO. ______ dated as of _____________ (this “Supplement”), to the Collateral Agreement dated as of May 10, 2018 (as heretofore amended and/or supplemented, the “Collateral Agreement”), among TALOS ENERGY INC., a Delaware corporation (“Holdings”), TALOS PRODUCTION LLC, a Delaware limited liability company (the “Borrower”), each Legacy Blocker Entity, each Subsidiary Party party thereto and JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity, the “Agent”) for the Secured Parties.

A. Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Lenders party thereto from time to time, the Agent and the other parties named therein.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein.

C. The Pledgors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 5.14 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and Pledgor, Grantor or both, as applicable, under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and Pledgor, Grantor or both, as applicable, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and Pledgor, Grantor or both, as applicable thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor or Grantor, as applicable, thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Subsidiary Party”, a “Pledgor” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

Ex. I-1

SECTION 2. The New Subsidiary represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock and Pledged Debt Securities of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all Intellectual Property constituting United States registered Trademarks, Patents and Copyrights as of the date hereof and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and organizational ID number as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Agent.

Ex. I-2

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Ex. I-3

Schedule I

to Supplement No. __ to the

Collateral Agreement

Pledged Collateral of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Ex. I-4

Schedule II

to Supplement No. __ to the

Collateral Agreement

Intellectual Property of the New Subsidiary

Ex. I-5

Exhibit II

to the Collateral Agreement

Form of Perfection Certificate

See attached.

Ex. II-1

EXHIBIT F TO

CREDIT AGREEMENT

INTERCREDITOR AGREEMENT

dated as of

May 10, 2018

between

JPMORGAN CHASE BANK, N.A.,

as First Lien Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Lien Agent

relating to

TALOS PRODUCTION LLC

SECTION 1. Definitions		1
1.1	Defined Terms	1
1.2	Terms Generally	10

SECTION 2. Lien Priorities		10
2.1	Subordination of Liens	10
2.2	Prohibition on Contesting Liens	11
2.3	No New Liens	11
2.4	Confirmation of Subordination in Second Lien Collateral Documents	11
2.5	Perfection of Liens	12
2.6	Waiver of Marshalling	12

SECTION 3. Enforcement		12
3.1	Exercise of Remedies	12
3.2	Cooperation	16
3.3	Actions Upon Breach	16

SECTION 4. Payments		16
4.1	Nature of Claims	16
4.2	Application of Proceeds	17
4.3	Payments Over	17

SECTION 5. Other Agreements		17
5.1	Releases	17
5.2	Insurance	19
5.3	Amendments to Second Lien Collateral Documents	19
5.4	Rights As Unsecured Creditors	20
5.5	First Lien Agent as Gratuitous Bailee/Gratuitous Agent for Perfection	20
5.6	[Reserved]	22
5.7	Reinstatement	22
5.8	Refinancings	22

SECTION 6. Insolvency or Liquidation Proceedings		22
6.1	Financing Issues	22
6.2	Relief from the Automatic Stay	24
6.3	Adequate Protection	24
6.4	Avoidance Issues	25

i

6.5	Application	25
6.6	Waivers	25
6.7	Post-Petition Interest	26
6.8	Separate Grants of Security and Separate Classification	26
6.9	Reorganization Securities	27
6.10	Voting	27

SECTION 7. Reliance; Waivers; etc.		27
7.1	Reliance	27
7.2	No Warranties or Liability	27
7.3	Obligations Unconditional	28

SECTION 8. Miscellaneous		28
8.1	Conflicts	28
8.2	Continuing Nature of this Agreement; Severability	28
8.3	Amendments; Waivers	29
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	29
8.5	Subrogation	30
8.6	Application of Payments	30
8.7	Governing Law; Jurisdiction; Consent to Service of Process; Waivers	30
8.8	WAIVER OF JURY TRIAL	31
8.9	Notices	31
8.10	Further Assurances	32
8.11	Governing Law	32
8.12	Binding on Successors and Assigns	32
8.13	Specific Performance	32
8.14	Section Titles	32
8.15	Counterparts	33
8.16	Authorization	33
8.17	No Third Party Beneficiaries; Successors and Assigns	33
8.18	Effectiveness of Agreement	33
8.19	Agent Capacities	33
8.20	Relative Rights	34
8.21	References	34
8.22	Additional First Lien Facility or Second Lien Facility	34
8.23	Intercreditor Agreements	36

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT is dated as of May 10, 2018 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as the First Lien Agent, and WILMINGTON TRUST, NATIONAL ASSOCIATION (“WT”), in its capacity as the Second Lien Agent; and acknowledged and consented to by TALOS PRODUCTION LLC, a Delaware limited liability company (together with its successors in such capacity and as provided in Section 8.18 (Effectiveness of Agreement), the “Company”), and the other Pledgors. Capitalized terms used but not defined in the preamble or the recitals to this Agreement have the meanings set forth in Section 1.1 below.

BACKGROUND

A. WHEREAS, the Company is a party to that certain Credit Agreement dated as of May 10, 2018 among Talos Energy Inc., a Delaware corporation (“Holdings”), the Company, the lenders and issuing banks party thereto from time to time, and JPMorgan, as administrative agent, collateral agent and swingline lender;

B. WHEREAS, the Company is a party to that certain Indenture, dated as of May 10, 2018 among the Company and Talos Production Finance Inc., a Delaware corporation (“Production Finance”), the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent;

C. WHEREAS, this Agreement governs the relationship between the First Lien Secured Parties as a group, on the one hand, and the Second Lien Secured Parties as a group, on the other, with respect to the Common Collateral; and

D. WHEREAS, it is understood and agreed that, after the date hereof, not all First Lien Secured Parties or the Second Lien Secured Parties, as the case may be, may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any person in any Collateral in which such person (or its Representative or collateral agent) does not otherwise have a security interest.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Bankruptcy Code” means Title 11 of the United States Code.

1

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Pledgor or any of its subsidiaries.

“Cash Management Bank” has the meaning assigned to such term in the RBL Credit Agreement (or equivalent term in any other First Lien Credit Document).

“Collateral” means all assets and properties subject to Liens in favor of any First Lien Secured Parties or Second Lien Secured Parties created by any of the First Lien Collateral Documents or the Second Lien Collateral Documents, as applicable, including any assets in which the First Lien Agent is automatically deemed to have a Lien pursuant to the provisions of Section 2.3 and including any asset subject to Liens granted pursuant to Section 6 (Insolvency or Liquidation Proceedings) to secure both the First Lien Obligations and the Second Lien Obligations.

“Common Collateral’ means the portion of the Collateral granted to secure both one or more series of the First Lien Obligations and one or more series of the Second Lien Obligations.

“Company” has the meaning assigned to such term in the preamble hereof.

“Comparable Second Lien Collateral Document” means, in relation to any Common Collateral subject to any Lien created under any First Lien Collateral Document, those Second Lien Collateral Documents that create a Lien on the same portion of Common Collateral, granted by the same Pledgor or Pledgors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“DIP Financing” has the meaning assigned to such term in Section 6.1.

“Discharge” means, with respect to any Secured Obligations, except to the extent otherwise provided in Section 5.7 (Reinstatement) and Section 6.4 (Avoidance Issues) below, (a) payment in full in immediately available funds of the principal of, and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding) accrued on, all outstanding Indebtedness included in such Secured Obligations after or concurrently with the termination of all commitments to extend credit thereunder (other than, if applicable, pursuant to any Secured

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Cash Management Agreements or Secured Hedge Agreements, in each case as provided under the relevant Documents or as to which reasonably satisfactory arrangements have been made with the relevant Cash Management Banks or Hedge Banks), (b) with respect to any letters of credit or letters of credit guaranties that may be outstanding in respect of any Secured Obligations, termination or delivery of cash collateral, backstop letters of credit or other credit support in respect thereof in an amount and manner in compliance with the applicable Documents, and (c) payment in full in immediately available funds of any other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than in respect of contingent indemnification and expense reimbursement claims not then due); provided, that (i) the Discharge of the First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a First Lien Facility or a Refinancing of the First Lien Obligations and (ii) the Discharge of the Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company as a Second Lien Facility or a Refinancing of the Second Lien Obligations. In the event that any Secured Obligations are modified and such Secured Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, such Secured Obligations shall be deemed to be Discharged when the final payment is made, in cash or in the form of consideration otherwise provided for in the applicable Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” has a correlative meaning to the foregoing.

“Dispose” or “Disposed of” means to convey, sell, lease, assign, farm-out, transfer or otherwise dispose of any property, business or assets. The term “Disposition” has a correlative meaning to the foregoing.

“Documents” means, collectively, the First Lien Documents and the Second Lien Documents, or any of the foregoing.

“First Lien Agent” means the collateral agent for the First Lien Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the First Lien Facility. As of the date hereof, JPMorgan shall be the First Lien Agent.

“First Lien Collateral Agreement” means (a) the Collateral Agreement dated as of May 10, 2018, among the Company, each other Pledgor party thereto and the First Lien Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any First Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “First Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“First Lien Collateral Documents” means, collectively, the First Lien Collateral Agreement, any of the other “Security Documents” (or comparable terms) as defined in the RBL Credit Agreement or any other First Lien Credit Document, and any other documents now existing or entered into after the date hereof that grant or perfect Liens on any assets or properties of any Pledgor to secure any First Lien Obligations.

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“First Lien Credit Documents” means (i) the RBL Credit Agreement and (ii) the instrument, agreement or other document evidencing or governing any First Lien Facility described in clause (ii) of the definition thereof.

“First Lien Documents” means, collectively, (i) the documentation in respect of the First Lien Facility, including the RBL Credit Agreement, any other First Lien Credit Document, the First Lien Collateral Documents and any other “Credit Documents” or comparable terms as defined in the applicable First Lien Facility, and (ii) each agreement, document or instrument providing for or evidencing obligations in respect of Secured Hedge Agreements or Secured Cash Management Agreements.

“First Lien Facility” means (i) the RBL Credit Agreement, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “First Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 8.22 (Additional First Lien Facility or Second Lien Facility), one or more (A) debt facilities or commercial paper facilities providing for reserved-based credit loans, revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “First Lien Facility”).

“First Lien Obligations” means all “Obligations” (as such term is defined in the First Lien Collateral Agreement) of the Company and other obligors outstanding under, and all other obligations in respect of, any First Lien Documents, to pay principal, premium (if any), interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the First Lien Documents.

“First Lien Secured Parties” means the persons holding any First Lien Obligations, including the First Lien Agent.

“Hedge Bank” has the meaning assigned to such term in the RBL Credit Agreement (or equivalent term in any other First Lien Credit Document).

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency

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rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdings” has the meaning assigned to such term in the recitals.

“Indebtedness” means and includes all obligations that constitute “Indebtedness,” “Debt” or other comparable terms as defined in the RBL Credit Agreement, any First Lien Credit Document, the Second Lien Agreement or any Second Lien Credit Document, as applicable.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Pledgor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Pledgor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the applicable Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Pledgor.

“JPMorgan” has the meaning assigned to such term in the preamble hereof.

“Legacy Blocker Entity” shall mean each of (i) AIF VII (Talos DC), LLC, a Delaware limited liability company, (ii) ANRP (Talos DC), LLC, a Delaware limited liability company, (iii) AP Overseas Talos Holdings (DC I), LLC, a Delaware limited liability company, (iv) AP Overseas Talos Holdings (DC II), LLC, a Delaware limited liability company, (v) AP Overseas Talos Holdings (DC III), LLC, a Delaware limited liability company, (vi) AP Overseas Talos Holdings (DC IV), LLC, a Delaware limited liability company, (vii) New Talos Sub Inc., a Delaware corporation, and (viii) Riverstone V Non-U.S. Talos Corp, a Delaware corporation.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“New York Courts” has the meaning assigned to such term in Section 8.7(b).

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“obligations” means any principal, interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including, if applicable, reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Remedies” means, with respect to any Second Lien Obligations:

(a) filing a claim, proof of claim or statement of interest with respect to such Second Lien Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any Pledgor;

(b) taking any action (not adverse to the Liens securing any First Lien Obligations, the priority status thereof, or the rights of the First Lien Agent or any of the First Lien Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;

(c) filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Lien Secured Parties, including any claims secured by the Second Lien Collateral Documents, in each case in accordance with the terms of this Agreement;

(d) filing any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Pledgors arising under either any Insolvency or Liquidation Proceeding or applicable non-Bankruptcy Law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction);

(e) voting on any Plan of Reorganization, making other filings and any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement; and

(f) the exercise of any rights or remedies with respect to the Collateral after termination of the Standstill Period subject to Section 3.1(e) of this Agreement.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged Collateral” means the Common Collateral in the possession or control of any Representative (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

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“Pledgors” means Holdings, each Legacy Blocker Entity, the Company and each of its subsidiaries that shall have granted any Lien in favor of any Representative on any of its assets or properties to secure any of the Secured Obligations.

“Post-Petition Claims” means, collectively, interest, fees, costs, expenses and other charges that pursuant to any First Lien Document or any Second Lien Document continue to accrue after the commencement of an Insolvency or Liquidation Proceeding.

“Production Finance” has the meaning assigned to such term in the preamble hereof.

“RBL Credit Agreement” means that certain Credit Agreement dated as of May 10, 2018, among the Company, Holdings, the lenders and issuing banks party thereto from time to time and the First Lien Agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “RBL Credit Agreement”).

“Recovery” has the meaning assigned to such term in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” have correlative meanings.

“Representative” (a) in respect of the First Lien Obligations or the First Lien Secured Parties, the First Lien Agent, and (b) in respect of the Second Lien Obligations or the Second Lien Secured Parties, the Second Lien Agent.

“Required Lenders” means, with respect to the First Lien Documents, the First Lien Secured Parties in respect thereof the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of, or consent to any departure from such First Lien Documents (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such First Lien Documents).

“Revolving Outstandings” has the meaning assigned to such term in Section 6.1(a).

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“Second Lien Agent” means the collateral agent for the Second Lien Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Second Lien Facility. As of the date hereof, Wilmington Trust, National Association shall be the Second Lien Agent.

“Second Lien Agreement” means that certain Indenture, dated as of May 10, 2018 among the Company and Production Finance, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Second Lien Agreement”).

“Second Lien Collateral Agreement” means (a) the Collateral Agreement (Second Lien) dated as of May 10, 2018, among the Company, each other Pledgor party thereto and the Second Lien Agent as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any Second Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “Second Lien Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.

“Second Lien Collateral Documents” means, collectively, the Second Lien Collateral Agreement, any of the other “Security Documents” (or comparable terms) as defined in the Second Lien Agreement or any other Second Lien Credit Document, and any other documents now existing or entered into after the date hereof that grant or perfect Liens on any assets or properties of any Pledgor to secure any Second Lien Obligations.

“Second Lien Credit Documents” means (i) the Second Lien Agreement and (ii) the instrument, agreement or other document evidencing or governing any Second Lien Facility described in clause (ii) of the definition thereof.
“Second Lien Documents” means, collectively, the documentation in respect of the Second Lien Facility, including the Second Lien Agreement, any other Second Lien Credit Document, the Second Lien Collateral Documents and any other “Credit Documents” (as such term is defined in the Second Lien Collateral Agreement) or comparable terms as defined in the applicable Second Lien Facility.

“Second Lien Facility” means (i) the Second Lien Agreement, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated in writing by the Company to be included in the definition of “Second Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 8.22, one or more (A) debt facilities or commercial paper facilities providing for reserved-based credit loans, revolving

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credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Second Lien Facility”).

“Second Lien Obligations” means all “Obligations” (as such term is defined in the Second Lien Collateral Agreement) of the Company and other obligors outstanding under, and all other obligations in respect of, any Second Lien Documents, to pay principal, premium (if any), interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the Second Lien Documents.

“Second Lien Secured Parties” means the persons holding any Second Lien Obligations, including the Second Lien Agent and the “Secured Parties” (as such term is defined in the Second Lien Collateral Agreement).

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Pledgor or any of its subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedging Agreement that is entered into by and between any Pledgor or any of its subsidiaries and any Hedge Bank.

“Secured Obligations” means, collectively, the First Lien Obligations, the Second Lien Obligations, or any of the foregoing.

“Secured Parties” means, collectively, the First Lien Secured Parties, the Second Lien Secured Parties, or any of the foregoing.

“Standstill Period” has the meaning assigned to such term in Section 3.1(e).

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, unless otherwise provided herein.

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1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections and Exhibits of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

Section 2. LIEN PRIORITIES.

2.1 Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to secure any First Lien Obligations on the Common Collateral or of any Liens granted to secure any Second Lien Obligations on the Common Collateral, (ii) any provision of the UCC, any Bankruptcy Law or any other applicable law, (iii) any provision of the First Lien Documents or the Second Lien Documents, (iv) whether any First Lien Secured Party or Second Lien Secured Party, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (v) the fact that any Liens granted to secure the Second Lien Obligations or any Liens granted to secure any First Lien Obligations may be subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby agrees that: whether or not any Liens securing any First Lien Obligations are subordinated to any Liens securing any other obligation of any Pledgor or any other person, (a) any Lien on the Common Collateral securing any First Lien Obligations will at all times, regardless of when granted or perfected or how acquired (whether by grant, statute, operation of law, subrogation or otherwise), have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Lien Obligations for all purposes, and (b) any Lien on the Common Collateral securing any Second Lien Obligations will at all times, regardless of when granted or perfected or how acquired (whether by grant, statute, operation of law, subrogation or otherwise), be junior and subordinate in all respects to all Liens on the Common Collateral securing any First Lien Obligations for all purposes.

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2.2 Prohibition on Contesting Liens. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, and the First Lien Agent, for itself and on behalf of the First Lien Secured Parties, agrees that, until the Discharge of First Lien Obligations has occurred, it shall not (and hereby waives any right to) take any action to challenge, contest or support any other person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any First Lien Obligations or (b) a Lien securing any Second Lien Obligations; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Agent or any First Lien Secured Party to enforce this Agreement (including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies) or any of the First Lien Documents.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred and subject to Section 6, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Pledgor, it shall not acquire or hold any Lien on any assets of the Company or any other Pledgor securing any Second Lien Obligations that are not also subject to the first-priority Lien in respect of the First Lien Obligations under the First Lien Documents. If the Second Lien Agent or any Second Lien Secured Party shall (nonetheless and whether or not in breach hereof) acquire or hold any Lien on any property that is not also subject to the first-priority Lien in respect of the First Lien Obligations under the First Lien Documents, then the Second Lien Agent or such Second Lien Secured Party, as the case may be, shall, without the need for any further consent of any person and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the First Lien Agent and the First Lien Secured Parties as security for the First Lien Obligations (subject to the lien priority and other terms hereof) and shall promptly notify the First Lien Agent in writing of the existence of such Lien (if and to the extent the Second Lien Agent or such Second Lien Secured Party has actual knowledge of the existence of such Lien) and in any event take such actions as may be reasonably requested by the First Lien Agent to assign or release such Liens to the First Lien Agent as security for the applicable First Lien Obligations.

Notwithstanding anything to the contrary set forth in the foregoing paragraph of this Section 2.3 or any other part of this Agreement, the foregoing paragraph shall not apply with respect to any First Lien Obligations that, by their express terms, are not intended to be secured by all of the Common Collateral and, in particular, are not intended to be secured by such assets but only to the extent of such assets (and the First Lien Agent and Second Lien Agent may rely conclusively on a certificate to that effect provided to them by the Company upon either the First Lien Agent or the Second Lien Agent’s reasonable request without further inquiry).

2.4 Confirmation of Subordination in Second Lien Collateral Documents.

The Second Lien Agent agrees that each Second Lien Collateral Document shall, unless otherwise agreed to by the First Lien Agent, include language substantially the same as the following paragraph (or language to similar effect reasonably approved by the First Lien Agent to reflect the subordination of the Liens):

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“Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to [            ] for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by [        ] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral are subject to the provisions of the Intercreditor Agreement dated as of May 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and between JPMorgan Chase Bank, N.A., in its capacity as the First Lien Agent, and Wilmington Trust, National Association, in its capacity as the Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

2.5 Perfection of Liens. None of the First Lien Agent or any other First Lien Secured Party shall be responsible for perfecting or maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Lien Agent or any other Second Lien Secured Party. None of the Second Lien Agent or any other Second Lien Secured Party shall be responsible for perfecting or maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the First Lien Agent or any other First Lien Secured Party. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties and the Second Lien Secured Parties and shall not impose on the First Lien Agent, any other First Lien Secured Party, the Second Lien Agent, any other Second Lien Secured Party or any agent, or trustee for any of the foregoing persons any obligations in respect of the Disposition of proceeds of any Common Collateral that would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or governmental authority or any applicable law.

2.6 Waiver of Marshalling. Until the Discharge of First Lien Obligations, the Second Lien Agent, for itself and on behalf of the applicable Second Lien Secured Parties, agrees not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 3. ENFORCEMENT.

3.1 Exercise of Remedies.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Pledgor:

(i) except as otherwise provided herein, the First Lien Agent shall have the exclusive right, in each case with respect to Common Collateral, to (x) enforce rights, exercise remedies (including any action of foreclosure, any setoff and the right to credit bid their debt) and enforce any right under any

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account control agreement, landlord waiver, bailee’s letter, assignment of production, or any similar agreement or arrangement to which the First Lien Agent or any other First Lien Secured Party is a party, (y) make determinations regarding the release, Disposition or restrictions with respect to any Common Collateral without any consultation with or the consent of the Second Lien Agent or any Second Lien Secured Party, and (z) otherwise enforce the rights and remedies of a secured creditor under the UCC and the Bankruptcy Law of any applicable jurisdiction, and any other applicable law, so long as any proceeds of any Common Collateral received by the First Lien Agent and other First Lien Secured Parties in the aggregate in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with Section 4.2 (Application of Proceeds), except as otherwise required pursuant to the UCC and applicable law, subject to the relative priorities set forth in Section 2.1 (Subordination of Liens); and

(ii) none of the Second Lien Agent or any other Second Lien Secured Party will:

(x) subject to Section 3.1(e), exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other Lien, collateral or security in respect of any applicable Second Lien Obligations, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter, assignment of production, or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure),

(y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other Lien, collateral or security by the First Lien Agent or any other First Lien Secured Party in respect of the First Lien Obligations, the exercise of any right by the First Lien Agent or any other First Lien Secured Parties (or any agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver, bailee’s letter, assignment of production or similar agreement or arrangement to which the Second Lien Agent or any other Second Lien Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other Lien, collateral or security under the First Lien Documents or otherwise in respect of the First Lien Obligations, or

(z) object to the forbearance by the First Lien Agent or any other First Lien Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other Lien, collateral or security under the First Lien Documents or otherwise in respect of the First Lien Obligations;

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provided, however, that the Second Lien Agent and the other Second Lien Secured Parties may take any Permitted Remedies.

(b) So long as the Discharge of First Lien Obligations has not occurred, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the Second Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in the proviso to clause (ii) of Section 3.1(a) and in Section 3.1(e), the sole right of the Second Lien Agent and the other Second Lien Secured Parties with respect to the Common Collateral or any other collateral securing any Second Lien Obligations is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Second Lien Obligations pursuant to the Second Lien Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.1(a) above and Section 3.1(e) below, (i) each of the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that neither it nor any other Second Lien Secured Party will take any action that would hinder any exercise of remedies undertaken by the First Lien Agent or any other First Lien Secured Party with respect to the Common Collateral or any other collateral securing the First Lien Obligations, including any Disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise; (ii) the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, acknowledges that any First Lien Secured Party may enforce rights or exercise remedies (v) in any manner in its sole discretion in compliance with applicable law, (w) without consultation with or the consent of any Second Lien Secured Parties, (x) regardless of whether or not an Insolvency or Liquidation Proceeding has commenced, (y) regardless of any provision of any Second Lien Documents (other than this Agreement) and (z) regardless of whether or not such exercise is adverse to the interest of any Second Lien Secured Parties; and (iii) the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or any such Second Lien Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent seeks to enforce or collect the First Lien Obligations or the Liens granted to secure any First Lien Obligations, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any First Lien Secured Party is adverse to the interests of any of the Second Lien Secured Parties.

(d) The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Lien Document shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or any other First Lien Secured Party with respect to the Common Collateral or other collateral securing the First Lien Obligations as set forth in this Agreement and any First Lien Documents.

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(e) Notwithstanding Section 3.1(a) (but subject to clauses (i), (ii) and (iii) of this Section 3.1(e)), each party hereto agrees that, after a period of 180 days has elapsed since the date on which the Second Lien Agent has delivered to the First Lien Agent a written notice of the acceleration of the relevant Second Lien Obligations (the “Standstill Period”), the Second Lien Agent may, subject to Section 4 below, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Common Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Lien Agent or any other Second Lien Secured Party is a party) or (B) commence or join with any person (other than the First Lien Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action), if:

(i) no First Lien Secured Party shall have commenced or is diligently pursuing the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Common Collateral, or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit of such enforcement actions,

(ii) any acceleration of the relevant Second Lien Obligations has not been rescinded, and

(iii) no Pledgor is then a debtor in an Insolvency and Liquidation Proceeding.

Notwithstanding anything to the contrary contained in this Section 3.1, (A) in no event shall the Second Lien Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Common Collateral, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding if the First Lien Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any Common Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Agent by the First Lien Agent) and (B) after the expiration of the Standstill Period, so long as none of the First Lien Agent or any other First Lien Secured Party has commenced any action to enforce their Lien on any material portion of the Common Collateral, in the event that and for so long as the Second Lien Secured Parties (or the Second Lien Agent) have commenced any actions to enforce their Lien with respect to all or any material portion of the Common Collateral to the extent permitted hereunder and are diligently pursuing such actions, none of the First Lien Agent or any other First Lien Secured Party shall take any action of a similar nature with respect to such Common Collateral; provided, that all other provisions of this Agreement (including the turnover provisions of Section 4) are complied with.

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3.2 Cooperation. Subject to the proviso to clause (ii) of Section 3.1(a) and Section 3.1(e), the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any person (other than the First Lien Agent and the other First Lien Secured Parties, upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Lien Documents or otherwise in respect of the applicable Second Lien Obligations secured by the Common Collateral.

3.3 Actions Upon Breach. If any Second Lien Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Lien Secured Party that relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Secured Parties, it being understood and agreed by the Second Lien Agent, for itself and on behalf of the applicable Second Lien Secured Parties, that (i) the First Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Secured Party waives any defense that the Pledgors and/or the First Lien Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

Section 4. PAYMENTS.

4.1 Nature of Claims. The Second Lien Agent, for itself and on behalf of the applicable Second Lien Secured Parties, acknowledges and agrees that (i) with respect to any commitments under any First Lien Facility that constitute revolving credit commitments, in the ordinary course of business, the applicable First Lien Agent and lenders thereunder will apply payments and make advances to the Company or other Pledgors thereunder and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed; (ii) no release of any Lien by the First Lien Agent upon any portion of the Common Collateral or other collateral securing any First Lien Obligations in connection with a Disposition not prohibited under the First Lien Documents shall constitute the exercise of remedies prohibited under this Agreement; and (iii) the amount of the First Lien Obligations that may be outstanding at any time or from time to time may be increased (including by way of incremental commitments or as a result of fluctuations in commodity prices or interest rates) or reduced and, with respect to any First Lien Obligations that comprise revolving facilities, including letter of credit facilities, subsequently reborrowed. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the First Lien Obligations or any portion thereof.

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4.2 Application of Proceeds. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, acknowledges and agrees that, so long as the Discharge of First Lien Obligations has not occurred, the Common Collateral and any other collateral securing the First Lien Obligations or proceeds thereof received in connection with the Disposition of, or collection on, such Common Collateral or such other collateral upon the exercise of remedies as a secured party shall be applied by the First Lien Agent to the applicable First Lien Obligations in a manner as specified in the relevant First Lien Documents in accordance with applicable law until the Discharge of First Lien Obligations has occurred. After the Discharge of First Lien Obligations, subject to Section 5.7 hereof, the First Lien Agent shall deliver promptly to the Second Lien Agent (and/or its designees), for the benefit of the Second Lien Secured Parties, any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Agent to the Second Lien Obligations in a manner as specified in the Second Lien Documents. Any Common Collateral or proceeds thereof remaining after the Discharge of Second Lien Obligations shall be promptly delivered to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.

4.3 Payments Over. Any Common Collateral or other collateral securing any First Lien Obligations or proceeds thereof received by the Second Lien Agent or any other Second Lien Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Common Collateral or such other collateral prior to the Discharge of First Lien Obligations shall be segregated and held in trust for the benefit of, and forthwith paid over to, the First Lien Agent (and/or its designees), for the benefit of the First Lien Secured Parties, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any other Second Lien Secured Parties. This authorization is coupled with an interest and is irrevocable.

Section 5. OTHER AGREEMENTS.

5.1 Releases.

(a) If, at any time any Pledgor or any First Lien Secured Party delivers notice to the Second Lien Agent that any specified Common Collateral (including all or substantially all of the equity interests of a Pledgor or any of its subsidiaries, which shall include for such purpose, in the case of the sale of equity interests in any such subsidiary, any Common Collateral held by such subsidiary or any direct or indirect subsidiary thereof) is Disposed of (other than to another Pledgor),

(A) by the owner of such Common Collateral in a transaction not prohibited under the RBL Credit Agreement, any applicable First Lien Documents, the Second Lien Agreement and any applicable Second Lien Documents; or

(B) during the existence of any Event of Default under (and as defined in) the RBL Credit Agreement or any applicable First Lien Documents in connection with any enforcement action, exercise of rights or remedies or to the extent that the First Lien Agent has consented to such Disposition;

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then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens securing the Second Lien Obligations upon such Common Collateral will automatically be released and discharged as and upon, but only to the extent, such Liens on such Common Collateral securing the First Lien Obligations are released and discharged.

Upon delivery to the Second Lien Agent of a notice from the First Lien Agent or the Company, which notice states that any release of Liens securing or supporting any First Lien Obligations has become effective (or shall become effective upon the release by the Second Lien Agent or other relevant Second Lien Secured Parties), whether in connection with a sale of such assets by the relevant Pledgor pursuant to the preceding clauses or otherwise, the Second Lien Agent or such other Second Lien Secured Parties, as the case may be, shall promptly execute and deliver such instruments, releases, termination statements or other documents or instruments confirming such release on customary terms or otherwise reasonably satisfactory to the First Lien Agent and the Company, it being understood that all documented out-of-pocket expenses incurred by any Second Lien Secured Parties (and their respective representatives) in connection with the execution and delivery of such release documents or instruments shall be borne by the Pledgors. In the case of the Disposition of all or substantially all of the capital stock of a Pledgor or any of its subsidiaries, the guarantee in favor of the Second Lien Secured Parties, if any, made by such Pledgor or such subsidiary will automatically be released and discharged as and upon, but only to the extent, the guarantee by such Pledgor or such subsidiary of the First Lien Obligations is released and discharged if (A) such Disposition is not prohibited by the terms of the First Lien Documents and the Second Lien Documents or (B) such Disposition is made during the existence of any Event of Default under (and as defined in) the RBL Credit Agreement or any applicable First Lien Documents in connection with any enforcement action or exercise of rights or remedies, or to the extent that the First Lien Agent has consented to such Disposition.

(b) The Second Lien Agent, for itself and on behalf of the applicable Second Lien Secured Parties, hereby irrevocably constitutes and appoints (which appointment is coupled with an interest) the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Agent, or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, for itself and on behalf of the applicable Second Lien Secured Parties, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of First Lien Obligations pursuant to the applicable First Lien Documents; provided, that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Lien Agent or the other Second Lien Secured Parties to receive proceeds in connection with the Second Lien Obligations not otherwise in contravention of this Agreement.

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5.2 Insurance. Pursuant to the applicable Documents, the First Lien Agent and the Second Lien Agent may be named as additional insureds and/or loss payees, as applicable, under any insurance policies maintained by any Pledgor. Proceeds of the Common Collateral include insurance proceeds and, therefore, the Lien priority set forth in this Agreement shall govern the ultimate Disposition of such insurance proceeds. Unless and until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby agrees that, subject to the rights of the Pledgors under the First Lien Documents:

(a) the First Lien Agent shall have the sole and exclusive right to (i) adjust settlement for any losses covered by an insurance policy covering the Common Collateral or any other collateral securing the First Lien Obligations and (ii) approve any award granted in any condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Common Collateral or such other collateral; and

(b) all proceeds of any such policy and any such award or deed, if in respect of the Common Collateral or such other collateral, shall be paid (i) first, prior to the occurrence of the Discharge of First Lien Obligations, to the First Lien Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the applicable First Lien Documents, (b) second, after the occurrence of the Discharge of First Lien Obligations, to the Second Lien Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the applicable Second Lien Documents, and (c) third, if no Second Lien Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Second Lien Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Agent in accordance with the terms of this Section 5.2.

5.3 Amendments to Second Lien Collateral Documents.

(a) So long as the Discharge of First Lien Obligations has not occurred, without the prior written consent of the First Lien Agent, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent that any provisions therein as so amended, supplemented or modified, or the terms of any new Second Lien Collateral Document, would be prohibited by, or would require any Pledgor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In the event that the First Lien Agent or other First Lien Secured Parties enter into any amendment, waiver or consent in respect of or replace any First Lien Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Agent, such First Lien Secured Parties, the Company or any other Pledgor thereunder, then such amendment, waiver, consent or replacement shall apply automatically to any comparable provision of each Comparable Second Lien Collateral

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Document in which the Pledgors grant a Lien on the same collateral, without the consent of the Second Lien Agent or any other Second Lien Secured Party and without any action by any such person; provided, that such amendment, waiver, consent or replacement does not (i) materially adversely affect the rights of the Second Lien Secured Parties or their interests in the Common Collateral to a greater extent than the First Lien Secured Parties in a like or similar manner (other than by virtue of their relative priorities and rights and obligations hereunder), or (ii) adversely affect the rights, duties, protections, privileges, indemnities or immunities of the Second Lien Agent. The First Lien Agent shall promptly, and in any event within five (5) Business Days thereof, give written notice of such amendment, waiver or consent to the Second Lien Agent; provided, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver, consent or replacement with respect to the provisions of any Second Lien Collateral Document as set forth in this Section 5.3(b).

5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Agent may exercise rights and remedies as an unsecured creditor against the Company or any other Pledgor that has guaranteed the Second Lien Obligations in accordance with the terms of the applicable Second Lien Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any other Second Lien Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by the Second Lien Agent of rights or remedies as a secured creditor in respect of any Common Collateral or other collateral securing any Second Lien Obligations or (b) enforcement in contravention of this Agreement of any Lien in respect of any Second Lien Obligations. In the event that the Second Lien Agent becomes a judgment lien creditor or other secured creditor in respect of any Common Collateral or other collateral securing any Second Lien Obligations as a result of its enforcement of its rights as an unsecured creditor in respect of any Second Lien Obligations or otherwise, such judgment or other lien shall be subordinated to the Liens securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing the First Lien Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies that any First Lien Agent or any First Lien Secured Party may have with respect to the collateral securing any First Lien Obligations.

5.5 First Lien Agent as Gratuitous Bailee/Gratuitous Agent for Perfection.

(a) The First Lien Agent agrees to hold the Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of the Second Lien Agent and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.5 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC). Pending delivery to the First Lien Agent, the Second Lien Agent shall hold any Pledged Collateral that is part of the Common Collateral that is in its possession or control, as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each other Secured Party and any assignee thereof solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to

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the relevant First Lien Collateral Documents and Second Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 5.5 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).

(b) In the event that the First Lien Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the applicable First Lien Collateral Documents) that is part of the Common Collateral that are necessary for the perfection of Liens on such Common Collateral, the First Lien Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the Second Lien Agent and any assignee solely for the purpose of perfecting the security interest granted in such Common Collateral, if any, pursuant to the Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.5.

(c) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of First Lien Obligations has occurred, the First Lien Agent shall be entitled to deal with any Pledged Collateral in accordance with the terms of the relevant First Lien Collateral Documents as if the Liens under the Second Lien Collateral Documents did not exist. The rights of the Second Lien Agent and the other Second Lien Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d) The First Lien Agent shall not have any obligation whatsoever to the Second Lien Agent or any other Second Lien Secured Party to assure that the Pledged Collateral is genuine or owned by the Pledgors or to protect or preserve rights or benefits of any person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the Second Lien Agent for purposes of perfecting the Liens securing any Second Lien Obligations.

(e) The First Lien Agent shall not have, by reason of any Second Lien Collateral Documents or this Agreement or any other document, a fiduciary relationship in respect of the Second Lien Agent or any other Second Lien Secured Party. The Second Lien Agent and each other Second Lien Secured Party hereby waives and releases the First Lien Agent from all claims and liabilities arising pursuant to the First Lien Agent’s role as agent and gratuitous bailee and/or gratuitous agent with respect to any Common Collateral, under this Section 5.5. The Second Lien Agent shall not have, by reason of any First Lien Collateral Documents or this Agreement or any other document, a fiduciary relationship in respect of the First Lien Agent or any other First Lien Secured Party. The First Lien Agent and each other First Lien Secured Party hereby waives and releases the Second Lien Agent from all claims and liabilities arising pursuant to the Second Lien Agent’s role as agent and gratuitous bailee and/or gratuitous agent with respect to any Common Collateral, under this Section 5.5.

(f) After the Discharge of the First Lien Obligations, the First Lien Agent shall promptly deliver to the Second Lien Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and to the extent that such Pledged Collateral is in the possession or control of the First Lien Agent (or its agents or bailees), together with any necessary endorsements (or otherwise allow the Second Lien Agent to obtain control of such Pledged Collateral), or as a court of competent jurisdiction may otherwise direct.

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(g) None of the First Lien Agent or any First Lien Secured Party shall be required to marshal any present or future collateral security for the Company’s or its subsidiaries’ obligations to the First Lien Agent or such First Lien Secured Parties under any First Lien Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

5.6 [Reserved].

5.7 Reinstatement. If, at any time after the Discharge of First Lien Obligations has occurred, the Company incurs or designates any First Lien Obligations, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such incurrence or designation as a result of the occurrence of such first Discharge of First Lien Obligations), and the applicable agreement governing such First Lien Obligations shall automatically be treated as a First Lien Credit Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the Common Collateral set forth herein. Upon receipt of written notice of such designation (including the identity of any new First Lien Agent), the Second Lien Agent shall promptly (i) enter into such documents and agreements (it being understood that the Company will pay all documented out-of-pocket expenses incurred by any such person (and their respective representatives) in connection with the execution and delivery of such documents and agreements), including amendments or supplements to this Agreement, as the Company or such new First Lien Agent shall reasonably request in writing in order to provide to the new First Lien Agent the rights of a First Lien Agent contemplated hereby and (ii) to the extent then held by the Second Lien Agent, deliver to such new First Lien Agent any Pledged Collateral that is Common Collateral, together with any necessary endorsements (or otherwise allow such new First Lien Agent to obtain possession or control of such Pledged Collateral).

5.8 Refinancings. Any Secured Obligations may be Refinanced without notice to or the consent of any Secured Party (to the extent not prohibited by the terms of the Documents), all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the requirements set forth in Section 8.22 shall have been satisfied to the extent applicable.

Section 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1 Financing Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Pledgor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Agent shall desire to permit the use, sale or lease of cash collateral (as defined in Section 363(a)) or to permit the Company or any other Pledgor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any

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Bankruptcy Law (“DIP Financing”), then the Second Lien Agent for itself and on behalf of the applicable Second Lien Secured Parties agrees that:

(a) (i) it will raise no objection to, will not support any objection to or otherwise contest, and shall be deemed to have consented to, such use, sale or lease of such cash collateral and DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and (ii) it will, to the extent the Liens securing the First Lien Obligations under the First Lien Documents are subordinated or pari passu with such DIP Financing, subordinate its Liens on the Common Collateral and any other collateral securing any Second Lien Obligations to the Liens securing such DIP Financing (and all Obligations relating thereto, including any “carve-out” from the Common Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States trustee or professionals retained by any debtor or creditors’ committee agreed to by the First Lien Agent or the other First Lien Secured Parties) and to all adequate protection Liens granted to the First Lien Agent on the same basis as the Liens securing the First Lien Obligations are subordinated to the Liens securing the DIP Financing or to confirm the priorities with respect to Liens securing the First Lien Obligations under this Agreement, as applicable; provided, that the aggregate principal amount of the DIP Financing does not exceed the sum of (1) the aggregate Revolving Outstandings (as defined below) outstanding under the Company’s then existing revolving credit facilities (including the RBL Credit Agreement) and (2) an amount equal to 50% of the aggregate commitments (whether drawn or undrawn) under such then-existing revolving credit facilities (including the RBL Credit Agreement), in each case determined immediately prior to the commencement of such Insolvency or Liquidation Proceeding and without regard to whether the revolving commitments thereunder are otherwise then available to be drawn as a result of a failure to satisfy a condition precedent to borrowing such revolving commitments. As used herein, “Revolving Outstandings” means, in respect of any revolving credit facility (including the RBL Credit Agreement), the sum of (x) the aggregate principal amount of all outstanding revolving loans, (y) the aggregate stated amount of all letters of credit (together with the amount of any unreimbursed drawings thereunder) and (z) the aggregate principal amount of all outstanding swingline loans;

(b) it will raise no objection to, and will not support any objection to or otherwise contest, any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of any First Lien Obligations made by the First Lien Agent or any First Lien Secured Party;

(c) it will raise no objection to, will not support any objection to or otherwise contest, any lawful exercise by any First Lien Secured Party of the right to credit bid the First Lien Obligations under section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law) or at any sale in foreclosure of any Common Collateral or other collateral securing any First Lien Obligations;

(d) it will raise no objection to, will not support any objection to or otherwise contest, any other request for judicial relief made in any court by any First Lien Secured Party relating to the lawful enforcement of any Lien on any Common Collateral or other collateral securing any First Lien Obligations; or

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(e) except as set forth below, it will raise no objection to, will not support any objection to or otherwise contest, any order relating to a sale of any Common Collateral of any Pledgor for which any First Lien Agent has consented that provides, to the extent that the sale is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Second Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First Lien Obligations do to the Liens securing the Second Lien Obligations in accordance with this Agreement, provided that the applicable Second Lien Secured Parties may assert any objection to a sale or disposition that could be asserted by an unsecured creditor in any Insolvency or Liquidation Proceeding; without limiting the foregoing, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that it may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets. In addition, the Second Lien Secured Parties are not deemed to have waived any rights to credit bid on the Common Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the First Lien Obligations.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that it shall not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral securing any First Lien Obligations, or seek to oppose the First Lien Agent or any other First Lien Secured Party from seeking relief from the automatic stay or any other stay, without the prior written consent of the First Lien Agent or the Required Lenders in respect of the First Lien Obligations.

6.3 Adequate Protection. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that it shall not contest, or support any other person contesting, (a) any request by the First Lien Agent or any other First Lien Secured Party for adequate protection in any form or (b) any objection by the First Lien Agent or any other First Lien Secured Party to any motion, relief, action or proceeding based on the First Lien Agent or such First Lien Secured Party’s claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any Bankruptcy Law, then the Second Lien Agent, for itself or on behalf of any Second Lien Secured Party, (A) may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority administrative claim (as applicable), which Lien or superpriority claim is junior and subordinated to the Liens securing, and claims with respect to, the First Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so junior and subordinated to the Liens securing, and the claims with respect to, the First Lien Obligations under this Agreement and (B) agrees that it will not seek or request, without the consent of the First Lien Agent or as otherwise set forth in this Section 6.3, adequate protection in any other form, and (ii) in the event that the Second Lien Agent, for itself or on

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behalf of any Second Lien Secured Party, is granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then the Second Lien Agent, for itself or on behalf of such Second Lien Secured Party, agrees that the First Lien Agent shall also be granted a senior Lien on such additional or replacement collateral as security for the First Lien Obligations and any such DIP Financing and/or a superpriority administrative claim (as applicable), and that any Lien on such additional or replacement collateral securing the Second Lien Obligations and/or superpriority claim shall be junior and subordinated to the Liens on such collateral securing, and the claims with respect to, the First Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Second Lien Obligations are so junior and subordinated to such Liens securing and claims with respect to the First Lien Obligations under this Agreement. Without limiting the generality of the foregoing, to the extent that the First Lien Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Lien Agent and the Second Lien Secured Parties shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the First Lien Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Lien Secured Parties.

6.4 Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Pledgor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the First Lien Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the First Lien Secured Parties shall be entitled to a Discharge of First Lien Obligations with respect to all such Recovery and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

6.5 Application. The parties hereto expressly acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and shall be applicable and effective prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Pledgor shall apply to any trustee for such person and such person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Pledgor.

6.6 Waivers. Until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, for itself and on behalf the Second Lien Secured Parties, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or pari passu with the Liens securing the First Lien Obligations for costs or expenses of preserving or Disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

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6.7 Post-Petition Interest.

(a) None of the Second Lien Agent or any other Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Claims, under Section 506(b) of the Bankruptcy Code or otherwise.

(b) None of the First Lien Agent or any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Claims, under Section 506(b) of the Bankruptcy Code or otherwise, to the extent of the value of the Lien securing the Second Lien Obligations on the Common Collateral (after taking into account the First Lien Obligations).

6.8 Separate Grants of Security and Separate Classification. Each of the Company and the other Pledgors; the First Lien Agent and all other First Lien Secured Parties; and the Second Lien Agent and all other Second Lien Secured Parties acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed in an Insolvency or Liquidation Proceeding. In addition, the parties hereto agree that regardless of whether any Post-Petition Claim is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement is expressly intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First Lien Agent and each other First Lien Secured Party, and is intended to provide the First Lien Agent and such other First Lien Secured Party, with the right to receive, in respect of their First Lien Obligations, payment from the Common Collateral of all Post-Petition Claims through distributions made therefrom pursuant to the provisions of this Agreement even though any such Post-Petition Claims are not allowed or allowable against the bankruptcy estate of the Company or any other Pledgor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law. To further effectuate the intent of the parties as provided in the immediately preceding sentences, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Common Collateral in respect of principal, prepetition interest and other claims, all amounts owing in respect of Post-Petition Claims, irrespective of whether such claim for such amount is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any Common Collateral is made in respect of the claims held by the Second Lien Secured Parties, with the Second Lien Secured Parties hereby

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acknowledging and agreeing to turn over to the First Lien Agent amounts otherwise received or receivable by them from the Common Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

6.9 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.10 Voting. No Second Lien Secured Party may support or vote in favor of any Plan of Reorganization (and each shall be deemed to have voted to reject any Plan of Reorganization) unless such plan (a) pays off, in cash in full, all First Lien Obligations, (b) is accepted by the class of holders of First Lien Obligations voting thereon in accordance with Section 1126 of the Bankruptcy Code, or (c) otherwise provides the holders of First Lien Obligations with the value of the Common Collateral in cash or otherwise, prior to any payment or distribution on account of the Second Lien Obligations, subject to Section 6.9 hereof.

Section 7. RELIANCE; WAIVERS; ETC.

7.1 Reliance. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, acknowledges that neither it nor any such Second Lien Secured Party is entitled to rely on any credit decision or other decisions made by any First Lien Agent or any First Lien Secured Party in taking or not taking any action under the applicable Second Lien Document or this Agreement.

7.2 No Warranties or Liability. No First Lien Secured Party has made, nor shall have been deemed to have made, any express or implied representation or warranty upon which the Second Lien Agent or the other Second Lien Secured Parties may rely or otherwise, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and they may manage their loans and extensions of credit without regard to any rights or interests that any Second Lien Agent or any other Second Lien Secured Parties may have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. No First Lien Secured Party shall have any duty to the Second Lien Agent or any other Second Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any subsidiary thereof (including the Second Lien Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Agent, any other First Lien Secured Party, the Second Lien Agent, or

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any other Second Lien Secured Party has not otherwise made to each other, nor does any of them hereby make to each other, any warranties, express or implied, nor does any of them assume any liability to each other, in each case with respect to (a) the enforceability, validity, value or collectibility of any of the Second Lien Obligations, the First Lien Obligations, or any guarantee or security that may have been granted to any of them in connection with the First Lien Obligations or the Second Lien Obligations, (b) the Company’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agent and the First Lien Secured Parties, and the Second Lien Agent and the Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or the Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Documents or of the terms of the Second Lien Documents;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or the Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Pledgor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Pledgor in respect of the First Lien Obligations, or of the Second Lien Agent or any Second Lien Secured Party in respect of this Agreement.

Section 8. MISCELLANEOUS.

8.1 Conflicts. Subject to Section 8.20 (Relative Rights), in the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

8.2 Continuing Nature of this Agreement; Severability. Subject to Section 6.4 (Avoidance Issues), this Agreement shall continue to be effective until the Discharge of First Lien Obligations shall have occurred or such later time as the Discharge of Second Lien Obligations shall have occurred. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to the Second Lien Agent or any other Second Lien Secured Party, to extend credit and other financial

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accommodations and lend monies to or for the benefit of the Company or any other Pledgor or any of its or their subsidiaries constituting First Lien Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.3 Amendments; Waivers. Subject to Section 8.22 (Additional First Lien Facility or Second Lien Facility) hereof, no amendment, modification or waiver of any of the provisions of this Agreement by the First Lien Agent or the Second Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Company and the other Pledgors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except in respect of the provisions of this Agreement set forth in Section 8.17 below or otherwise to the extent their rights are affected, in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. No First Lien Secured Party shall have any obligation to the Second Lien Agent or any other Second Lien Secured Party to keep the Second Lien Agent or such Second Lien Secured Party informed of, and the Second Lien Agent and the other Second Lien Secured Parties shall not be entitled to rely on the First Lien Agent or any other First Lien Secured Party with respect to, (a) the financial condition of the Company and its subsidiaries and all endorsers, pledgors and/or guarantors of the Second Lien Obligations or the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second Lien Obligations or the First Lien Obligations. No Second Lien Secured Party shall have any obligation to the First Lien Agent or any other First Lien Secured Party to keep the First Lien Agent or such First Lien Secured Party informed of, and the First Lien Agent and the other First Lien Secured Parties shall not be entitled to rely on the Second Lien Agent or any other Second Lien Secured Party with respect to, (a) the financial condition of the Company and its subsidiaries and all endorsers, pledgors and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Agent, or any other First Lien Secured Party, or the Second Lien Agent or any other Second Lien Secured Party shall not have any duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Agent, any other First Lien Secured Party, the Second Lien Agent or any other Second Lien Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and none of the First Lien Agent, the other First Lien Secured Parties, the Second Lien Agent or the other Second Lien Secured Parties shall make, any express or implied representation or warranty,

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including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder or under any First Lien Documents until the Discharge of First Lien Obligations has occurred and hereby agrees that no payment to the First Lien Agent or any other First Lien Secured Party pursuant to the provisions of this Agreement or any First Lien Document shall entitle the Second Lien Agent or any other Second Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Obligations has occurred.

8.6 Application of Payments. Except as otherwise provided herein, all payments received by any First Lien Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Agent in its sole discretion deems appropriate, consistent with the terms of the First Lien Documents. Except as otherwise provided herein, the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other person primarily or secondarily liable therefor.

8.7 Jurisdiction; Consent to Service of Process; Waivers.1

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or

[1]	NTD – Governing Law provision is already separately included at Section 8.11.

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relating to this Agreement in any New York Courts or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 8.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each party hereto hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.7 any special, exemplary, punitive or consequential damages.

8.8 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.9 Notices.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:

(a) if to the First Lien Agent, to it at JPMorgan Chase Bank, N.A., 712 Main Street, 8th Floor, Houston, Texas 77002, Attn: Jo Linda Papadakis, Telephone No. 713-216-7743, Facsimile No. 713 216-7770, Email: jo.l.papadakis@jpmorgan.com;

(b) if to the Second Lien Agent, to it at Wilmington Trust, National Association, Global Capital Markets, 15950 N. Dallas Parkway, Suite 550, Dallas, TX 75248, Attn: Talos Notes Administrator (Telephone No. (972) 383-3156, Facsimile No. (888) 316-6238, Email: sgoffinet@wilmingtontrust.com);

(c) if to the Company, to it at Talos Energy Inc., 500 Dallas, Suite 2000, Texas 77002, Attn: Bill Moss (Telephone No. 713-328-3005, Facsimile No. 713-351-4100, Email: bmoss@talosenergyllc.com); and

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(d) if to any other Pledgor, to it in care of the Company as provided in clause (c) above.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Pledgor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or e-mail or on the date that is five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.9 or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

8.10 Further Assurances. Each of the Second Lien Agent (for itself and on behalf of the Second Lien Secured Parties) and the First Lien Agent (for itself and on behalf of the First Lien Secured Parties) agrees that each of them shall take such further action and shall execute and deliver to the other persons such additional documents and instruments (in recordable form, if requested) as the First Lien Agent, the Second Lien Agent or the Company, as applicable, may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement, including, entering into an amendment, an amendment and restatement or a supplement of this Agreement to facilitate a designation by the Company of a First Lien Facility or a Second Lien Facility (including in each case of the foregoing in respect of a reinstatement contemplated by Section 5.7 or a Refinancing contemplated by Section 5.8). The Company agrees to pay all documented out-of-pocket expenses incurred by any such Representatives in connection with the execution and delivery of such additional documents and instruments.

8.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

8.12 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Agent, each other First Lien Secured Party, the Second Lien Agent, each other Second Lien Secured Party and the respective permitted successors and assigns of any of the foregoing persons.

8.13 Specific Performance. The First Lien Agent may demand specific performance of this Agreement. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Agent.

8.14 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

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8.15 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.

8.16 Authorization. By its signature, each person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Agent represents and warrants that this Agreement is binding upon the First Lien Secured Parties for which the First Lien Agent is the Representative. The Second Lien Agent represents and warrants that this Agreement is binding upon the Second Lien Secured Parties for which the Second Lien Agent is the Representative.

8.17 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the First Lien Secured Parties and the Second Lien Secured Parties. No other person shall have or be entitled to assert rights or benefits hereunder. Notwithstanding the foregoing, the Company is an intended beneficiary and third party beneficiary hereof with the right and power to enforce with respect to Sections 5.1 (Releases), 5.3 (Amendments to Second Lien Collateral Documents), 5.7 (Reinstatement), 5.8 (Refinancings), 6.1 (Financing Issues), 8.3 (Amendments; Waivers) (solely with respect to the last sentence thereof), 8.17 (No Third Party Beneficiaries) and 8.22 (Additional First Lien Facility or Second Lien Facility) hereof and as otherwise provided herein or otherwise to the extent its rights are affected.

8.18 Effectiveness of Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. All references to the Company or any other Pledgor shall include the Company or any other Pledgor as debtor and debtor-in-possession and any receiver or trustee for such person in any Insolvency or Liquidation Proceeding.

8.19 Agent Capacities. It is understood and agreed that:

(a) JPMorgan (i) is entering into this Agreement solely in its capacity as the First Lien Agent, (ii) the provisions of the RBL Credit Agreement affording rights, privileges, protections, immunities and indemnities to JPMorgan as administrative agent thereunder, including the provisions of the RBL Credit Agreement applicable to JPMorgan as administrative agent thereunder shall also apply to JPMorgan as First Lien Agent hereunder, and (iii) in no event shall JPMorgan incur any liability in connection with this Agreement or be liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of the First Lien Agent or any First Lien Secured Party hereunder, all such liability, if any, being expressly waived and released by the parties hereto and any person claiming by, through or under such party; and

(b) WT (i) is entering into this Agreement solely in its capacity as the Second Lien Agent, (ii) the provisions of the Second Lien Agreement affording rights, privileges, protections, immunities and indemnities to WT as trustee and collateral agent thereunder shall also apply to WT as Second Lien Agent hereunder, and (iii) in no event shall WT incur any liability in connection with this Agreement or be personally liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of the Second Lien Agent or any Second Lien Secured Party hereunder, all such liability, if any, being expressly waived and released by the parties hereto and any person claiming by, through or under such party.

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8.20 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify any provisions of any First Lien Document or any Second Lien Document, or is intended to or will permit Holdings, any Legacy Blocker Entity, the Company or any subsidiary thereof to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any First Lien Document or any Second Lien Document; (b) change the relative priorities of the First Lien Obligations or the Liens granted under the First Lien Documents on the Common Collateral (or any other assets) as among the First Lien Secured Parties, it being expressly acknowledged and agreed that such relative priorities may be subject to any intercreditor agreements governing such relative priorities; (c) change the relative priorities of the Second Lien Obligations or the Liens granted under the Second Lien Documents on the Common Collateral (or any other assets) as among the Second Lien Secured Parties, it being expressly acknowledged and agreed that such relative priorities may be subject to any intercreditor agreements governing such relative priorities; or (d) obligate Holdings, any Legacy Blocker Entity, the Company or any subsidiary thereof to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, any First Lien Document or any Second Lien Document.

8.21 References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Second Lien Agreement (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Second Lien Agreement, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Second Lien Agreement, and (2) either made in accordance with the RBL Credit Agreement and the other First Lien Documents or is approved in writing by, or on behalf of, the requisite First Lien Secured Parties as are needed under the terms of the RBL Credit Agreement and the other First Lien Documents, as applicable, to approve such amendment or modification.

8.22 Additional First Lien Facility or Second Lien Facility.

(a) The Company may designate hereunder in writing additional obligations as a First Lien Facility or a Second Lien Facility, and may specify that any such additional obligations constitute a Refinancing of any existing First Lien Obligations or any Second Lien Obligations, as the case may be, without the consent of any other First Lien Secured Party or any other Second Lien Secured Party, as applicable, if the incurrence of such obligations and related Liens is not prohibited under the First Lien Documents and the Second Lien Documents then in effect. For the avoidance of doubt, the designation of an additional First Lien Facility pursuant to the terms hereof is not intended to and shall not have the effect, either directly or indirectly, of granting, creating or perfecting a lien on Borrowing Base Properties (as

34

defined in the RBL Credit Agreement) that is equal in right or prior in right to the priority of the lien of the Security Documents (as that term is defined in the RBL Credit Agreement) in favor of the Secured Parties (as such term is defined in the RBL Credit Agreement), even if such obligations and Liens are otherwise permitted pursuant to the terms of the RBL Credit Agreement, it being the intention that this Agreement sets forth the relative priority of First Lien Obligations on the one hand and Second Lien Obligations on the other hand, and that the relative priority of First Lien Obligations shall be a matter of applicable law or as otherwise agreed among the First Lien Secured Parties (it being further understood and agreed that this sentence may be amended or modified solely with the consent of the First Lien Secured Parties and the Company and without otherwise affecting the rights and obligations of any party hereto).

(b) If not so prohibited and if the Company wishes to so designate, the Company shall notify each Representative in writing of such designation.

(c) Notwithstanding anything to the contrary set forth in this Section 8.22 or in Section 8.3 (Amendments; Waivers) hereof, the First Lien Agent and the Second Lien Agent shall (i) to the extent applicable, provide written notice that the applicable agent for any such additional obligations that are designated as a First Lien Facility or Second Lien Facility, as applicable, has become the First Lien Agent or Second Lien Agent, as applicable, and (ii) at the request of the Company, without the consent of any First Lien Secured Party or any Second Lien Secured Party, enter into an amendment, a restatement or a supplement of this Agreement to facilitate the designation of a First Lien Facility or a Second Lien Facility. Any such amendment may, among other things:

(i) add other parties holding First Lien Obligations or Second Lien Obligations (or any agent or trustee therefor), as the case may be, to the extent such Indebtedness is not prohibited by the applicable Document; and

(ii) in the case of additional Second Lien Obligations, (A) establish that the Liens on the Common Collateral securing such Second Lien Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any present or future First Lien Obligations, and (B) provide to holders of such Second Lien Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First Lien Agent) as are provided to the Second Lien Secured Parties under this Agreement.

(d) Any such additional party as described in clause (c) above, the First Lien Agent and the Second Lien Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate any applicable Documents then in effect, if such determination is set forth in an officer’s certificate delivered by the Company at the request of such party, the First Lien Agent or the Second Lien Agent; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in such Documents.

35

(e) At the request of the Company, without the consent of any First Lien Secured Party or any other Second Lien Secured Party, the First Lien Agent and the Second Lien Agent shall enter into an amendment, a restatement or a supplement of this Agreement to facilitate the designation of a First Lien Facility or a Second Lien Facility. For the avoidance of doubt, such actions shall not be required for the effectiveness of any such designation of a First Lien Facility or a Second Lien Facility.

8.23 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the First Lien Secured Parties (as among themselves) and the Second Lien Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the First Lien Agent or Second Lien Agent, respectively, governing the rights, benefits and privileges as among the First Lien Secured Parties themselves or among the Second Lien Secured Parties themselves, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First Lien Collateral Documents or the other Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement.

(b) In addition, in the event that the Company or any subsidiary thereof incurs any obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First Lien Obligations or Second Lien Obligations, as the case may be, and such obligations are not designated by the Company as a Second Lien Facility, then the First Lien Agent and Second Lien Agent may enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured obligation to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case so long as such secured obligations are not prohibited under, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement.

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36

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

JPMORGAN CHASE BANK, N.A., in its capacity as First Lien Agent

By:
Name: Jo Linda Papadakis
Title: Authorized Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Second Lien Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

ACKNOWLEDGEMENT OF AND CONSENT TO

INTERCREDITOR AGREEMENT

(Company and the other Pledgors)

Each of the Company and the other Pledgors has read the Intercreditor Agreement, dated as of May 10, 2018, between JPMorgan Chase Bank, N.A. (“JPMorgan”), in its capacity as First Lien Agent and Wilmington Trust, National Association (“WT”), in its capacity as Second Lien Agent (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

1. Each of the Company and the other Pledgors executes and delivers this instrument to evidence its acknowledgment of and consent to the Intercreditor Agreement (such instrument, the “Company Consent”). Each of the Company and the other Pledgors agrees not to take any action that would be contrary to the express provisions of the Intercreditor Agreement and agrees that, except as otherwise provided therein, including with respect to those provisions of which the Company is an intended third party beneficiary, no Secured Party shall have any liability to the Pledgors for acting in accordance with the provisions of the Intercreditor Agreement and the other Documents referred to therein. Each of the Company and the other Pledgors understands that no Pledgor is an intended beneficiary or third party beneficiary of the Intercreditor Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to the applicable provisions set forth in Section 8.17 (No Third Party Beneficiaries) and as otherwise provided in the Intercreditor Agreement or otherwise to the extent its rights are affected.

2. Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each of the undersigned acknowledges the Pledgors shall not have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the Intercreditor Agreement except to the extent set forth in Section 8.3 (Amendments and Waivers), in which case the Company shall have the right to consent to or approve any such amendment, amendment, renewal, extension, supplement.

3. Each of the undersigned further agrees that it will not will bring any action or proceeding arising out of or relating to the Intercreditor Agreement in any court other than New York Courts (it being acknowledged and agreed by the parties to the Intercreditor Agreement that any other forum would be inconvenient and inappropriate in view of the fact that more of the parties hereto who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction).

[Remainder of this page intentionally left blank]

Acknowledgement of and Consent to Intercreditor Agreement

TALOS ENERGY INC.,
TALOS PRODUCTION LLC,
AIF VII (TALOS DC), LLC,
ANRP (TALOS DC), LLC,
AP OVERSEAS TALOS HOLDINGS (DC I), LLC,
AP OVERSEAS TALOS HOLDINGS (DC II), LLC,
AP OVERSEAS TALOS HOLDINGS (DC III), LLC,
AP OVERSEAS TALOS HOLDINGS (DC IV), LLC,
NEW TALOS SUB INC.,
RIVERSTONE V NON-U.S. TALOS CORP,
TALOS ENERGY OFFSHORE LLC,
TALOS ENERGY OPERATING GP LLC,
TALOS ENERGY OPERATING COMPANY LLC,
TALOS PRODUCTION FINANCE INC.,
TALOS ERT LLC,
CKB PETROLEUM, LLC,
TALOS ENERGY INTERNATIONAL LLC,
TALOS GULF COAST LLC,
TALOS GULF COAST ONSHORE LLC,
TALOS GULF COAST OFFSHORE LLC,
TALOS MANAGEMENT INTERMEDIARY LLC,
TALOS MANAGEMENT HOLDINGS LLC,
TALOS ENERGY LLC,
TALOS ENERGY PHOENIX LLC,
TALOS ENERGY HOLDINGS LLC,
TALOS ARGO INC.,
TALOS PETROLEUM LLC,
STONE ENERGY HOLDING, L.L.C., and
TALOS RESOURCES LLC,

By:
Name:	Michael L. Harding II
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Acknowledgement of and Consent to Intercreditor Agreement

EXHIBIT G TO

CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ACCEPTANCE1

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any participations in L/C Obligations or Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender under the Credit Agreement) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor: ____________________________

2.	Assignee: ____________________________

3.	Is Assignee a Lender/an Affiliate of a Lender/an “Approved Fund”/Is this an “assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans”?

Yes:    No:

Specify if “Yes”: ____________________________

[1]	To be used in the case of any sale, assignment or transfer by a Lender to an assignee other than Holdings, the Borrower or the Borrower’s Subsidiaries.

4.	Is Assignee an “Affiliated Lender”? Yes: No:

Specify if “Yes”: ____________________________

5.	Is Assignee an “Affiliated Institutional Lender”? Yes: No:

Specify if “Yes”: ____________________________

6.	Borrower: Talos Production LLC, a Delaware limited liability company (the “Borrower”).

7.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent, under the Credit Agreement.

8.	Credit Agreement: Credit Agreement, dated as of May 10, 2018 among Talos Energy Inc., the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto.

9.	Assigned Interest:

Commitments / Loan	Aggregate Amount of Commitments of all Lenders	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitments of all Lenders[2]
Commitments / Loans	$	$	%
[ ][3]	$	$	%

Effective Date: ______________, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[3]	[In the event any new Class of Commitments / Loans is established under Section 2.17 of the Credit Agreement, refer to the Class of Commitments / Loans assigned.]

10.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and Consented to:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender]

By:
Name:
Title:

[THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as an Issuing Bank]

By:
Name:
Title:

[NATIXIS, NEW YORK BRANCH, as an Issuing Bank]

By:
Name:
Title:

[INSERT NAME], as Issuing Bank

By:
Name:
Title:

[TALOS PRODUCTION LLC, as Borrower][4]

By:
Name:
Title:

[4]	Borrower’s consent shall not be required if an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement has occurred and is continuing.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, other than as to the matters set forth in this Section 1, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other person of any of their respective obligations under any Credit Document.

2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement [(subject to the limitations set forth in Section 13.6(h) of the Credit Agreement)],5 (ii) it is not Holdings, the Borrower, a Subsidiary of the Borrower, a natural person, an Ineligible Institution or a Defaulting Lender and otherwise satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1(a)-(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

[5]	Insert if Assignee is an Affiliated Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by fax or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

(Remainder of page intentionally left blank)

EXHIBIT H-1 TO

CREDIT AGREEMENT

FORM OF NOTE

_______________, _____

FOR VALUE RECEIVED, the undersigned, a Delaware limited liability company (the “Borrower”), hereby promises to pay to ________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan (other than Swingline Loans) from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 10, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, Talos Energy Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, and The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan (other than Swingline Loans) from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the ratable account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.8(c) of the Agreement. This Note is subject to mandatory prepayments and to voluntary prepayments and to all other terms and conditions as provided in the Agreement.

This Note is one of the promissory notes referred to in the Agreement and is entitled to the benefits thereof. This Note is also entitled to the benefits of the other Credit Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans (other than Swingline Loans) made by the Lender shall be evidenced by an account or accounts maintained by the Lender and by the Register and subaccounts maintained by the Administrative Agent in accordance with the Agreement. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans (other than Swingline Loans) and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

H-1-1

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The Remainder of this Page has been intentionally left blank]

H-1-2

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

TALOS PRODUCTION LLC

By:
Name:
Title:

H-1-3

LOANS (OTHER THAN SWINGLINE LOANS) AND

PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

H-1-4

EXHIBIT H-2 TO

CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

_____________, ____

FOR VALUE RECEIVED, the undersigned, a Delaware limited liability company (the “Borrower”), hereby promises to pay to JPMorgan Chase Bank, N.A., as Swingline Lender (in such capacity, the “Swingline Lender”) or its registered assigns, in accordance with the provisions of the Agreement (as hereinafter defined), the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the aggregate unpaid principal amount of all advances made by the Swingline Lender to the Borrower as Swingline Loans under that certain Credit Agreement, dated as of May 10, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, Talos Energy Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the ratable account of the Swingline Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.8(c) of the Agreement. This Swingline Note is subject to mandatory prepayments and to voluntary prepayments and to all other terms and conditions as provided in the Agreement.

This Swingline Note is one of the promissory notes referred to in the Agreement and is entitled to the benefits thereof. This Swingline Note is also entitled to the benefits of the other Credit Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by an account or accounts maintained by the Swingline Lender and by the Register and subaccounts maintained by the Administrative Agent in accordance with the Agreement. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

H-2-1

No failure to exercise and no delay in exercising, on the part of the Swingline Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Swingline Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Swingline Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Swingline Note is executed as of the date set forth above.

TALOS PRODUCTION LLC

By:
Name:
Title:

H-2-2

SWINGLINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

H-2-3

EXHIBIT I TO

CREDIT AGREEMENT

GLOBAL INTERCOMPANY NOTE

[    ]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature pages hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity as lender to the applicable Issuer, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in the currencies as shall be agreed upon from time to time, at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by the applicable Issuer and the applicable Holder.

With respect to any Issuer and any Holder between whom loans, advances or other credit extensions exist as of the date of this Note (such loans, advances or other credit extensions, “Existing Obligations”), (a) if any Existing Obligation is evidenced by a promissory note or other instrument or agreement in existence as of the date hereof (an “Existing Note”), it is agreed to between such Issuer and such Holder that the obligations under such Existing Note are hereafter to be evidenced by this Note and (b) it is agreed to between such Issuer and such Holder that the agreements in existence as of the date hereof with respect to any Existing Obligation (including agreements contained in any Existing Note) as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between such Issuer and such Holder.

Reference is hereby made to the Credit Agreement dated as of May 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Agent”) and the other parties party thereto. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the applicable Issuer or (y) any exercise of remedies (including the termination of the Commitments) pursuant to Section 11 of the Credit Agreement, the unpaid principal amount of all loans and advances evidenced by this note (the “Note”) shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. This Note is subject to the terms of the Credit Agreement, and shall be pledged by each applicable Holder that is Credit Party pursuant to the Collateral Agreement. The applicable Issuer hereby acknowledges and agrees that the Secured Parties may, pursuant to the Collateral Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note.

The indebtedness evidenced by this Note owed by any Issuer shall rank pari passu in right of payment with any other obligation of such Issuer, except as provided in the immediately succeeding sentence. The indebtedness evidenced by this Note owed by any Issuer that is a Credit Party to any Holder that is not a Credit Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations of the Borrower or such Issuer under the Credit Agreement and (ii) all other Indebtedness of the Borrower or such Issuer or any guaranty thereof (including, without limitation, the Senior Unsecured Notes) other than Indebtedness that by its terms expressly provides that it shall not be Senior Indebtedness hereunder (such Obligations and such Indebtedness and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than Indebtedness of such Issuer that is subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such Indebtedness being hereinafter referred to as “Restructured Debt”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Agent and the Lenders and the Agent and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Upon execution and delivery after the date hereof by the Borrower or any subsidiary of the Borrower of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(SEPARATE SIGNATURE PAGES TO BE ATTACHED)

EACH AS ISSUER AND HOLDER:

[__]

By:
Name:
Title:

[Signature Page to Global Intercompany Note]

EXHIBIT J TO

CREDIT AGREEMENT

[FORM OF] SOLVENCY CERTIFICATE

May 10, 2018

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 6(i) of the Credit Agreement, dated as of the date hereof by and among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as the Administrative Agent, Collateral Agent and Swingline Lender, and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate will have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The sum of the debt (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

J-1

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

TALOS PRODUCTION LLC

By:
Name:	[_______]
Title:	Chief Financial Officer

J-2

EXHIBIT K-1

TO CREDIT AGREEMENT

[FORM OF] NON-BANK TAX CERTIFICATE (For Foreign Lenders That Are Not

Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 864(d)(4) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

[Foreign Lender]

By:

Name:
Title:

[Address]

Dated: ___________________, 20[ ]

2

EXHIBIT K-2

TO CREDIT AGREEMENT

[FORM OF] NON-BANK TAX CERTIFICATE (For Foreign Lenders That Are Treated

As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c) of the Code, (iv) none of its direct or indirect partners/members is a “10- percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 864(d)(4) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

[Foreign Lender]

By:

Name:
Title:

[Address]

Dated_______________, 20[__]

EXHIBIT K-3

TO CREDIT AGREEMENT

[FORM OF] NON-BANK TAX CERTIFICATE (For Foreign Participants That Are Not

Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 864(d)(4) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

[Foreign Participant]

By:

Name
Title:

[Address]

Dated: _______________, 20[__]

EXHIBIT K-4 TO

CREDIT AGREEMENT

[FORM OF] NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 864(d)(4) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

K-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: _____________, 20[__]

K-4-2

EXHIBIT L TO

CREDIT AGREEMENT

[FORM OF] NOTICE OF CONVERSION OR CONTINUATION

JPMORGAN CHASE BANK, N.A.

712 Main Street

Houston, Texas 77002

Attention: Jo Linda Papadakis

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 10, 2018, among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.6 of the Credit Agreement of its request for the following:1

A.	a continuation, on ____________, ____, of LIBOR Loans in an aggregate outstanding principal amount of $__________ as LIBOR Loans having an Interest Period of ___ months[2];

B.	a conversion, on ____________, ____, of ABR Loans in an aggregate outstanding principal amount of $__________ to LIBOR Loans having an Interest Period of ___ months; or

C.	a conversion, on ____________, ____, of LIBOR Loans in an aggregate outstanding principal amount of $__________ to ABR Loans.

[signature page follows]

[1]	Date of Notice of Conversion or Continuation: prior to 1:00 p.m. (New York City time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans.
[2]	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement. If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

L-1

TALOS PRODUCTION LLC

By:
Name:
Title:

L-2

EXHIBIT M TO

CREDIT AGREEMENT

[FORM OF] PREPAYMENT NOTICE

JPMORGAN CHASE BANK, N.A.

712 Main Street

Houston, Texas 77002

Attention: Jo Linda Papadakis

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 10, 2018, among Talos Energy Inc., a Delaware corporation, Talos Production LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, JPMorgan Chase Bank, N.A., Natixis, New York Branch, The Toronto-Dominion Bank, New York Branch, as Issuing Banks, and the other Persons from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 5.1 of the Agreement, Borrower hereby gives notice of its intent to prepay [Loans] [Swingline Loans]1 on [ ]2 as follows:

LIBOR Loans to be prepaid: $__________

ABR Loans to be prepaid: $__________

Swingline Loans to be prepaid: $__________

In case of LIBOR Loans, the Borrowing to be prepaid: __________

[signature page follows]

[1]	Select as appropriate.
[2]	Date of Prepayment Notice: 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment.

M-1

TALOS PRODUCTION LLC

By:
Name:
Title:

M-2